Exhibit 10.1

[EXECUTION VERSION]

$1,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 3, 2017

among

BJ’S WHOLESALE CLUB, INC.,

as the Borrower,

BEACON HOLDING INC.,

as Holdings,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

THE OTHER LENDERS AND ISSUERS PARTY HERETO

BANK OF AMERICA, NATIONAL ASSOCIATION and DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents,

BMO HARRIS BANK N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION,

ING CAPITAL LLC,

TD BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

DEUTSCHE BANK SECURITIES INC.,

as Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners

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SECTION 12.28	Amendment and Restatement of Existing Credit Agreement	203

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Schedules

Schedule I	Commitment Schedule
Schedule II	Subsidiary Guarantors
Schedule 1.1A	Collateral Documents
Schedule 1.1D	Material Real Property
Schedule 1.1E	Credit Card Agreements
Schedule 1.1F	Existing Letters of Credit
Schedule 5.11(a)	ERISA Matters
Schedule 5.12	Subsidiaries
Schedule 8.12	Deposit Accounts
Schedule 9.1(b)	Existing Liens
Schedule 9.2(f)	Existing Investments
Schedule 9.3(b)	Existing Indebtedness
Schedule 9.8	Existing Affiliate Transactions
Schedule 9.9	Existing Burdensome Agreement
Schedule 12.8	Notice Addresses

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Revolving Credit Notes
Exhibit B-2	Form of Term Notes
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Swing Loan Request
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Notice of Conversion or Continuation
Exhibit G	[Reserved]
Exhibit H	Form of Guaranty Agreement
Exhibit I	Form of Security Agreement
Exhibit J	Form of Borrowing Base Certificate
Exhibit K	Form of Intercreditor Agreement
Exhibit L	Form of Intercompany Subordination Agreement
Exhibit M	Form of Solvency Certificate
Exhibit N	[Reserved]
Exhibit O	Form of Non-Bank Certificate
Exhibit P	Form of Compliance Certificate

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This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of February 3, 2017, among BJ’s WHOLESALE CLUB, INC., a Delaware corporation (the “Company” and the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents and each Lender (as such term is defined in Section 1.1 below) from time to time party hereto.

PRELIMINARY STATEMENTS

The Borrower has previously entered into that certain Credit Agreement, dated as of September 30, 2011, as amended by that certain First Amendment to Credit Agreement, dated as of September 26, 2012, as further amended by that certain Second Amendment to Credit Agreement and First Amendment to Security Agreement, Guaranty and Limited Recourse Guaranties, dated as of May 10, 2013, as further amended by that certain Third Amendment to Credit Agreement, dated as of November 18, 2013 (as otherwise modified and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”), by and among the Borrower, Holdings, the letter of credit issuers and lenders party thereto (the “Existing Lenders”) and the Administrative Agent, pursuant to which the Existing Lenders have made loans and other extensions of credit available to the Borrower.

The Borrower has requested certain modifications to the terms of the Existing Credit Agreement and the Administrative Agent and the Lenders have agreed to the requested modifications and the Lenders have indicated their willingness to lend, and the Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in Article 9 of the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“ACH” means automated clearing house transfers.

“Additional Revolving Credit Lender” has the meaning specified in Section 2.15.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted Eurocurrency Rate will be adjusted automatically as to all Eurocurrency Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each February, May, August and November, as applicable.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.8, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates or any entity acting as an Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent Parties” has the meaning specified in Section 12.8(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent and each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5.

“Aggregate Borrowing Base” means, at any time of calculation, an amount equal to the sum of the Borrowing Base and the Term Borrowing Base.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Outstandings” means, at any particular time, the sum of the Revolving Credit Outstandings at such time and the Term Outstandings at such time.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of the Saturday closest to each of January 31, 2016, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Company for the Fiscal Years then ended.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Margin” means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the following percentages per annum, as determined on each Adjustment Date based upon Average Historical Excess Availability for the immediately preceding three-month period:

Level	Average Historical Excess Availability	Eurocurrency Rate Revolving Loans, and Letter of Credit Fees (Standby Letters of Credit)	Base Rate Revolving Loans	Eurocurrency Rate Term Loan	Base Rate Term Loan	Letter of Credit Fees (Documentary Letters of Credit)
I	Greater than $500,000,000	1.50%	0.50%	3.00%	2.00%	0.750%
II	Less than or equal to $500,000,000 but greater than $350,000,000	1.75%	0.75%	3.25%	2.25%	0.875%
III	Less than or equal to $350,000,000	2.00%	1.00%	3.50%	2.50%	1.000%

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability for the immediately preceding three-month period as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date and the Administrative Agent shall use reasonable efforts to notify the Borrower promptly after such determination. Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Excess Availability shall become effective as of the Adjustment Date.

Notwithstanding the foregoing, during the period commencing on the Restatement Effective Date through the first Adjustment Date occurring thereafter, the Applicable Margin shall be the Applicable Margin set forth in Level I in the table above.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Restatement Effective Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loan at such time, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16, and (c) in respect of the aggregate of the Term Facility and the Revolving Facility with respect to any Lender at such time, the percentage (carried out to the ninth decimal place) of the aggregate Term Commitment (or, after the Restatement Effective Date, the aggregate outstanding Term Loans) and the aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the aggregate outstanding Revolving Loans, Swing Loans and Letters of Credit) represented by the sum of (i) such Lender’s Term Commitment at such time and thereafter, the principal amount of such Lender’s Term Loan at such time plus (ii) such Lender’s Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have been terminated, such Lender’s share of the outstanding Revolving Loans, Swing Loans and Letters of Credit. If the commitment of each Revolving Credit Lender to make Revolving Loans and the obligation of the Issuers to Issue Letters of Credit have been terminated pursuant to Section 10.2, or if the Aggregate Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Unused Commitment Fee Rate” means a percentage per annum equal to 0.25%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Account Bank” means a financial institution at which the Borrower or a Subsidiary Guarantor maintains an Approved Deposit Account.

“Approved Deposit Account” means each Deposit Account in respect of which the Borrower or a Subsidiary Guarantor shall have entered into a Deposit Account Control Agreement.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Securities Account” means each Securities Account in respect of which the Borrower or any Guarantor shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which the Borrower or a Guarantor maintains an Approved Securities Account.

“Arrangers” means Wells Fargo, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale Proceeds Pledged Account” means an account held at, and subject to the sole dominion and control of, the collateral agent under the First Lien Term Facility Credit Agreement, in which the proceeds from any Disposition of non-Current Asset Collateral is held pending reinvestment pursuant to the First Lien Term Facility Credit Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented (in reasonable detail) fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the sum of (a) the PACA Reserve, (b) the Term Loan Reserve, and (c) such other reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (i) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent reasonably determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Term Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder; provided that circumstances, conditions, events or contingencies existing or arising prior to the Effective Date and, in each case, disclosed in writing in any field examination or appraisal (including the Initial Inventory Appraisal) delivered to the Administrative Agent in connection herewith prior to the Effective Date shall not be the basis for any establishment of any such other reserves after the Effective Date (but, for the avoidance of doubt, shall be the basis for any establishment of any reserves on the Effective Date, which reserves may continue after the Effective Date), except (i) to the extent such circumstances, conditions, events or contingencies shall have changed in a material respect since the Effective Date, (ii) to reflect adjustments to such reserves as the result of the application of mathematical calculations with respect to an underlying component of such reserves in accordance with the methodology of calculation utilized to establish such reserve as of the Effective Date or (iii) with respect to reserves set forth below in clauses (3), (4), (5), (7), (8) and (11); and provided further, it is understood that certain of such reserves may be reflected as ineligible items in any Borrowing Base Certificate delivered in accordance herewith. Without limiting the generality of the foregoing, Availability Reserves may include reserves based on: (1) rent; provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrower’s and the Subsidiary Guarantors’ leased locations plus (y) one (1) month’s rent for all of the Borrower’s and the Subsidiary Guarantors’ leased locations (A) located in the states of Washington, Virginia, Pennsylvania and all other Landlord Lien States or (B) that are distribution centers or distribution warehouses, other than, in each case, such locations, distribution centers or distribution warehouses with respect to which the Administrative Agent has received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent; (2) outstanding taxes and other governmental charges, including real estate, personal property, and other taxes (other than sales taxes and ad valorem taxes which are referenced in clause (3)) which have, or with the passage of time or the taking of any action would have, priority over the interests of the Administrative Agent in the Current Asset Collateral; (3) sales tax, ad valorem tax and other similar taxes; (4) salaries, wages and benefits of employees of the Borrower and its Subsidiaries that could reasonably expected to be incurred in connection with a Liquidation, (5) Customer Credit Liabilities; (6) warehousemen’s or bailee’s charges and other Liens permitted under Section 9.1 which could reasonably be expected to have priority over the interests of the Administrative Agent in the Current Asset Collateral; (7) the Gas Station Disposal Reserve; (8) reserves in respect of self insured worker’s compensation, general liability, health and dental care insurance, disability insurance and other self funded insurances; (9) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (9) in respect of such Cash Management Obligations shall require the written consent of the Borrower; (10) reserves in respect of Obligations in respect of Secured Hedge Agreements, provided that, if such Obligations in respect of Secured Hedge Agreements shall constitute Specified Secured Hedge Obligations, then reserves of the type described in this clause (10) shall require the prior written consent of the Borrower; (11) the PASA Reserve, and (12) additional reserves in the Administrative Agent’s Permitted Discretion.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three month period immediately preceding such Adjustment Date.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Credit Outstandings (excluding any Revolving Credit Outstandings resulting from any outstanding Swing Loans) for the three month period immediately preceding such Adjustment Date (or, if less, the period from the Restatement Effective Date to such Adjustment Date), divided by the Aggregate Revolving Commitments at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banker’s Acceptance” has the meaning specified in Section 2.4(m).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate” and (c) the Adjusted Eurocurrency Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day), provided that, if such rate is below zero, the Base Rate shall be deemed to be zero. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Base Rate Revolving Loan” means any Revolving Loan during any period in which it bears interest based on the Base Rate.

“Base Rate Term Loan” means any portion of the Term Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement. “Borrower Materials” has the meaning specified in Section 7.2.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or a Swing Loan Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)    the face amount of Eligible Credit Card Receivables multiplied by the Revolving Credit Card Advance Rate; plus

(b)    the face amount of Eligible Accounts multiplied by the Revolving Eligible Accounts Advance Rate; plus

(c)    the Net Recovery Percentage of Eligible Inventory multiplied by the Revolving Inventory Advance Rate multiplied by the Cost of Eligible Inventory, net of Inventory Reserves attributable to Eligible Inventory; plus

(d)    100% of Qualified Cash; provided, that the amount of Qualified Cash included in the Borrowing Base shall not exceed an amount equal to 10% of the Borrowing Base (as calculated after giving effect to this clause (d)); minus

(e)    the then amount of all Availability Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.4, as adjusted to give effect to Reserves following such delivery; provided, that such Reserves shall not be established or changed except upon not less than three (3) Business Days’ written notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such written notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent, Customer Credit Liabilities and the Term Loan Reserve). The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Account, Eligible Credit Card Receivables, Eligible Inventory, Qualified Cash or any other Reserve then established.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit J.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office with respect to Obligations is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market.

“Capital Expenditures” means, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Loans pursuant to

Section 2.9(b) or the loans under the First Lien Term Facility or the Second Lien Term Facility, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (v) expenditures to the extent constituting any portion of a Permitted Acquisition, (vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to such sale-leaseback transaction or (viii) expenditures financed with the proceeds of an issuance of Equity Interests of the Borrower or a capital contribution to the Borrower or Indebtedness permitted to be incurred hereunder.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuer or the Swing Loan Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuer or Swing Loan Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case (a) in an amount and pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) the applicable Issuer or the Swing Loan Lender (as applicable) and (b) subject to the sole dominion and control of the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 10.0% of the Maximum Credit and (y)

$60,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 10.0% of the Maximum Credit and (y) $60,000,000, in each case, for thirty (30) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing; provided that (A) a Cash Dominion Period may not be deemed to have ended under this definition on more than three (3) occasions in any period of 365 consecutive days and (B) the expiration of any Cash Dominion Period in accordance with this definition shall not impair the commencement of any subsequent Cash Dominion Period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)    Dollars or Euros;

(b)    in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g)    marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k)    solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means, as of any date of determination, any Person that is a Lender or an Affiliate of a Lender on such date.

“Cash Management Obligations” means obligations owed by any Loan Party or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”. Any Cash Management Services provided by Wells Fargo and/or any of its Affiliates to any Loan Party or any Restricted Subsidiary shall, for so long as such Person is a Lender or an Affiliate of a Lender, be deemed to be Cash Management Obligations.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, supply-chain financing with respect to short-term payables and other cash management arrangements.

“Cash Receipts” shall have the meaning specified in Section 8.12.

“Cash Taxes” means, with respect to each Test Period, all taxes paid or payable in cash by the Borrower and its Restricted Subsidiaries during such period.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Effective Date of a law, rule, regulation or treaty adopted prior to the Effective Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the Effective Date and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a)    (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii)    at any time upon or after the consummation of a Qualifying IPO (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b)    any “Change of Control” (or any comparable term) in any document pertaining to the First Lien Term Facility, the Second Lien Term Facility or any Permitted Refinancing of any thereof; or

(c)    the Borrower ceases to be a direct Wholly-Owned Subsidiary of Holdings (or any successor of Holdings that (x) becomes the direct parent of the Borrower and owns no other direct Subsidiaries and (y) has expressly assumed (and is in compliance with) all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent).

“Class” (a) when used with respect to Commitments, refers to whether such Commitment is a Term Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment of a given Revolving Extension Series, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, Loans under a given Term Extension Series, Loans under Extended Revolving Credit Commitments of a given Revolving Extension Series and (c) when used with respect to Lenders, refers to whether such Lenders has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Co-Documentation Agent” means each of BMO Harris Bank N.A., Capital One, National Association, ING Capital LLC, TD Bank, N.A. and U.S. Bank National Association, as a co-documentation agent under this Agreement.

“Co-Investor” means any of (a) the assignees, if any, of the equity commitments of any Sponsor who become holders of Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) on the Effective Date in connection with the Acquisition and (b) the transferees, if any, that acquire, within one hundred and twenty (120) days of the Effective Date, any Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) held by any Sponsor as of the Effective Date.

“Co-Syndication Agent” means each of Bank of America, National Association and Deutsche Bank Securities Inc., as a co-syndication agent under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of any premises leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such premises, (iii) agrees to provide the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting field examinations, appraisals or Liquidation and (iv) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)    the Administrative Agent shall have received at the applicable time each Collateral Document required to be delivered pursuant to Section 4.1(a)(iv) or pursuant to

Section 8.11, Section 8.12, Section 8.13 or Section 8.15, duly executed by each Loan Party party thereto;

(b)    all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary, including those Subsidiaries that are listed on Schedule II hereto (each such guarantor, a “Guarantor”) and any Subsidiary of the Borrower that Guarantees any Indebtedness incurred by the Borrower (or is a co-borrower with the Borrower) pursuant to the First Lien Term Facility, the Second Lien Term Facility or any Junior Financing (or, in each case, any Permitted Refinancing thereof) shall be a Guarantor hereunder;

(c)    the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (subject only to non-consensual Liens permitted by Section 9.1 and Liens permitted under Section 9.1 (including under clause (w) and (x)) thereof) securing “Obligations” (as defined under the First Lien Term Facility Credit Agreement), “Obligations” (as defined under the Second Lien Term Facility Credit Agreement) or any Permitted Refinancing thereof (in each case, subject to the terms of the Intercreditor Agreement)) in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each directly owned Wholly- Owned Subsidiary that is a Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each Wholly-Owned Subsidiary that is a Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries and (B) each Wholly-Owned Subsidiary that is a Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor;

(d)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 9.1, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the UCC or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including, without limitation, accounts, accounts receivable, Inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreement;

(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.1D (it being acknowledged by the Administrative Agent that it has so received such Mortgage counterparts as of the Restatement Effective Date) or required to be delivered pursuant to Sections 8.11 and 8.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 9.1, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such surveys, abstracts and appraisals (if required under FIRREA), flood certifications under Regulation H of the Federal Reserve Board and such customary legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, provided that the Borrower will provide at least forty-five (45) days prior written notice to the Administrative Agent and the Lenders prior to delivering a Mortgage with respect to any Material Real Property and shall not execute and deliver any Mortgage with respect to any Material Real Property prior to written confirmation from the Administrative Agent and the Lenders of the completion of due diligence with respect to flood insurance requirements for such Material Real Property and receipt of evidence of compliance with flood insurance requirements set forth in the Loan Documents that is reasonably satisfactory thereto.

The foregoing definition shall not require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, Excluded Assets and any other particular assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets shall be excessive in view of the fair market value or the practical benefit thereof to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Restatement Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each Deposit Account Control Agreement, each of the mortgages, collateral assignments, the Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Section 4.1(a)(iv), Section 8.11, Section 8.12, Section 8.13 or Section 8.15, the Guaranty, each Collateral Access Agreement, the Intercreditor Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions this Agreement).

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit P and which certificate shall in any event be a certificate of a Responsible Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the most recently completed Test Period, and (c) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 7.1, of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b).

“Concentration Account” has the meaning specified in Section 8.12(c).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and any other Person in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense of the Borrower and its Restricted Subsidiaries (including the amortization of deferred financing fees or costs for such period) on a Consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period,

(a)    increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i)    provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of such Persons for such period deducted in computing Consolidated Net Income; plus

(ii)    (A) total interest expense of such Persons for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Persons for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(iv)    any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing Consolidated Net Income; plus

(v)    the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Effective Date or (B) the closing of any Stores or distribution centers after the Effective Date; provided that the aggregate amount of cash charges added pursuant to this clause (v) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v)); plus

(vi)    the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development after the Effective Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that the aggregate amount of all foregoing cash items added pursuant to this clause (vi) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vi)); plus

(vii)    any other non-cash expenses or charges including any write-offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash expenses or charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash expense or charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash expense or charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(viii)    the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus

(ix)    the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 9.8 and deducted in such period in computing Consolidated Net Income; plus

(x)    the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or reasonably expected to be taken no later than twelve (12) months after the end of such period (which net cost savings and synergies shall be subject to certification by a Responsible Officer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that

(A) such cost savings and synergies are reasonably identifiable and factually supportable and (C) the aggregate amount of cost savings and synergies added pursuant to this clause (x) for any Test Period shall not exceed, after the Effective Date, the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (x)); plus

(xi)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xii)    any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), plus

(xiii)    after the Restatement Effective Date, any fees, premiums, expenses or charges incurred or paid in connection with the Agreement and the Transactions (including the Restatement Effective Date Dividend), in each case, deducted in computing Consolidated Net Income.

(b)    decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i)    any non-cash gains increasing Consolidated Net Income of such Persons for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition); plus

(ii)    any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(iii)    the amount of cash payments made during such Test Period on account of any non-cash charge which was added back to the calculation of Consolidated EBITDA in any prior period pursuant to clause (a)(v) above solely to the extent that (A) the aggregate amount of such cash payments during such Test Period plus (B) the aggregate amount of cash charges added back pursuant to clause (a)(v) above during such Test Period exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (b)(iii)).

“Consolidated Net Cash Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, determined in accordance with GAAP, (a) total interest expense paid or payable in cash in such period (including that attributable to obligations with respect to Capitalized Leases in accordance with GAAP in effect on the Effective Date but excluding any imputed interest as a result of purchase accounting) of the Borrower and its Restricted Subsidiaries on a Consolidated basis and all commissions, discounts and other fees and charges owed with respect to Indebtedness of the Borrower and its Restricted Subsidiaries, but excluding (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) penalties and interest related to taxes minus (b) interest income of the Borrower and its Restricted Subsidiaries actually received in cash during such period. For purposes of the foregoing, interest expense of the Borrower and its Restricted Subsidiaries shall be determined after giving effect to any net payments made or received by such Persons with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)    any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges, shall be excluded; provided that the aggregate amount of cash losses excluded pursuant to this clause (a) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (a)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this clause (a) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this clause (a) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (a));

(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(c)    effects of adjustments (including the effect of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

provided that the aggregate amount of cash losses excluded pursuant to this clause (d) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (d)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this clause (d) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this clause (d) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (d))

(e)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(f)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(g)    [reserved];

(h)    (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded;

(i)    any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded; and

(l)    any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) unencumbered, unrestricted domestic cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on such date (which excludes Qualified Cash except to the extent of the outstanding principal amount of Revolving Loans at such time); provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Swap Contracts.

“Constituent Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s financial statements.

“Covenant Trigger Event” means that Excess Availability on any day is less than the greater of (i) $60,000,000 and (ii) 10% of the Maximum Credit. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is equal to or greater than the greater of (i) $60,000,000 and (ii) 10% of the Maximum Credit, in each case, for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The expiration of any Covenant Trigger Event in accordance with this definition shall not impair the commencement of any subsequent Covenant Trigger Event.

“Credit Card Agreements” means all agreements now or hereafter entered into by the Borrower or any Guarantor for the benefit of the Borrower or a Subsidiary Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 1.1E hereto.

“Credit Card Issuer” means any Person (other than the Borrower or a Guarantor) who issues or whose members issue credit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in a form reasonably satisfactory to the Administrative Agent, and which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to an Approved Deposit Account of all payments due from Credit Card Processors.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s or any Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extension” means each of the following: (a) a Borrowing and (b) any Letter of Credit Issuance.

“Cure Amount” has the meaning specified in Section 10.4(b).

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrower and each Subsidiary Guarantor entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits and customer rewards of the Borrower and each Subsidiary Guarantor, in each case, net of any dormancy reserves maintained by the Borrower and such Subsidiary Guarantor on its books and records in the ordinary course of business consistent with past practices.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations (other than the outstanding principal amount of Loans), the Base Rate, plus (i) the Applicable Margin, if any, applicable to Base Rate Term Loans, plus (ii) 2.00% per annum and (b) that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan (giving effect to Section 2.11) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent in its reasonable discretion, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one (1) Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, after the

Restatement Effective Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” under Article 9 of the UCC. All funds in such Deposit Accounts shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts, subject to the Security Agreement and the Intercreditor Agreement.

“Deposit Account Control Agreement” has the meaning specified in Section 8.12(a).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.5(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one-hundred eighty (180) days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitments and all outstanding Letters of Credit (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the

Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning set forth in Article 9 of the UCC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or a Guarantor in the ordinary course of its business.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 30, 2011.

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to the Borrower and each Subsidiary Guarantor, except to the extent that (determined without duplication):

(a)    such Account does not arise from the sale of goods or the performance of services by the Borrower or Subsidiary Guarantor in the ordinary course of its business;

(b)    (i) the Borrower’s or Subsidiary Guarantor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)    any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute;

(d)    such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)    an invoice, reasonably acceptable to the Administrative Agent in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account on or before the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Administrative Agent as Collateral;

(f)    such Account (i) is not owned by the Borrower or Subsidiary Guarantor or (ii) is not subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent) or (iii) is subject to any other Lien (other than (x) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h) and (bb) of Section 9.1 and (y) Liens permitted under Section 9.1 (including clauses (w) and (x)) thereof) securing the “Obligations” (as defined under the First Lien Term Facility Credit Agreement) and the “Obligations” (as defined under the Second Lien Term Facility Credit Agreement) (in each case, subject to the terms of the Intercreditor Agreement)) (the foregoing clauses (ii) and (iii) (other than in respect of the immediately foregoing clause (y)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(g)    such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of the Borrower or Subsidiary Guarantor or (ii) a natural person; provided that this clause (g) shall not exclude any Account of an Account Debtor solely on the basis that it is a portfolio company of any Sponsor;

(h)    such Account is the obligation of an Account Debtor that is any Governmental Authority;

(i)    Accounts subject to a partial payment plan;

(j)    the Borrower or Subsidiary Guarantor is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower but only to the extent of the potential offset;

(k)    the Account is not paid on or prior to ninety (90) days following the original invoice date;

(l)    the Account is not paid on or prior to sixty (60) days following the date on which such Account was due;

(m)    such Account is the obligation of an Account Debtor from whom 50% or more of the amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(n)    any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o)    such Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(p)    such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds the greater of (i) 25% of all Eligible Accounts and (ii) 15% of the Borrowing Base (but, in each case, only to the extent of such excess);

(q)    such Account is payable in any currency other than Dollars;

(r)    such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by the Borrower or Subsidiary Guarantor in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(s)    such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the Borrower or Subsidiary Guarantor to seek judicial enforcement in such state of payment of such Account, unless the Borrower or Subsidiary Guarantor has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t)    such Account was acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent and at the expense of the Borrower (without regard to, or counting against, any limitations on expense reimbursement or the number of Field Examinations that may be conducted during any period, as contained in Section 7.4), include a Field Examination, and the Administrative Agent is satisfied with the results thereof in its Permitted Discretion);

(u)    Account Debtor is subject to an event of the type described in Section 10.1(f);

(v)    such Account represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(w)    the Account Debtor is organized or has its principal offices or assets outside the United States, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent (which is issued by a bank reasonably acceptable to the Administrative Agent) and such letter of credit is subject to a first priority perfected Lien in favor of the Administrative Agent;

(x)    the Account Debtor shall have returned the merchandise purchased giving rise to such Account;

(y)    the portion, if any, of any Account that includes a billing for interest, fees or late charges; or

(z)    such Account constitutes a Credit Card Receivable.

Any Account which is not an Eligible Account shall nevertheless be part of the Collateral.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.2(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.2(b)(iii)).

“Eligible Credit Card Receivables” means, as to the Borrower and each Subsidiary Guarantor, Credit Card Receivables of such Person which satisfy the criteria set forth below:

(a)    such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Person in the ordinary course of the business of such Person;

(b)    such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)    such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)    the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)    such Credit Card Receivables (x) are owned by the Borrower or a Subsidiary Guarantor and such Person has a good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Administrative Agent), and (z) are not subject to any other Lien (other than (1) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h) and (bb) of Section 9.1 and (2) Liens permitted under Section 9.1 (including clauses (w) and (x) thereof) securing the “Obligations” (as defined under the First Lien Term Facility Credit Agreement) and the “Obligations” (as defined under the Second Lien Term Facility Credit Agreement) (in each case, subject to the terms of the Intercreditor Agreement)) (the foregoing clauses (y) and (z) (other than in respect of the immediately foregoing clause (2)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 10.1(f);

(i)    no event of default has occurred under the Credit Card Agreement of such Person with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Person;

(j)    the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)    to the extent required by Section 8.12(b), the Credit Card Receivables are subject to Credit Card Notifications;

(l)    the Credit Card Processor is organized and has its principal offices or assets within the United States or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m)    such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment;

(n)    the portion of such Credit Card Receivables that does not include a billing for interest, fees or late charges; and

(o)    in the case of a Credit Card Receivable due from a Credit Card Processor (other than Fifth Third Bank, American Express Travel Related Services Company, Inc. and Barclays Bank Delaware in the absence of a material adverse change in the creditworthiness of such Credit Card Processor), the Administrative Agent has not notified the Borrower that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected.

Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible Inventory” means, as to the Borrower and each Subsidiary Guarantor, Inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person but shall not include:

(a)    work-in-process;

(b)    raw materials;

(c)    spare parts for equipment;

(d)    packaging and shipping materials;

(e)    supplies used or consumed in such Person’s business;

(f)    Inventory located at premises owned and operated by a Person other than, and not leased by, the Borrower or any Subsidiary Guarantor, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g)    Inventory consisting of gasoline or diesel fuel;

(h)    bill and hold goods;

(i)    obsolete, unmerchantable, “seconds”, used, unfit for sale or slow moving Inventory;

(j)    Inventory (i) which is not subject to the first priority, valid and perfected security interest of the Administrative Agent, for and on behalf of itself and the Lenders (subject only to Liens permitted under having priority by operation of applicable Law over the Liens of the Administrative Agent) or (ii) which is subject to any other Lien (other than (x) Liens permitted hereunder pursuant to clauses (a), (c), (d), (h), (q) and (bb) of Section 9.1 and (y) Liens permitted under Section 9.1 (including clauses (w) and (x) thereof) securing the “Obligations” (as defined under the First Lien Term Facility Credit Agreement) and the “Obligations” (as defined under the Second Lien Term Facility Credit Agreement) (in each case, subject to the terms of the Intercreditor Agreement)) (the foregoing clauses (i) and (ii) (other than in respect of the immediately foregoing clause (y)) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(k)    damaged and/or defective Inventory;

(l)    returned Inventory which is not held for sale in the ordinary course of business;

(m)    Inventory purchased or sold on consignment;

(n)    Inventory acquired in a Permitted Acquisition, unless (i) such Inventory otherwise meets the requirements of Eligible Inventory and (ii) the Administrative Agent has completed or received, in any case at the expense of the Borrower (without regard to, or counting against, any limitations on expense reimbursement or the number of Field Examinations or Inventory Appraisals that may be conducted during any period, as contained in Section 7.4) (A) an Inventory Appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent, and established Inventory Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may require in its Permitted Discretion, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion (provided, it is agreed that so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition);

(o)    Inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good and valid title thereto;

(p)    Inventory that is not located in the United States (excluding territories or possessions of the United States);

(q)    custom items;

(r)    spare parts or promotional or marketing materials;

(s)    samples, labels, and other similar non-merchandise categories;

(t)    Inventory that is not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(u) Inventory that is not insured in compliance with this Agreement;

(v)    Inventory that has been sold but not yet delivered or as to which the Borrower has accepted a deposit;

(w)    Inventory that is subject to any licensing or royalty agreement (including those agreements regarding the use or ownership of IP Rights) with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement (but ineligibility shall be limited to the amount of such dispute);

(x)    In-Transit Inventory (whether or not financed with Letters of Credit issued hereunder); and

(y)    Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents.

Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Entitlement Holder” has the meaning given to such term in Article 8 of the UCC. “Entitlement Order” has the meaning given to such term in Article 8 of the UCC.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 or 303 of ERISA or Section 412, 430 or 4971 of the Code, is treated as a single employer within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, receipt of written notification by any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA; (d) the filing by the plan administrator under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303(i) of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means:

(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Administrative Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the Eurocurrency Rate Loan requested (whether as an initial Eurocurrency Rate Loan or as a continuation of a Eurocurrency Rate Loan or as a conversion of a Base Rate Loan to a Eurocurrency Rate Loan) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, the Eurocurrency Rate shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first date of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately

11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the rate per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum, as determined by the Administrative Agent, to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by major financial institutions reasonably satisfactory to the Administrative Agent and the Borrower in the London interbank market on such date of determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurocurrency Rate.

“Eurocurrency Rate Revolving Loan” means any Revolving Loan that bears interest at a rate based on clause (a) of the definition of Eurocurrency Rate.

“Eurocurrency Rate Term Loan” means any portion of the Term Loan that bears interest at a rate based on clause (a) of the definition of Eurocurrency Rate.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Credit Commitments at such time or (ii) the Borrowing Base as in effect at such time, minus (b) the aggregate Revolving Credit Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means, if and to the extent such Subsidiary is not a borrower or guarantor under the First Lien Term Facility or the Second Lien Term Facility, or any Permitted Refinancing thereof, (a) any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary, (c) any Domestic Subsidiary if substantially all of its assets consist of Equity Interests in one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any Subsidiary that is a special purpose securitization vehicle (or similar entity), (g) any Subsidiary that is a not-for-profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the

Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (i) each Unrestricted Subsidiary and (j) any Captive Insurance Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor or any Limited Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor or the Limited Recourse Guaranty of such Limited Guarantor, as applicable, of, or the grant by such Guarantor of a security interest to secure or the grant by such Limited Guarantor of a Mortgage to secure, such Swap Obligation (or any Guaranty or Limited Recourse Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or Limited Guarantor’s, as applicable, failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty or Limited Guaranty of such Guarantor or Limited Guarantor, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty of such Guarantor or the Limited Recourse Guaranty of such Limited Guarantor, as applicable, or the grant by such Guarantor of a security interest or the grant by such Limited Guarantor of a Mortgage, as applicable, is or becomes illegal.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements.

“Existing Facility” means the credit facilities set forth in the Existing Credit Agreement.

“Existing Lender” has the meaning set forth in the preliminary statements.

“Existing Letter of Credit” means any letter of credit or banker’s acceptance previously issued for the account of the Company or any Subsidiary Guarantor by Wells Fargo or Bank of America, N.A. (as the case may be) that is (a) outstanding on the Restatement Effective Date and (b) listed on Schedule 1.1F.

“Existing Revolver Tranche” has the meaning specified in Section 2.17(a).

“Existing Revolving Loans” means the outstanding “Revolving Loans” under and as defined in the Existing Credit Agreement.

“Existing Term Loan Facilities” means, collectively, (i) the credit facilities under that certain credit agreement dated as of the Effective Date evidencing a senior secured first lien term facility, among the Borrower, Holdings, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, as the same may be amended, restated, modified or supplemented and in effect immediately prior to the Restatement Effective Date (the “Existing First Lien Term Facility Credit Agreement”), and (ii) the credit facilities under that certain credit agreement dated as of the Effective Date evidencing a senior secured second lien term facility, among the Borrower, Holdings, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, as the same has been amended, restated, modified or supplemented and in effect immediately prior to the Restatement Effective Date (the “Existing Second Lien Term Facility Credit Agreement”).

“Existing Term Loans” means the outstanding “Term Loans” under and as defined in the Existing Credit Agreement.

“Existing Term Tranche” has the meaning specified in Section 2.18(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning specified in Section 2.18(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(b).

“Extending Term Lender” has the meaning specified in Section 2.18(b).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Restatement Effective Date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means that certain Fee Letter dated as of January 19, 2017, among the Borrower and Wells Fargo.

“Field Examination” has the meaning specified in Section 7.4(d).

“Financial Asset” has the meaning given to such term in Article 8 of the UCC.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 7.1(a) and 7.1(b).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Term Facility” means the credit facilities under the First Lien Term Facility Credit Agreement.

“First Lien Term Facility Administrative Agent” means Nomura Corporate Funding Americas, LLC, in its capacity as administrative agent and collateral agent under the First Lien Term Facility Credit Agreement, or any successor administrative agent and collateral agent under the First Lien Term Facility Credit Agreement.

“First Lien Term Facility Credit Agreement” means that certain credit agreement dated as of the Restatement Effective Date evidencing a senior secured first lien term facility, among the Borrower, Holdings, the lenders party thereto and Nomura Corporate Funding Americas, LLC, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“First Lien Term Facility Documentation” means the First Lien Term Facility Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“First Lien Term Facility Lenders” means the lenders from time to time party to the First Lien Term Facility Credit Agreement.

“Fiscal Month” means a fiscal month of any Fiscal Year. “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to January 31 in the following calendar year.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures paid or payable in cash during such period, minus (iii) Cash Taxes for such period, to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any Test Period, the sum, determined on a Consolidated basis in accordance with GAAP, of (a) Consolidated Net Cash Interest Expense for such period, plus (b) scheduled payments of principal on Indebtedness for borrowed money due and payable during such period.

“Foreign Lender” has the meaning specified in Section 3.1(b).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding Letter of Credit Obligations to the extent that such Defaulting Lender’s Applicable Revolving Credit Percentage of such outstanding Letter of Credit Obligations has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Loans to the extent that such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Loans has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gas Station Disposal Reserve” a reserve as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to costs that will need to be paid to close down gas stations of the Borrower and the Subsidiary Guarantors in compliance with applicable Environmental Laws, to the extent that such costs are reasonably expected to be incurred as a result of the closure of any such gas stations in connection with a Liquidation.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 12.2(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the

“primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”. For the avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Restricted Subsidiary shall be a Guarantor hereunder and thereunder for all purposes. On the Restatement Effective Date, the Guarantors are (a) Holdings, (b) BJME Operating Corp., a Massachusetts corporation, (c) BJNH Operating Co., LLC, a Delaware limited liability company, and (d) Natick Realty, Inc., a Maryland corporation.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit H, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.11 (it being understood, for the avoidance of doubt, that each Limited Recourse Guaranty shall not be a “Guaranty” hereunder).

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedge Bank” means, with respect to any Swap Contract, as of any date of determination, (a) any Person that is a Lender or an Affiliate of a Lender on such date, in their capacity as a counterparty to such Swap Contract or (b) any Person who (i) was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into and who is no longer a Lender or an Affiliate of a Lender, (ii) is, and at all times remains, in compliance with the provisions of Section 11.13(b)(i) and (iii) agrees in writing (x) that the Agents and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 10.3) and acknowledges that the Agents and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Obligations owing to it in respect of the Secured Hedge Agreements to which it is a party) and (y) to be bound by Section 11.13(b)(ii).

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“In-Transit Inventory” means Inventory located outside of the United States or in transit within or outside of the United States to the Borrower or any Subsidiary Guarantor from vendors and suppliers that has not yet been received into a distribution center or store of such Person.

“Incremental Amendment” has the meaning specified in Section 2.15.

“Incremental Availability” has the meaning specified in Section 2.15(a).

“Incremental Facility Effective Date” has the meaning specified in Section 2.15.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, and (B) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 12.4(a).

“Indemnitees” has the meaning specified in Section 12.4(a).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 12.19.

“Initial Inventory Appraisal” means that certain report prepared by Tiger Valuation Services for the Administrative Agent dated August 17, 2011.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Restricted Subsidiary of the Borrower, in substantially the form of Exhibit L.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Restatement Effective Date, among Holdings, the Borrower, the Administrative Agent, the First Lien Term Facility Administrative Agent and the Second Lien Term Facility Administrative Agent, substantially in the form attached as Exhibit K, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, or one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, nine or twelve months (or such period of less than one month (other than a period of one week) as may be consented to by each applicable Lender), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the applicable Scheduled Termination Date of the Class of Loans of which the Eurocurrency Rate Loan is a part.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued”, “issued”, “Issuing” and “Issuance” shall have a corresponding meaning.

“Issuer” means Wells Fargo, Bank of America, N.A. and each other Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer”, (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers (and in the case of any resignation, subject to and in accordance with Section 12.2(h)) and (c) with respect to any Existing Letter of Credit, Wells Fargo or Bank of America, N.A., as applicable.

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement (including any master agreement) and instrument entered into by an Issuer and the Borrower (or any of its Subsidiaries) or in favor of such Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means Wells Fargo, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., each in its capacity as a joint lead bookrunner under this Agreement.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Junior Financing” means any Indebtedness of a Loan Party (other than Holdings) that is unsecured or expressly subordinated to the Obligations (other than Indebtedness among the Borrower and its Restricted Subsidiaries) on subordination terms reasonably satisfactory to the Administrative Agent.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of applicable Law over the lien of the Administrative Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Scheduled Termination Date applicable to any Loan or any Commitment hereunder at such time, including the latest termination date of any Extended Revolving Credit Commitment or Extended Term Loan, as applicable, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Sublimit” has the meaning specified in Section 2.4(a)(iii).

“Leases” means, with respect to any Person, all of those leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender, the Revolving Credit Lenders, the Term Lenders and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Assumption or, in connection with a Revolving Commitment Increase, an Incremental Amendment or, in connection with an Extended Revolving Credit Commitment or an Extended Term Loan, a Revolving Extension Amendment or Term Extension Amendment, as applicable.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 and any Existing Letter of Credit. A Letter of Credit may be a Documentary Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Reimbursement Date or refinanced as a Revolving Loan.

“Letter of Credit Fee” has the meaning specified in Section 2.12(b).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit (including (x) any Letters of Credit issued for the account of any other Subsidiary of the Borrower and (y) in respect of Banker’s Acceptance issued by any Issuer for the account or benefit of the Borrower or any Subsidiary in connection with Letters of Credit), whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in clause (v) of the proviso to clause (a) of Section 2.4.

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Guarantor” means each Restricted Subsidiary that is a limited guarantor under a Limited Recourse Guaranty, in its capacity as limited guarantor thereunder. As of the Restatement Effective Date, the Limited Guarantors are Natick NH Hooksett Realty Corp., a New Hampshire corporation, Natick NJ Flemington Realty Corp., a New Jersey corporation, and Natick NJ 1993 Realty Corp., a New Jersey corporation.

“Limited Recourse Guaranty” means (a) each ABL Limited Recourse Guaranty, dated as of March 28, 2012, between the Restricted Subsidiary identified therein, as limited guarantor, and the Administrative Agent, and (b) each other limited recourse guaranty by a Restricted Subsidiary, as limited guarantor, in connection with Section 8.13.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any loan made by any Lender pursuant to this Agreement, including Swing Loans and any loans made in respect of any Revolving Commitment Increase.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) the Term Notes, (d) any Incremental Amendment, (e) any Revolving Extension

Amendment or Term Extension Amendment, (f) the Guaranty, (g) the Fee Letter, (h) each Letter of Credit Reimbursement Agreement, (i) the Collateral Documents, (j) the Issuer Documents and (k) each Borrowing Base Certificate.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders or the Administrative Agent under any Loan Document.

“Material Bank Accounts” has the meaning specified in Section 8.12.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been or are required to have been delivered pursuant to Section 7.1 or more than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive Fiscal Quarters ending as of the last day of such Fiscal Quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Sections 8.11, 8.12 and 8.13 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Indebtedness” means Indebtedness having an aggregate outstanding principal amount of $35,000,000 or more.

“Material Real Property” means any real property owned by the Borrower or any Loan Party (i) with a fair market value in excess of $5,000,000 and (ii) that is not located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maximum Credit” means, at any time, the lesser of (i) the Aggregate Revolving Credit Commitments in effect at such time plus the Outstanding Amount of the Term Loan at such time and (ii) the Aggregate Borrowing Base as in effect at such time.

“Maximum Rate” has the meaning specified in Section 12.27.

“Maximum Revolving Credit” means, at any time, the lesser of (i) the Aggregate Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as in effect at such time.

“Monthly Borrowing Base Certificate” shall have the meaning specified in Section 7.4(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 8.13(b)(ii) hereof.

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 8.11 or 8.13.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions or has any liability, or during the preceding five plan years has made or been obligated to make contributions or had any liability.

“Net Cash Proceeds” means

(a)    with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents, the First Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the First Lien Term Facility Documentation or the Second Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the Second Lien Term Facility Documentation), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition, (C) taxes or distributions made pursuant to Section 9.6(g)(i) and Section 9.6(g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b)    (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent appraisal of Inventory received by the Administrative Agent in accordance with Section 7.4, in each case, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal. The Net Recovery Percentage for any category of Inventory used in determining the Borrowing Base shall be based on the applicable percentage in the most recent appraisal conducted as set forth in Section 7.4, as applicable.

“New Revolving Commitment Lender” has the meaning specified in Section 2.17(c).

“New Term Lender” has the meaning specified in Section 2.18(c).

“Non-Bank Certificate” has the meaning specified in Section 3.1(b).

“Non-Consenting Lender” has the meaning specified in Section 3.7.

“Non-Core Business Segment” means any business segment or separate department of the Borrower and its Restricted Subsidiaries which represented less than 5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of the Fiscal Year immediately prior to the date of such calculation.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11(a).

“Notice of Intent to Cure” has the meaning specified in Section 7.2.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, and expenses are allowed claims in such proceeding, (b) obligations arising under any Secured Hedge Agreement (excluding any Excluded Swap Obligations), and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit reimbursement obligations (including in respect of Banker’s Acceptances issued by any Issuer for the account or benefit of the Borrower or any Subsidiary in connection with Letters of

Credit), charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” has the meaning specified in Section 5.18.

“OID” means original issue discount.

“Other Taxes” has the meaning specified in Section 3.1.

“Outstanding Amount” means (a) with respect to the Term Loan, Revolving Loans and Swing Loans on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of Letter of Credit Obligations as a Revolving Loan), the Term Loan and Swing Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the amount of such Letter of Credit Obligations on such date after giving effect to any related extension of any Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Letter of Credit Obligations (including any refinancing of outstanding Letter of Credit Obligations under related Letters of Credit or related extensions of any Letters of Credit as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, an Issuer, or the Swing Loan Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“PACA Reserve” means all amounts owed from time to time by the Borrower or any Subsidiary Guarantor to any Person on account of the purchase price or other amounts owed in respect of agricultural products or any services related to the foregoing and subject to PACA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable agricultural products (such lien, a “PACA Super Priority Lien”) in accordance with PACA and (ii) the Administrative Agent determines in its Permitted Discretion that such PACA Super Priority Lien would have priority over the Administrative Agent’s Lien in such agricultural products to the extent constituting Current Asset Collateral.

“PACA” means the Perishable Agricultural Commodities Act, 1930.

“PASA” means the Packers and Stockyards Act, 1921.

“PASA Reserve” means all amounts owed from time to time by the Borrower or any Subsidiary Guarantor to any Person on account of the purchase price or other amounts owed in respect of livestock, livestock products, poultry, poultry products, other meat and meat products, or any services related to the foregoing and subject to PASA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable livestock, livestock products, poultry, poultry products, other meat and meat products (such lien, a “PASA Super Priority Lien”) in accordance with

PASA and (ii) the Administrative Agent determines in its Permitted Discretion that such PASA Super Priority Lien would have priority over the Administrative Agent’s Lien in such livestock, livestock products, poultry, poultry products, other meat and meat products to the extent constituting Current Asset Collateral.

“Participant” has the meaning specified in Section 12.2(d).

“Participant Register” has the meaning specified in Section 12.2(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Conditions” means, at any time of determination, that (a) no Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than 12.5% of the Maximum Credit and (c) solely to the extent Excess Availability, as calculated pursuant to clause (b) above, shall be less than 20.0% of the Maximum Credit, the Fixed Charge Coverage Ratio as of the end of the most recent period of twelve consecutive Fiscal Months of the Borrower ended on or prior to such time (taken as one accounting period) shall be greater than or equal to 1.00 to 1.00 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, and, in each case, the Borrower shall have delivered, in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and, to the extent applicable, (c) have been satisfied.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions or had any obligation to contribute in the preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a Store or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition:

(i)    the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be

Guarantors and shall have complied with the requirements of Section 8.11 and 8.12, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement, subject to the limit in clause (iv) below);

(ii)    the Borrower shall have delivered to the Administrative Agent (and the Borrower shall have used commercially reasonable efforts to deliver no later than five (5) Business Days before the date on which any such purchase or other acquisition is consummated), on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(iii)    the acquired property, assets, business or Person is in a business permitted under Section 9.7;

(iv)    except with respect to Domestic Subsidiaries up to an acquisition amount not to exceed $50,000,000 in the aggregate for all such Domestic Subsidiaries, to the extent such Investments are made in Persons that do not become Loan Parties, the RP Conditions shall have been satisfied; and

(v)    the Borrower is in compliance, on a pro forma basis after giving effect to such transaction, with the Payment Conditions.

“Permitted Discretion” means a determination made by the Administrative Agent in good faith in the exercise of its reasonable (from the perspective of an asset-based lender) business judgment.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower (in which case the Net Cash Proceeds have been received by the Borrower as cash common equity), in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors, provided that for purposes of the definition of “Change of Control”, (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 33.33% of the ordinary voting power of all Equity Interests collectively held by the Sponsors, the Management Stockholders and the Co-Investors and the Sponsors hold voting power equal to less than 66.67% of the ordinary voting power of all such Equity Interest, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(b) and (e), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 9.3(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (x) such modification, refinancing, refunding, replacement, renewal or extension is either unsecured or is not secured by any Liens that do not also secure the Obligations and (y) to the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended, (iii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness, taken as a whole, are not more restrictive with respect to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in good faith, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (iv) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness, (e) in the case of any Permitted Refinancing in respect of the First Lien Term Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement) and (f) in the case of any Permitted Refinancing in respect of the Second Lien Term Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 7.2.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.8.

“Proceeds” has the meaning given to such term in Article 9 of the UCC.

“Projections” shall have the meaning specified in Section 7.1(d).

“Protective Advances” means an overadvance made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)    is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties and/or the Loan Parties; or

(b)    is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)    is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)    together with all other Protective Advances then outstanding, shall not (i) exceed five percent (5%) of the Aggregate Borrowing Base at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree.

“Public Lender” has the meaning specified in Section 7.2.

“Qualified Cash” means unrestricted cash or Cash Equivalents of the Borrower or any Subsidiary Guarantor that are subject to the valid, enforceable and first priority perfected security interest of, and subject to the sole and exclusive control of, the Administrative Agent in a Qualified Cash Securities Account, and which cash and Cash Equivalents are not subject to any other Lien, claim or interest (other than (A) Liens permitted hereunder pursuant to clauses (c), (d) or (h) of Section 9.1, (B) Liens permitted under Section 9.1 (including clauses (w)and (x) thereof) securing the Obligations (as defined under the First Lien Term Facility Credit Agreement) and the Obligations (as defined under the Second Lien Term Facility Credit Agreement) (subject, in each case, to the terms of the Intercreditor Agreement), (C) any other Lien having priority by operation of applicable Law over the Liens of the Administrative Agent, or (D) customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository; provided that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to any lienholder in respect of the Liens referred to in the foregoing clauses (A), (C) and (D), and the Borrower shall provide such information with respect to such obligations as the Administrative Agent may from time to time reasonably request).

“Qualified Cash Securities Account” means any Approved Securities Account with a Lender or an Affiliate of a Lender and that is under the sole and exclusive control (subject to Section 8.12(h)) of the Administrative Agent, including without limitation, under which the Administrative Agent is the sole Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party or Limited Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or Limited Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided further that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the most recent Fiscal Quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Restatement Effective Date.

“Ratable Portion”, “Pro Rata Share”, “ratable share” or (other than in the expression “equally and ratably”) “ratably” means, (a) with respect to any Revolving Lender, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Class of such Revolving Lender by (ii) the aggregate Revolving Credit Commitments of all Revolving Lenders of such Class (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings of such Class owing to such Revolving Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Revolving Lenders of such Class), (b) with respect to any Term Lender, the percentage obtained by dividing (i) the Term Commitment of such Class of such Term Lender by (ii) the aggregate Term Commitments of all Term Lenders of such Class (or, at any time after the after the Restatement Effective Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Term Outstandings of such Class owing to such Term Lender by the aggregate outstanding principal balance of the Term Outstandings owing to all Term Lenders of such Class) and (c) with respect of the aggregate of the Term Facility and the Revolving Facility with respect to any Lender, the percentage obtained by dividing (i) the aggregate of the Revolving Credit Commitment of such Lender and the Term Commitment (or, after the Restatement Effective Date, the outstanding Term Loans) of such Lender by (ii) the sum of the aggregate Revolving Credit Commitments of all Lenders and the

aggregate Term Commitment (or, after the Restatement Effective Date, the aggregate outstanding Term Loans) of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Credit Exposure owing to such Lender and the outstanding Term Loans owing to such Lender by (ii) the aggregate outstanding principal balance of the Revolving Credit Outstandings and the aggregate outstanding Term Loans owing to all Lenders).

“Register” has the meaning specified in Section 12.2(c).

“Reimbursement Date” has the meaning specified in Section 2.4(h).

“Reimbursement Obligations” means, as and when matured, the obligation of any Loan Party to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Loan Party to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Released Mortgage Properties” means real properties located in Connecticut and Maryland with respect to which the Borrower and its Restricted Subsidiaries had delivered a mortgage under the Existing Credit Agreement.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043 of ERISA or the regulations issued thereunder, other than events for which the applicable notice period has been waived.

“Requisite Class Lenders” shall mean, with respect to any Class on any date of determination, Lenders having more than 50% of the aggregate outstanding amount of the commitments of such Class or, after the commitments with respect to such Class have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Loans, and if applicable to such Class, the outstanding Letters of Credit Obligations of, such Class; provided that the unused commitment of, and the portion of the Loans and outstanding Letters of Credit Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Class Lenders.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the aggregate of the Revolving Credit Commitments and the Outstanding Amount of the Term Loan or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate of the Revolving Credit Outstandings and the Outstanding Amount of the Term Loans (in either case, such 50% amount being referred to as the “Requisite Amount”); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Reserves” means any Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, senior vice president, senior vice president (finance), treasurer or assistant treasurer, manager of treasury activities or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Restatement Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restatement Effective Date” has the meaning specified in Section 4.1.

“Restatement Effective Date Dividend” means (a) a one-time cash Restricted Payment by the Borrower to Holdings in an aggregate amount not to exceed $803,000,000 and (b) one or more Restricted Payments by Holdings to the holders of its Equity Interests with the proceeds of the Restricted Payment from the Borrower pursuant to clause (a), in each case not later than the date that is twenty (20) days after the Restatement Effective Date.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning specified in Section 2.15.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.15.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Revolving Credit Card Advance Rate” means 90%.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings expressed as an amount in Dollars representing the maximum principal amount of the Revolving Loans to be made by such Revolving Credit Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, (ii) a Revolving Commitment Increase, or (iii) a Revolving Extension Amendment. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption, Incremental Amendment or Revolving Extension Amendment, in each case executed by such Revolving Credit Lender.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of the Letter of Credit Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.

“Revolving Credit Facility” means, at any time, the Aggregate Revolving Credit Commitments at such time. The amount of the Revolving Credit Facility as of the Restatement Effective Date is $950,000,000.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit or Swing Loan.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans of a given Class owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 10.2.

“Revolving Eligible Accounts Advance Rate” means 90%.

“Revolving Extension Amendment” has the meaning specified in Section 2.17(d).

“Revolving Extension Request” has the meaning specified in Section 2.17(a).

“Revolving Extension Series” has the meaning specified in Section 2.17(f).

“Revolving Inventory Advance Rate” means 90%.

“Revolving Loan” has the meaning specified in Section 2.1(a)(i) and shall include all Existing Revolving Loans.

“RP Conditions” means, at any time of determination, that (a) no Event of Default exists or would arise as a result of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment and projected for the succeeding six (6) months following such Specified Payment, Excess Availability shall be greater than 15.0% of the Maximum Credit, and (c) solely to the extent Excess Availability, as calculated pursuant to clause (b) above, shall be less than 20.0% of the Maximum Credit, the Fixed Charge Coverage Ratio as of the end of the most recent period of twelve consecutive Fiscal Months of the Borrower ended on or prior to such time (taken as one accounting period) shall be greater than or equal to 1.00 to 1.00 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, and, in each case, the Borrower shall have delivered, in accordance with Section 7.2(f) hereof, to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and, to the extent applicable, (c) have been satisfied.

“S&P” means Standard & Poor’s Rating Services and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Scheduled Termination Date” means February 3, 2022, as may be extended pursuant to Section 12.1(b), Section 2.17 or Section 2.18 hereof; provided that if such day is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Term Facility” means the credit facilities under the Second Lien Term Facility Credit Agreement.

“Second Lien Term Facility Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the Second Lien Term Facility Credit Agreement, or any successor administrative agent and collateral agent under the Second Lien Term Facility Credit Agreement.

“Second Lien Term Facility Credit Agreement” means that certain credit agreement dated as of the Restatement Effective Date evidencing a senior secured second lien term facility, among the Borrower, Holdings, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Second Lien Term Facility Documentation” means the Second Lien Term Facility Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Second Lien Term Facility Lenders” means the lenders from time to time party to the Second Lien Term Facility Credit Agreement.

“Secured Cash Management Agreement” means any agreement in respect of or in connection with Cash Management Obligations that is entered into by and between any Loan Party or Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 9.3(f) that is either (a) provided to, or arranged for, any Loan Party or any Restricted Subsidiary by Wells Fargo and/or any of its respective Affiliates (or any assignee of any such Person) or (b) entered into by and between any Loan Party or any Restricted Subsidiary and any other Hedge Bank and, in the case of this clause (b), designated in writing by such Hedge Bank and the Borrower to, and acknowledged in writing by, the Administrative Agent as a “Secured Hedge Agreement” (such designation in writing by such Hedge Bank and the Borrower (or any subsequent written notice by such Hedge Bank to the Administrative Agent) may further designate any Obligations under such Secured Hedge Agreement as being “Specified Secured Hedge Obligations” as defined under this Agreement); provided that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Hedge Agreement.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, each Hedge Bank, each Cash Management Bank and each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5.

“Securities Account” means all securities accounts of any Loan Party, including “securities accounts” within the meaning given to such term in Article 8 of the UCC.

“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any Equity Interest, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit I, together with each Security Agreement Supplement executed and delivered pursuant to Section 8.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Borrower and its Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Borrower’s most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current books and records of the Borrower and its Subsidiaries or estimated by the Borrower for purposes of computing the Borrowing Base).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 12.2(g).

“Specified Event of Default” means any Event of Default (a) of the type described in Section 10.1(a), 10.1(b)(i)(A), 10.1(b)(i)(B), 10.1(b)(ii), 10.1(b)(iii), 10.1(c) (solely in respect of any breach of Section 8.12), 10.1(d) (with respect to any Borrowing Base Certificate) or, solely with respect to the Borrower, 10.1(f).

“Specified Payment” means any Investment, incurrence of Indebtedness, Restricted Payment or payment made pursuant to Section 9.12 that in each case is subject to the satisfaction of the Payment Conditions or the RP Conditions.

“Specified Secured Hedge Obligations” means Obligations under any Secured Hedge Agreement which provides by its terms that such Obligations shall only be payable pursuant to Section 10.3 pursuant to clause “Eleventh” thereof. Any applicable Hedge Bank may designate or cancel such designation of Obligations under any applicable Secured Hedge Agreement as “Specified Secured Hedge Obligations” by delivering notice in writing to the Administrative Agent of such designation or cancellation of designation.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means collectively Leonard Green & Partners, L.P. and CVC Capital Partners Advisory (U.S.), Inc. (for so long as Leonard Green & Partners, L.P., CVC Capital Partners Advisory (U.S.), Inc. or any of its Affiliates retains control of the voting power thereof) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the management services agreement by and among Leonard Green & Partners, L.P. and CVC Capital Partners Advisory (U.S.), Inc. or certain of the management companies associated with either of them or their advisors and the Borrower, as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Statutory Reserve Rate” means, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States with respect to eurodollar fundings. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store or retail warehouse (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Store Accounts” means Deposit Accounts established for the purposes of receiving retail warehouse receipts from a retail warehouse location of a Loan Party.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 9.4(d).

“Successor Holdings” has the meaning specified in Section 9.4(e).

“Supermajority Amount” has the meaning given to such term in the definition of “Supermajority Lenders”.

“Supermajority Lenders” means, collectively, Lenders having more than 66.67% of the aggregate of the Revolving Credit Commitments and the Outstanding Amount of the Term Loan or, after the Revolving Credit Termination Date, more than 66.67% of the aggregate of the Revolving Credit Outstandings and the Outstanding Amount of the Term Loans (in either case, such 66.67% amount being referred to as the “Supermajority Amount”); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor or Limited Guarantor, as applicable, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Swing Loan Lender” means Wells Fargo in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Loans.

“Swing Loan Request” has the meaning specified in Section 2.3(b).

“Swing Loan Sublimit” means the lesser of (a) $75,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” has the meaning specified in Section 3.1(a).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period. All Term Borrowings shall be denominated in Dollars.

“Term Borrowing Base” means, at any time of calculation, an amount equal to:

(a)    the face amount of Eligible Credit Card Receivables multiplied by the Term Credit Card Advance Rate; plus

(b)    the face amount of Eligible Accounts multiplied by the Term Eligible Accounts Advance Rate; plus

(c)    the Net Recovery Percentage of Eligible Inventory multiplied by the Term Inventory Advance Rate multiplied by the Cost of Eligible Inventory, net of Inventory Reserves attributable to Eligible Inventory; minus

(d)    the then amount of all Availability Reserves taken in respect of the Term Borrowing Base.

The Term Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.4, as adjusted to give effect to Reserves following such delivery; provided, that the establishment of, or change to, such Reserves shall not be effective until the date that the Administrative Agent has provided written notice to the Borrower of such establishment of, or change to, such Reserves; provided further that no such written notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent, Customer Credit Liabilities and the Term Loan Reserve). The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Account, Eligible Credit Card Receivables, Eligible Inventory, Qualified Cash or any other Reserve then established.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans on the Restatement Effective Date and to continue its Existing Term Loans under the Existing Credit Agreement to be Term Loans under this Agreement on the Restatement Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule I under the caption “Term Commitment”.

“Term Credit Card Advance Rate” means 5%.

“Term Eligible Accounts Advance Rate” means 5%.

“Term Extension Amendment” has the meaning specified in Section 2.18(d).

“Term Extension Request” has the meaning specified in Section 2.18(a).

“Term Extension Series” has the meaning specified in Section 2.18(f).

“Term Facility” means, at any time, (a) on the Restatement Effective Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time. As of the Restatement Effective Date, the amount of the Term Facility is $50,000,000.

“Term Inventory Advance Rate” means 5%.

“Term Lender” means (a) on the Restatement Effective Date, any Lender that has a Term Commitment and/or Existing Term Loan at such time and (b) at any time after the Restatement Effective Date, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Reserve” means a reserve established by the Administrative Agent equal to the amount by which the Outstanding Amount of the Term Loan exceeds the Term Borrowing Base.

“Term Loan Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the prepayment of all Term Loans pursuant to Section 2.8 and (c) the date on which the Obligations become due and payable pursuant to Section 10.2.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans of a given Class owing to such Lender.

“Term Outstandings” means, at any particular time, the principal amount of Term Loans outstanding at such time.

“Test Period” in effect at any time means either (x) the most recent period of four consecutive Fiscal Quarters or, as applicable, (y) the most recent period of twelve consecutive Fiscal Months of the Borrower ended on or prior to such time (taken as one accounting period). A Test Period may be designated by reference to the last day thereof (i.e., the “January 28, 2012 Test Period” refers to the period of four consecutive Fiscal Quarters or, as applicable, twelve consecutive Fiscal Months, of the Borrower ended January 28, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 7.1(a) or 7.1(b).

“Total Leverage Ratio” means, with respect to any Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b), the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction” means, collectively, (a) the execution and delivery of the First Lien Term Facility Credit Agreement and the Second Lien Term Facility Credit Agreement and the funding of the loans under each of the First Lien Term Facility and the Second Lien Term Facility on the Restatement Effective Date, (b) the execution and delivery of this Agreement and the funding of the Loans on the Restatement Effective Date, if any, (c) the repayment and cancellation of the Existing First Lien Term Facility Credit Agreement and the Existing Second Lien Term Facility Credit Agreement on the Restatement Effective Date, (d) the making of Restatement Effective Date Dividend; (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial

Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.3 subsequent to the Restatement Effective Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 8.3 or ceases to be a Subsidiary of the Borrower.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“Updated Inventory Appraisal” has the meaning specified in Section 7.4.

“U.S. Lender” has the meaning specified in Section 3.1.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weekly Monitoring Event” means (a) a Specified Event of Default has occurred and is continuing or (b) the Borrower has failed to maintain, for five (5) consecutive Business Days, Excess Availability of the greater of (i) $60,000,000 and (ii) 12.5% of the Maximum Credit; provided that a Weekly Monitoring Event shall be deemed continuing until the date on which, as applicable, in the case of the foregoing clause (a), such Specified Event of Default is cured or waived in accordance with Section 12.1, or, in the case of the foregoing clause (b), Excess Availability has been greater than or equal to the greater of (i) $60,000,000 and (ii) 12.5% of the Maximum Credit, in each case under clauses (i) and (ii), for at least thirty (30) consecutive days.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” of a Person means a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)    References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears,

(iii)    The term “including” is by way of example and not limitation, subject, in the case of computations of time periods, to clause (d) below,

(iv)     The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and

(v)     Unless otherwise expressly indicated herein, the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)     The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(d)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(e)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.4 Rounding.

Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 [Reserved].

SECTION 1.6 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all appendices, exhibits and schedules thereto and all subsequent amendments, restatements, extensions, supplements and other modifications thereto (but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document); and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.7 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Pro Forma Calculations.

(a)    Notwithstanding anything to the contrary herein, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.8; provided that, notwithstanding anything to the contrary in this Section 1.8, when calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 6.1, the events described in this Section 1.8 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    For purposes of calculating the Total Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (with respect to the calculation of the Fixed Charge Coverage Ratio) or the last day of the applicable Test Period (with respect to calculation of the Total Leverage Ratio), as applicable. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.8, then the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.8.

(c)    In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio and the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (with respect to calculation of the Total Leverage Ratio) or the first day of the applicable Test Period (with respect to the calculation of the Fixed Charge Coverage Ratio), as applicable.

(d)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or reasonably expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period, (D) such cost savings and synergies are reasonably acceptable to the Administrative Agent and (E) the aggregate amount of cost savings and synergies added pursuant to this clause (d) for any such period after the Effective Date shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)).

(e)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

SECTION 1.9 Currency Equivalents Generally.

(a)    For purposes of determining compliance with Sections 9.1, 9.2 and 9.3 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)    For purposes of determining the Total Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE II

THE FACILITY

SECTION 2.1 The Commitments.

(a)    The Revolving Credit Commitments.

(i)    On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Restatement Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall (A) any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Maximum Revolving Credit and (B) the amount of the Revolving Credit Outstandings plus the Term Outstandings exceed the Maximum Credit. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.1(a)(i). All Existing Revolving Loans shall be deemed to have been made pursuant hereto, and from and after the Restatement Effective Date, all Existing Revolving Loans shall continue as Revolving Loans hereunder.

(ii)    Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.2), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans to the Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Borrowing Base; provided that the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(a)(iii).

(iii)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(b)    The Term Commitment; Existing Term Loans. On the terms and subject to the conditions contained in this Agreement, the Existing Term Loans shall be deemed to have been made pursuant hereto and, from and after the Restatement Effective Date, continue as a single loan made by each Term Lender denominated in Dollars (each, a “Term Loan”) to the Borrower in an amount equal to such Term Lender’s Term Commitment; provided, however, that at no time shall the sum of the amount of the Revolving Credit Outstandings plus the Term Outstandings exceed the Maximum Credit. The Term Borrowing on the Restatement Effective Date shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitment. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

SECTION 2.2 Borrowing Procedures.

(a)    Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 11:00 a.m. on the same Business Day, in the case of a Borrowing of Base Rate Loans, or (ii) 12:00 noon three (3) Business Days, in the case of a Borrowing of Eurocurrency Rate Loans, in each case prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, which shall be a Business Day, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, (D) the initial Interest Period or Interest Periods for any Eurocurrency Rate Loans, (E) the Class of such proposed Borrowing, and (F) with respect to any Borrowing the proceeds of which will be used to fund a Restricted Payment subject to the satisfaction of the RP Conditions, an additional solvency representation and warranty of the Borrower and its Subsidiaries (taken as a whole) after giving effect to such Borrowing and the use of proceeds thereof. The Loans shall be made as Base Rate Loans, unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Each Borrowing shall be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(b)    The Administrative Agent shall give to each Appropriate Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing, and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 12.8, in Same Day Funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 12.1) (i) on the Restatement Effective Date, of the applicable conditions set forth in Section 4.1 and (ii) at any time (including the Restatement Effective Date), of the applicable conditions set forth in Section 4.2, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower as promptly as reasonably practicable.

(c)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)    The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Revolving Extension Amendment and/or a Term Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.2(e) shall increase by three (3) Interest Periods for each applicable Class so established.

SECTION 2.3 Swing Loans.

(a)    On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make loans (each, a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Restatement Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall (A) the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Revolving Credit or (B) the amount of the Revolving Credit Outstandings (after giving effect to such Swing Loan) plus the Term Outstandings exceed the Maximum Credit; provided further that in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent; provided further that the Swing Loan Lender shall not be required to make any Swing Loan to the extent that such Swing Loan Lender reasonably believes that any Revolving Credit Lender is a Defaulting Lender, unless after giving effect to the requested Swing Loans, there would exist no Fronting Exposure (in the good faith determination of the Swing Loan Lender). Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven (7) days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date

(without giving effect to any extensions of the type referred to in the proviso to Section 12.1(b) hereof). Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)    In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D, setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower as promptly as reasonably practicable on the date set forth in the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan (other than a Protective Advance) in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 4.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.2 have been satisfied in connection with the making of any Swing Loan.

(c)    The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(d)    The Administrative Agent shall forward each demand referred to in clause (c) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.2 and 2.1 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in Same Day Funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrower in the amount of such payment. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.

(e)    Upon the occurrence of a Default under Section 10.1(f), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (d) above, in Same Day Funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(f)    From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (d) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (e) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (d) or (e) above.

SECTION 2.4 Letters of Credit.

(a)    On the terms and subject to the conditions contained herein, the Borrower may request that one or more Issuers Issue, each Issuer agrees to issue, in accordance with such Issuer’s usual and customary business practices and for the account of the Borrower or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary that is not the Borrower shall be issued naming the Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period commencing on the Restatement Effective Date and ending on the earlier of the Revolving Credit Termination Date and five (5) Business Days prior to the Scheduled Termination Date (or, if such day is not a Business Day, the next preceding Business Day), or such later date as agreed to by the Administrative Agent and the Issuers, in their sole discretion; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Effective Date and that such Issuer in good faith deems material to it (for which such Issuer is not otherwise compensated);

(ii)    such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)    after giving effect to the Issuance of such Letter of Credit, (A) the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time, (B) the Revolving Credit Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment, (C) the Letter of Credit Obligations would exceed $300,000,000 (the “L/C Sublimit”) or (D) the amount of the Revolving Credit Outstandings plus the Term Outstandings would exceed the Maximum Credit;

(iv)    such Letter of Credit is requested to be denominated in any currency other than Dollars;

(v)    (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit;

(vi)    any Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested Issuance, there would exist no Fronting Exposure (in the good faith determination of the applicable Issuer) or (ii) the applicable Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuer (in its good faith determination) with the Borrower or such Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any other Letter of Credit Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. Any Letter of Credit which has been or deemed Issued hereunder may be amended at any time to reduce the amount outstanding thereunder.

(b)    In no event shall the expiration date of any Letter of Credit occur (i) on any day other than a Business Day, (ii) more than one (1) year after the date of issuance thereof, provided, however, that any Letter of Credit with a term less than or equal to one (1) year may provide for the renewal thereof for additional periods less than or equal to one (1) year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal and (y) neither such Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) below (subject the exception contained therein) or (iii) later than five (5) Business Days prior to the Scheduled Termination Date unless the Borrower agrees to and delivers to the applicable Issuer on or prior to the date that occurs five (5) Business Days prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance reasonably acceptable to the Administrative Agent and the applicable Issuer issued by a bank acceptable to the Administrative Agent and the applicable Issuer, in each case in their sole discretion, and/or Cash Collateral in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit.

(c)    In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two (2) Business Days’ prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an Issuance, the Person for whose benefit the requested Letter of Credit is to be Issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 2:00 p.m. on the last Business Day on which such notice can be given under the first sentence of this clause (c); provided that the relevant Issuer and the Administrative Agent may agree in a particular instance in their sole discretion to a later time and date.

(d)    Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent that one or more of the conditions precedent contained in Section 4.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(v)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)    The Borrower agrees that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)    Each Issuer shall comply with the following:

(i)    give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice shall contain a reasonably detailed description of such Issuance, drawing or payment, and shall be transmitted by telecopy, electronic mail or similar transmission by the Administrative Agent to each Revolving Credit Lender);

(ii)    upon the request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender; and

(iii)    on the first Business Day of each calendar week, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of the immediately preceding week, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)    Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)    The Borrower agrees to pay to the Issuer of any Letter of Credit, and, to the extent so financed, all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than (x) on the same Business Day that the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms if such notice is received by the Borrower by 11:00 a.m. and (y) on the next succeeding Business Day after which the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms if such notice is received by the Borrower after 11:00 a.m. (such date described in clause (x) or (y) above, the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit in accordance with its terms and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Loans described below in this clause (h) or by virtue of the penultimate sentence of this clause (h)) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in Same Day Funds. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in Same Day Funds. Upon such payment by a Revolving Credit Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 10.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 4.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment, provided that any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Revolving Credit Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related Reimbursement Obligations. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in Same Day Funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lender have paid in respect of such Reimbursement Obligation. (A) In the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement (but without regard to the conditions to borrowing set forth in Section 4.2), Reimbursement Obligations shall be financed when due with Swing Loans or Base Rate Loans, in each case to the Borrower and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swing Loan, as the case may be, and (B) in the event that the Borrower has notified the Administrative Agent that it will not so finance any such payments, the Borrower will make payment directly to the applicable Issuer when due. The Administrative Agent shall promptly remit the proceeds from any Revolving Loans or Swing Loans made pursuant to clause (A) above in reimbursement of a draw under a Letter of Credit to the applicable Issuer.

(i)    Each Defaulting Lender that is a Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Revolving Credit Facility.

(j)    The Borrower’s obligations to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)    any lack of validity or enforceability of any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, or any Loan Document (including the sufficiency of any such instrument), or any term or provision therein or any modification to any provision of any of the foregoing;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)    the existence of any claim, set-off, abatement, recoupment, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction or the existence of any other withholding, abatement or reduction;

(iv)    any draft or other document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect;

(v)    any loss or delay, including in the transmission of any document;

(vi)    payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply, but that does substantially comply, with the terms of such Letter of Credit;

(vii)    in the case of the obligations of any Revolving Credit Lender, any adverse change in the condition (financial or otherwise) of any Loan Party; and

(viii)    any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s or the Revolving Credit Lender’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Revolving Credit Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuers may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the applicable Issuer.

(k)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Documentary Letter of Credit.

(l)    Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.

(m)    Banker’s Acceptances. The Administrative Agent, the Lenders, the Issuers and the Loan Parties hereby acknowledge and agree that (a) each Issuer may from time to time in its discretion issue banker’s acceptances, bank guaranties, time deposits and similar instruments (collectively, “Banker’s Acceptances”) for the account or benefit of the Borrower or any Subsidiary in connection with Documentary Letters of Credit issued under the Credit Agreement and (b) all such Banker’s Acceptances shall be treated as Documentary Letters of Credit for all purposes of the Credit Agreement and shall constitute Obligations secured by all Collateral.

SECTION 2.5 Reduction and Termination of the Revolving Credit Commitments.

The Borrower may, upon at least three (3) Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of any Class of Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrower pursuant to Section 3.5; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no reduction or termination of Revolving Credit Commitments having a later maturity shall be permitted on a greater than pro rata basis with commitments having an earlier maturity. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Revolving Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed.

SECTION 2.6 Repayment of Loans.

(a)    Revolving Loans. The Borrower promises to repay to the Administrative Agent for the ratable account of each Appropriate Lender under the Revolving Credit Facility the aggregate unpaid principal amount of all Revolving Loans (including any Letter of Credit Borrowings and Swing Loans) of such Lenders on the applicable Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.

(b)    Term Loans. The Borrower promises to repay to the Administrative Agent for the ratable account of each Appropriate Lender under the Term Facility the aggregate unpaid principal amount of all Term Loans of such Lenders on the applicable Term Loan Termination Date or earlier, if otherwise required by the terms hereof.

SECTION 2.7 Evidence of Indebtedness.

(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)    The entries made in the Register and in the accounts therein maintained pursuant to clause (a) and Section 12.2 hereof shall, to the extent permitted by applicable law, be prima facie evidence (absent manifest error) (or, in the case of entries made by the Administrative Agent, conclusive evidence (absent manifest error)) of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, the Register or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(c)    Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit B - 1, in the case of Revolving Credit Notes, or Exhibit B-2, in the case of Term Notes. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto; provided that the failure to do so shall in no way affect the obligations of the Borrower or any other Loan Party under any Loan Document.

SECTION 2.8 Optional Prepayments.

The Borrower may prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time without premium or penalty; provided, however, that (a) if any prepayment of any Eurocurrency Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 3.5 and (b) no optional prepayment shall be made in respect of Term Loans under the Term Facility unless at such time or concurrently therewith (x) there shall be no Revolving Credit Outstandings and (y) all Revolving Credit Commitments shall have been terminated.

SECTION 2.9 Mandatory Prepayments.

(a)    If at any time, (x) the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Revolving Credit at such time or (y) the aggregate principal amount of Revolving Credit Outstandings plus the Term Outstandings exceed the aggregate Maximum Credit at such time, the Borrower shall, in each case, forthwith, upon notification by the Administrative Agent, prepay the Swing Loans first and then the other Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the other

Revolving Loans, the Borrower shall Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to 101% of such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the other Revolving Loans and the Cash Collateralization of the Letter of Credit Obligations as provided above, the Borrower shall then prepay the Term Loan then outstanding in an amount equal to such excess.

(b)    If (x) at any time during a Cash Dominion Period or (y) in respect of any Disposition that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Subsidiaries receives any Net Cash Proceeds arising from any Disposition in respect of any Current Asset Collateral outside of the ordinary course of business, subject to the Intercreditor Agreement, the Borrower shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Revolving Loans in an amount equal to 100% of such Net Cash Proceeds (and, to the extent such Net Cash Proceeds exceed the aggregate principal amount of Revolving Loans outstanding, Cash Collateralize Letters of Credit in an amount equal to up to 101% of the aggregate maximum drawable amount of such Letters of Credit).

(c)    Subject to Section 3.5 hereof, all such payments in respect of the Loans pursuant to this Section 2.9 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.9 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrower, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrower to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.

(d)    At all times after the occurrence and during the continuance of Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 10.3 and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., the Agent shall apply all Same Day Funds credited to the Concentration Account and all amounts received pursuant to Section 2.9(b), first to pay any fees or expense reimbursements then due to the Administrative Agent, the Issuers and the Lenders (other than in connection with Cash Management Obligations, Obligations in respect of Secured Hedge Agreements or any Revolving Commitment Increases), pro rata, second to pay interest due and payable in respect of any Revolving Loans, Swing Loans and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Revolving Loans, Swing Loans and to Cash Collateralize outstanding Letter of Credit Obligations, pro rata, fifth to pay interest due and payable in respect of any Term Loans, pro rata, and sixth to the Borrower or such other Person entitled thereto or as directed by a court of competent jurisdiction.

SECTION 2.10 Interest.

(a)    Rate of Interest. All Loans and the outstanding amount of all other Obligations owing under the Loan Documents shall bear interest, in the case of any Class of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 4.1(k) or clause (c) below, as follows:

(i)    if a Base Rate Revolving Loan, Swing Loan or such other Obligation (except as otherwise provided in this Section 2.10(a)), at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Revolving Loans;

(ii)    if a Base Rate Term Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Term Loans;

(iii)    if a Eurocurrency Rate Revolving Loan, at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Margin applicable to Eurocurrency Rate Revolving Loans in effect from time to time during such Interest Period; and

(iv)    if a Eurocurrency Rate Term Loan, at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Margin applicable to Eurocurrency Rate Term Loans in effect from time to time during such Interest Period.

(b)    Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each February, May, August and November, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of each February, May, August and November, and, if not previously paid in full, at maturity (whether by acceleration or otherwise), (iii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period occurring every three (3) months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)    Default Interest. The Borrower shall pay interest on past due amounts at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 2.11 Conversion/Continuation Option.

(a)    The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurocurrency Rate Loans, and (ii) at the end of any applicable Interest Period, to convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans, or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans for each Interest Period must be in the amount of at least $500,000 or an integral multiple of $100,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three (3) Business Days’ prior written notice specifying (A) the applicable Term Loans and/or Revolving Loans which are the subject of such Notice of Conversion or Continuation, (B) the amount and Type of Loan being converted or continued, (C) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (D) in the case of a conversion, the date of such conversion.

(b)    The Administrative Agent shall promptly notify each Appropriate Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, the Administrative Agent or the Requisite Lenders may require by notice to the Borrower that no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, and no continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

SECTION 2.12 Fees.

(a)    Unused Commitment Fee. The Borrower agrees to pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans (excluding any outstanding Swing Loans) for the applicable Class and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts from the Restatement Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each February, May, August and November, commencing on the first such Business Day following the Restatement Effective Date and (y) on the Revolving Credit Termination Date.

For the avoidance of doubt, any Swing Loans outstanding shall reduce the Revolving Credit Commitment of the Swing Loan Lender in its capacity as a Lender.

(b)    Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)    to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)     to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee at a rate per annum equal to (x) in the case of each Standby Letter of Credit, the Applicable Margin for Eurocurrency Rate Revolving Loans and (y) in the case of each Documentary Letter of Credit, 50% of the Applicable Margin for Eurocurrency Rate Revolving Loans (each such fee, a “Letter of Credit Fee”), in each case multiplied by the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 2.4 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account; and

(iii)    to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)    Additional Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

SECTION 2.13 Payments and Computations.

(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment and prepayment hereunder (including fees and expenses) not later than 2:00 p.m. on the day when due to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office for payments and in Same Day Funds by wire transfer or ACH transfer without condition or deduction for any defense, recoupment, set-off or counterclaim. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall, in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    [reserved]

(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay any such Loans outstanding as Base Rate Loans and then, to repay any such Loans outstanding as Eurocurrency Rate Loans , with those Eurocurrency Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)    Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required to), in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment to the Administrative Agent in Same Day Funds, then each such Lender shall repay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of Section 10.2(b) below (or required to be applied in accordance with Section 2.9), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender entitled thereto in accordance with such Lender’s Ratable Portion thereof; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g)    At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swing Loans (except that Swing Loans may not be repaid with proceeds of new Swing Loans) or the Revolving Loans unless the Borrower makes such payments on the next succeeding Business Day after the Borrower receives written notice from the Administrative Agent requesting such payments. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) and the Lenders to make such Loans pursuant to Section 2.2(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and the Revolving Loans and to distribute the proceeds of such Swing Loans and the Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and the Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.2, which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

SECTION 2.14 Special Provisions Governing Eurocurrency Rate Loans.

(a)    Determination of Interest Rate.

The Adjusted Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate”. The Administrative Agent’s determination shall be presumed to be correct and binding on the Loan Parties, absent manifest error.

(b)    Interest Rate Unascertainable, Inadequate or Unfair.

In the event that (i) the Administrative Agent reasonably determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the

Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite Lenders reasonably determine and notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurocurrency Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

SECTION 2.15 Revolving Commitment Increase.

(a)    The Borrower may at any time or from time to time after the Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Revolving Credit Lenders), request one or more increases in the amount of any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $350,000,000 (the “Incremental Availability”). Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided by any existing Revolving Credit Lender (it being understood that no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent or by any other bank or other financial institution or institutional lender or investor (any such other bank or other financial institution or institutional lender or investor being called an “Additional Revolving Credit Lender”), provided that the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (in each case, such consent not to be unreasonably withheld) to such Revolving Credit Lender’s or Additional Revolving Credit Lender’s providing such Revolving Commitment Increases if such consent by the Administrative Agent, the applicable Issuer and the Swing Loan Lender, as the case may be, would be required under Section 12.2(b) for an assignment of Revolving Loans or Revolving Credit Commitments to such Lender or Additional Revolving Credit Lender. Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Revolving Credit Lender agreeing to provide such Revolving Commitment Increase, if any, each Additional Revolving Credit Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any

Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to “the date of such Loan or Issuance” or similar language in such Section 4.2 shall be deemed to refer to the effective date of such Incremental Amendment), compliance with Section 8.5(b) and such other conditions as the parties thereto shall agree. Any Revolving Commitment Increase shall be documented as an increase to the Facility and shall be on terms identical to those applicable to the Facility, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders agreeing to participate in such Revolving Commitment Increase. The Borrower shall use Revolving Commitment Increases for any purpose not prohibited by this Agreement. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15, (x) each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase of the applicable Class (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each Lender of the applicable Class and (iii) participations in Protective Advances held by each Lender of the applicable Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders of such Class represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.5. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)    This Section 2.15 shall supersede any provisions in Section 12.1 or Section 12.7 to the contrary.

SECTION 2.16 Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.3 and 2.4, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the Revolving Credit Exposure of that Lender.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable Issuer or the Swing Loan Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

SECTION 2.17 Extensions of Revolving Loans.

(a)    Request for Extended Revolving Credit Commitments. The Borrower may at any time and from time to time, upon written request to and the consent of the Administrative Agent (each, a “Revolving Extension Request”), request that an aggregate principal amount of not less than $50,000,000 of the then existing Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to, among other things, extend the applicable Scheduled Termination Date with respect thereto to a date that is no earlier than the then Latest Maturity Date of any other Commitment or Loan hereunder (any such Revolving Credit Commitments so amended, “Extended Revolving Credit Commitments”); provided that (i) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (ii) after giving effect to any Extended Revolving Credit

Commitment under this Section 2.17 and any Extended Term Loans under Section 2.18(a), there shall be no more than five (5) Classes of Loans and Commitments outstanding at any time and (iii) any such Extended Revolving Credit Commitments shall be offered on the same terms (including as to the proposed interest rates and fees) to each Revolving Credit Lender under the applicable Existing Revolver Tranche on a ratable basis. Promptly after receipt of any Revolving Extension Request, the Administrative Agent shall provide a copy of such request to each of the Revolving Credit Lenders under the applicable Existing Revolver Tranche to be amended, which request shall set forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Credit Commitments to be established. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Credit Lender is requested to respond to such request (which shall in no event be less than five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) from the date of delivery of such notice to such Revolving Credit Lenders) and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17.

(b)    Election to Extend. Any Revolving Credit Lender wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolving Tranche amended into Extended Revolving Credit Commitments (each, an “Extending Revolving Credit Lender”) pursuant to a Revolving Extension Request shall notify the Administrative Agent on or prior to the date specified in such Revolving Extension Request of the amount of its Revolving Credit Commitments it has elected to be amended (subject to any minimum denomination requirements imposed by the Administrative Agent). No Revolving Credit Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any Revolving Extension Request. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to have its Revolving Credit Commitments under the Existing Revolver Tranche amended into Extended Revolving Credit Commitments. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender under the applicable Existing Revolver Tranche of responses to such Revolving Extension Request. In the event that the aggregate principal amount of existing Revolving Credit Commitments that the Extending Revolving Credit Lenders have elected to amend pursuant to the relevant Revolving Extension Request exceeds the amount of Extended Revolving Credit Commitments requested by the Borrower, the principal amount of Extended Revolving Credit Commitments requested by the Borrower shall be allocated to each Extending Revolving Credit Lender in such manner and in such amounts as may be agreed by Administrative Agent and the Borrower, in their sole discretion.

(c)    New Revolving Commitment Lenders. Following any Revolving Extension Request made by the Borrower in accordance with Sections 2.17(a) and 2.17(b), if the Revolving Credit Lenders under the applicable Existing Revolver Tranche shall have declined to provide the entire amount of Extended Revolving Credit Commitments requested by the Borrower, the Borrower may request that other banks, financial institutions or other institutional lenders or investors who are willing to provide an Extended Revolving Credit Commitment hereunder (each a “New Revolving Commitment Lender”) become a Revolving Credit Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel; provided that (i) the Extended Revolving Credit Commitments of such New

Revolving Commitment Lenders with respect to a relevant Revolving Extension Request shall (A) not exceed the amount necessary to achieve the requested amount of Extended Revolving Credit Commitments under such Revolving Extension Request and (B) be on identical terms as those offered to the existing Revolving Credit Lenders under the applicable Existing Revolver Tranche and (ii) prior to the effectiveness of any Extended Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and/or the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld) to each New Revolving Commitment Lender if such consent would be required under Section 12.2(b)(iii) for an assignment of Revolving Credit Commitments to such Person. Upon effectiveness of the Revolving Extension Amendment to which each such New Revolving Commitment Lender is a party (a) each Revolving Credit Lender (under the relevant Existing Revolver Tranche) who shall have declined to provide at least its Ratable Portion of the requested Extended Revolving Credit Commitments will be deemed automatically and without any further act to have assigned to the New Revolving Commitment Lenders such portion of its existing Revolving Credit Commitment (including all Revolving Loans, participations in Letters of Credit and Swing Loans related thereto) in a principal amount up to such Ratable Portion it so declined to provide, in each case, as specified in the relevant Revolving Extension Amendment (it being understood that, subject to the foregoing limitations, the final allocation of any such assignment of Revolving Credit Commitments shall be made in such manner and in such amounts as may be agreed by Administrative Agent and the Borrower, in their sole discretion, provided that in no event shall the aggregate amount of Revolving Credit Commitments deemed assigned pursuant to this Section 2.17 exceed the aggregate amount of Extended Revolving Credit Commitments of all New Revolving Commitment Lenders), (b) (i) each New Revolving Commitment Lender shall automatically and without any further act be deemed to have assumed, the existing Revolving Credit Commitments (including all Revolving Loans, participations in Letters of Credit and Swing Loans related thereto) so assigned in an amount equal to its proposed Extended Revolving Credit Commitment and (ii) all such assumed existing Revolving Credit Commitments shall concurrently therewith be amended into Extended Revolving Credit Commitments such that, (x) the Extended Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated hereunder in the same manner in which Extended Revolving Credit Commitments of the Extending Revolving Credit Lenders are incorporated hereunder pursuant to this Section 2.17 and (y) participations hereunder in Letters of Credit and Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender and its Extended Revolving Credit Commitment) will equal Applicable Percentage represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (c) each Revolving Credit Lender that shall be deemed to have assigned any portion of its existing Revolving Credit Commitments to any New Revolving Commitment Lender shall have received payment of an amount equal to the outstanding principal of the Revolving Loans and funded participations in Letter of Credit and Swing Loans so assigned together with accrued interest and fees thereon (including any amounts under Section 3.5) from such New Revolving Commitment Lender.

(d)    Revolving Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Revolving Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b), (c) and (e) (but which shall not require the consent of any other Lender). The effectiveness of any Revolving Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and compliance with Section 8.5(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Revolving Credit Lender as to the effectiveness of each Revolving Extension Amendment and the matters specified therein. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Revolving Extension Amendment, without the consent of any other Lender, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, in each case, in a manner consistent with the terms of this Section 2.17 and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Revolving Extension Amendment.

(e)    Terms of Extended Revolving Credit Commitments. Except as expressly provided herein, all Extended Revolving Credit Commitments effected pursuant to any Revolving Extension Request and Revolving Extension Amendment shall be subject to the same terms (including, without limitation, borrowing terms, interest terms and payment terms), and shall be subject to the same conditions as the then existing Revolving Credit Commitments (it being understood that customary arrangement or commitment fees payable to one or more Arrangers (or their Affiliates) or one or more Extending Revolving Credit Lenders and/or New Revolving Commitment Lenders, as the case may be, may be different than those paid with respect to the existing Revolving Credit Lenders under the then existing Revolving Credit Commitments on or prior to the Restatement Effective Date or with respect to any other Extending Revolving Credit Lenders and/or New Revolving Commitment Lenders in connection with any other Extended Revolving Credit Commitments effected pursuant to this Section 2.17); provided, however, that at the election of the Borrower (in consultation with the Administrative Agent), the Borrower may offer to effect Extended Revolving Credit Commitments with (i) interest and fees at different rates applicable solely with respect to such Extended Revolving Credit Commitments (and related outstandings) and (ii) such other covenants and terms which apply to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Extension Amendment related thereto (immediately prior to the establishment of such Extended Revolving Credit Commitments). After giving effect to any Extended Revolving Credit Commitment, all borrowings under the Revolving Credit Commitments (including any such Extended Revolving Credit Commitment) and repayments thereunder shall be made on a pro rata basis (except for (x) any payments of interest and fees at different rates on any Revolving Extension Series (and related outstandings) and (y) repayments required upon the applicable Revolving Credit Termination Date of other Revolving Credit Commitments).

(f)    Revolving Extension Series. Any Extended Revolving Credit Commitments effected pursuant to a Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments effected from an Existing Revolver Tranche may, to the extent provided in the applicable Revolving Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolver Tranche.

(g)    No Prepayment. No conversion of Revolving Loans pursuant to any Revolving Extension Amendment in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.18 Extension of Term Loans.

(a)    Request for Extended Term Loans. The Borrower may at any time and from time to time, upon written request to and the consent of the Administrative Agent (each, a “Term Extension Request”), request that an aggregate principal amount of not less than $20,000,000 of the then existing Term Loans of a given Class (each, an “Existing Term Tranche”) be amended to, among other things, extend the applicable Scheduled Termination Date with respect thereto to a date that is no earlier than the then Latest Maturity Date of any other Commitment or Loan hereunder (any such Term Loans so amended, “Extended Term Loans”); provided that (i) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect), (ii) after giving effect to any Extended Term Loans under this Section 2.18 and Extended Revolving Credit Commitment under Section 2.17, there shall be no more than five (5) Classes of Loans and Commitments outstanding at any time and (iii) any such Extended Term Loans shall be offered on the same terms (including as to the proposed interest rates and fees) to each Term Lender under the applicable Existing Term Tranche on a ratable basis. Promptly after receipt of any Term Extension Request, the Administrative Agent shall provide a copy of such request to each of the Term Lenders under the applicable Existing Term Tranche to be amended, which request shall set forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Term Loans to be established. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Term Lender is requested to respond to such request (which shall in no event be less than five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) from the date of delivery of such notice to such Term Lenders) and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.18.

(b)    Election to Extend. Any Term Lender wishing to have all or a portion of its Term Loans under the Existing Term Tranche amended into Extended Term Loans (each, an “Extending Term Lender”) pursuant to a Term Extension Request shall notify the Administrative Agent on or prior to the date specified in such Term Extension Request of the amount of its Term Loans it has elected to be amended (subject to any minimum denomination requirements imposed by the Administrative Agent). No Term Lender shall have any obligation to agree to provide any Extended Term Loan pursuant to any Term Extension Request. Any Term Lender not responding within such time period shall be deemed to have declined to have its Term Loans under the Existing Term Tranche amended into Extended Term Loans. The Administrative Agent shall notify the Borrower and each Term Lender under the applicable Existing Term Tranche of responses to such Term Extension Request. In the event that the aggregate principal amount of existing Term Loans that the Extending Term Lenders have elected to amend pursuant to the relevant Term Extension Request exceeds the amount of Extended Term Loans requested by the Borrower, the principal amount of Extended Term Loans requested by the Borrower shall be allocated to each Extending Term Lender in such manner and in such amounts as may be agreed by Administrative Agent and the Borrower, in their sole discretion.

(c)    New Term Lenders. Following any Term Extension Request made by the Borrower in accordance with Sections 2.18(a) and 2.18(b), if the Term Lenders under the applicable Existing Term Tranche shall have declined to provide the entire amount of Extended Term Loans requested by the Borrower, the Borrower may request that other banks, financial institutions or other institutional lenders or investors who are willing to provide an Extended Term Loans hereunder (each a “New Term Lender”) become a Term Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel; provided that (i) the Extended Term Loans of such New Term Lenders with respect to a relevant Term Extension Request shall (A) not exceed the amount necessary to achieve the requested amount of Extended Term Loans under such Term Extension Request and (B) be on identical terms as those offered to the existing Term Lenders under the applicable Existing Term Tranche and (ii) prior to the effectiveness of any Extended Term Loans of any New Term Lender, the Administrative Agent, each Issuer and/or the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld) to each New Term Lender if such consent would be required under Section 12.2(b)(iii) for an assignment of Term Loans to such Person. Upon effectiveness of the Term Extension Amendment to which each such New Term Lender is a party (a) each Term Lender (under the relevant Existing Term Tranche) who shall have declined to provide at least its Ratable Portion of the requested Extended Term Loans will be deemed automatically and without any further act to have assigned to the New Term Lenders such portion of its existing Term Loans in a principal amount up to such Ratable Portion it so declined to provide, in each case, as specified in the relevant Term Extension Amendment (it being understood that, subject to the foregoing limitations, the final allocation of any such assignment of Term Loans shall be made in such manner and in such amounts as may be agreed by Administrative Agent and the Borrower, in their sole discretion, provided that in no event shall the aggregate amount of Term Loans deemed assigned pursuant to this Section 2.18 exceed the aggregate amount of Extended Term Loans of all New Term Lenders), (b) (i) each New Term Lender shall automatically and without any further act be deemed to have assumed, the existing Term Loans so assigned in an amount equal to its proposed Extended Term Loans and (ii) all such assumed existing Term Loans shall concurrently therewith be amended into Extended Term Loans such that, the Extended Term Loans of New Term Lenders will be incorporated hereunder in the same manner in which Extended Term Loans of the Extending Term Lenders are incorporated hereunder pursuant to this Section 2.18, and (c) each Term Lender that shall be deemed to have assigned any portion of its existing Term Loans to any New Term Lender shall have received payment of an amount equal to the outstanding principal of the Term Loans so assigned together with accrued interest and fees, if any, thereon (including any amounts under Section 3.5) from such New Term Lender.

(d)    Term Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, a “Term Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender and each New Term Lender, if any, providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Sections 2.18(a), (b), (c) and (e) (but which shall not require the consent of any other Lender). The effectiveness of any Term Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and compliance with Section 8.5(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Restatement Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Term Extension Amendment and the matters specified therein. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Term Extension Amendment, without the consent of any other Lender, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, in each case, in a manner consistent with the terms of this Section 2.18 and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Term Extension Amendment.

(e)    Terms of Extended Term Loans. Except as expressly provided herein, all Extended Term Loans effected pursuant to any Term Extension Request and Term Extension Amendment shall be subject to the same terms (including, without limitation, interest terms and payment terms), and shall be subject to the same conditions as the then existing Term Loans (it being understood that customary arrangement or upfront fees payable to one or more Arrangers (or their Affiliates) or one or more Extending Term Lenders and/or New Term Lenders, as the case may be, may be different than those paid with respect to the existing Term Lenders under the then existing Term Loans on or prior to the Restatement Effective Date or with respect to any other Extending Term Lenders and/or New Term Lenders in connection with any other Extended Term Loans effected pursuant to this Section 2.18); provided, however, that at the election of the Borrower (in consultation with the Administrative Agent), the Borrower may offer to effect Extended Term Loans with (i) interest and fees at different rates applicable solely with respect to such Extended Term Loans and (ii) such other covenants and terms which apply to any period after the Latest Maturity Date that is in effect on the effective date of the Term Extension Amendment related thereto (immediately prior to the establishment of such Extended Term Loans). After giving effect to any Extended Term Loans, all payments on Term Loans shall be made on a pro rata basis (except for (x) any payments of interest and fees at different rates on any Term Extension Series and (y) repayments required upon the applicable Term Loan Termination Date of other Term Loans).

(f)    Term Extension Series. Any Extended Term Loans effected pursuant to a Term Extension Request shall be designated a series (each, a “Term Extension Series”) of Extended

Term Loans for all purposes of this Agreement; provided that any Extended Term Loans effected from an Existing Term Tranche may, to the extent provided in the applicable Term Extension Amendment, be designated as an increase in any previously established Term Extension Series with respect to such Existing Term Tranche.

(g)    No Prepayment. No conversion of Term Loans pursuant to any Term Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a)    Except as required by law, any and all payments by the Borrower (the term “Borrower” under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender (with the term “Lender” under this Article III being deemed to include an Issuer) under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the United States, the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) taxes imposed by reason of any connection between such Agent or Lender and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (iii) subject to Section 3.1(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 12.2) on the date it becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower), (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.1(b) and 3.1(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.1(d) (in the case of any U.S. Lender, as defined below), (v) any taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA, to establish that such payment is exempt from withholding under FATCA, (vi) amounts excluded pursuant to Section 3.1(e) hereto, and (vii) additions to tax, penalties and interest on the foregoing amounts in clauses (i) through (vi) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent). If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)    To the extent it is legally able to do so, each Agent or Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 12.2, unless such Eligible Assignee is already a Lender hereunder) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Foreign Lender becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN-E certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit O (a “Non-Bank Certificate”) and an IRS Form W-8BEN-E, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by, as and to the extent applicable, a Form W-8BEN-E, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Foreign Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Foreign Lender is as a result able to establish, and does establish, that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c)    (i) In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction. This clause (c)(i) shall not apply to any reporting requirements under FATCA.

(ii)    If a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the Restatement Effective Date.

(d)    Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to United States backup withholding tax (i) on or prior to the Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e)    Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or Agent is subject to any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan, or pursuant to a law or other legal requirement in effect at such time (including a law with a delayed effective date), such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes (unless and until such time as such Lender, Eligible Assignee or Agent subsequently provides forms and certifications that establish to the reasonable satisfaction of Borrower and the Administrative Agent that such Lender, Eligible Assignee or Agent is subject to a lower rate of tax, at which time tax at such lower rate (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered so excluded for periods during which such forms and certifications remain valid and are sufficient, under the law in effect at the time such forms and certifications are provided (including any law with a delayed effective date) to establish that such Lender, Eligible Assignee or Agent is subject to such lower rate of tax) except, in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment (unless such assignment is made at the express written request of the Borrower). Further, to the extent that any Lender, Eligible Assignee or Agent becomes subject to taxes subsequent to the Effective Date (or, if later, the date such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of the Borrower to change such Lending Office), a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clauses (A), (B) or (C) of Section 3.1(b)(iii) or otherwise as a result of any change in the circumstances of such Lender, Eligible Assignee or Agent, other than a Change in Law, occurring after the date that such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan, such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes.

(f)    The Borrower agrees to pay any and all present or future stamp, excise (in the nature of a documentary or similar tax), court or documentary taxes and any other property, intangible, filing or mortgage recording taxes or charges or similar levies imposed by any Governmental Authority which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts imposed in connection with an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.1(f) being hereinafter referred to as “Other Taxes”).

(g)    If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.1), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.1(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h)    A Participant shall not be entitled to receive any greater payment under Section 3.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(i)    If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Agent or Lender and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.

(j)    If any Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.1, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings, as the case may be under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, any Guarantor or any other Person.

(k)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1(a) or (g) with respect to such Lender, it will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax- related forms which such Lender is legally able to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its Lending Office(s) to suffer any economic, legal or regulatory disadvantage, and provided further that nothing in this

Section 3.1(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.1(a) or (g).

(l)    Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.1.

(m)    With respect to any Lender or Issuer’s claim for compensation under this Section 3.1, the Borrower shall not be required to compensate such Lender or Issuer for any amount incurred unless such Lender or Issuer notifies the Borrower of the event that gives rise to such claim following knowledge of such event.

(n)    The agreements in this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(o)    For purposes of determining withholding Taxes imposed under the FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement and the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 3.2 Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (and the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.3 Inability to Determine Rates.

If the Requisite Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, in the amount specified therein.

SECTION 3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuer;

(ii)    subject any Lender or any Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuer in respect thereof (except, in each case, for Taxes covered by Section 3.1 and any taxes and other amounts described in clauses (i) and (iii) through (vii) of the first sentence of Section 3.1(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and except for Other Taxes); or

(iii)    impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in the definition of Adjusted Eurocurrency Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender or Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or any Issuer reasonably determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time upon demand of such Lender or such Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.4 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuer pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or such Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Without duplication of any reserves specified in the definition of “Eurocurrency Rate”, the Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Aggregate Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional costs shall be due and payable fifteen (15) days from receipt of such notice.

SECTION 3.5 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than any costs and expenses representing internal administrative charges of a Lender, to the extent such Lender has not suffered any loss or expense (x) by reason of the liquidation or redeployment of funds obtained by it to maintain an applicable Loan or (y) from fees payable to terminate the deposits from which such funds were obtained with respect to an applicable Loan) incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.7;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.6 Matters Applicable to All Requests for Compensation.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender, any Issuer, or any Governmental Authority for the account of any Lender or any Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuer, as the case may be in any material economic, legal or regulatory respect.

(b)    Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.4, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.6(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)    Conversion of Eurocurrency Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.2, 3.3 or 3.4 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.7 Replacement of Lenders under Certain Circumstances.

If (i) any Lender requests compensation under Section 3.4 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.2 or Section 3.4, (ii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.2(b)(iv);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    such Lender being replaced pursuant to this Section 3.7 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)    the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)    in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(f)    such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Requisite Lenders or the requisite Lenders of the applicable Class or Classes of the Loans, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.8 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent, the Swing Loan Lender or any Issuer.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1 Conditions Precedent to Restatement Effective Date.

The effectiveness of this Agreement shall be subject to the satisfaction or due waiver in accordance with Section 12.1 of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent (the date on which such conditions are satisfied or waived being herein in accordance with Section 12.1 shall be the “Restatement Effective Date”):

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each other party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)    a Notice of Borrowing in accordance with the requirements hereof;

(ii)    executed counterparts of this Agreement and the Guaranty;

(iii)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Restatement Effective Date;

(iv)    each Collateral Document set forth on Schedule 1.1A required to be executed on the Restatement Effective Date as indicated on such schedule, together with:

(A)    copies of certificates, if any, representing the Pledged Equity and stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, in each case, delivered to the First Lien Term Facility Administrative Agent;

(B)    [reserved]; and

(C)    evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee

Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v)    executed release documents with respect to the Released Mortgage Properties, together with evidence that such counterparts have been delivered to the title insurance company insuring such mortgages under the Existing Credit Agreement for recording;

(vi)    such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Restatement Effective Date;

(vii)    an opinion from (A) Latham & Watkins LLP, special New York counsel to the Loan Parties, (B) Feinberg Hanson LLP, special Massachusetts counsel to the Loan Parties, and (C) Venable LLC, special Maryland counsel to the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders;

(viii)    a solvency certificate from the chief financial officer of the Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit M and an officer’s certificate from a Responsible Officer of the Borrower that (i) the conditions specified in clauses (d), (f), (j) and (k) below are satisfied and (ii) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by any Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(ix)    certificates of insurance evidencing that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x)    a perfection certificate (in substantially the form of perfection certificated delivered under the Existing Credit Agreement);

(xi)    copies of Lien and judgment searches and intellectual property searches with respect to the Loan Parties in each jurisdiction reasonably requested by the Administrative Agent; and

(xii)    a Borrowing Base Certificate, certified as complete and correct in all respects, which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least fifteen (15) days prior to the Restatement Effective Date, and demonstrates not less than $325,000,000 of Excess Availability after giving pro forma effect to the Transaction and other extensions of credit outstanding on the Restatement Effective Date.

(b)    All fees and expenses required to be paid hereunder and under the other Loan Documents and invoiced in reasonable detail at least two (2) Business Days before the Restatement Effective Date (except as otherwise reasonably agreed by the Borrower) shall have been paid in full in cash.

(c)    [Reserved].

(d)    Prior to or substantially simultaneously with the effectiveness of this Agreement on the Restatement Effective Date, the Borrower shall have received (i) at least $1,925,000,000 in gross cash proceeds from borrowings under the First Lien Term Facility and (ii) at least $625,000,000 in gross cash proceeds from borrowings under the Second Lien Term Facility.

(e)    The Intercreditor Agreement, the First Lien Term Facility Documentation and the Second Lien Term Facility Documentation, in each case, reasonably satisfactory to the Administrative Agent, shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(f)    Prior to or substantially simultaneously with the effectiveness of this Agreement on the Restatement Effective Date, the Borrower shall have terminated the Existing Term Loan Facilities and the Administrative Agent shall have received a customary payoff letter in respect thereof, and shall have taken all other necessary actions such that, after giving effect to the Transaction, (i) Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no material Indebtedness for borrowed money other than (i) the Loans and Letter of Credit Obligations, (ii) borrowings under the First Lien Term Facility and the Second Lien Term Facility, and (iii) Indebtedness permitted by Sections 9.3(b) and 9.3(e).

(g)    [Reserved].

(h)    [Reserved].

(i)    The Arrangers shall have received at a reasonable time prior to the Restatement Effective Date all documentation and other information relating to the Loan Parties reasonably requested in writing by them at least five (5) Business Days prior to the Restatement Effective Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)    Since January 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(k)    All interest, fees, expenses and other amounts, if any, owing or accruing under or in respect of the Existing Credit Agreement for periods prior to the Restatement Effective Date in respect of the Existing Lenders that shall not be Lenders under this Agreement shall be calculated and paid on the Restatement Effective Date (it being understood and agreed that Existing Lenders that shall continue as Lenders under this Agreement shall receive payment of all interest, fees, expenses and other amounts, if any, owing or accruing under or in respect of the Existing Credit Agreement for periods prior to the Restatement Effective Date at the next date payment of interest, fees, expenses or other amounts is or becomes due under this Agreement).

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

SECTION 4.2 Conditions Precedent to Each Loan and Letter of Credit.

The obligation of each Lender on any date to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)    Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request.

(b)    Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both immediately before and immediately after giving effect thereto and, in the case of any Loan, giving effect to the application of the proceeds thereof:

(i)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of such date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(ii)    no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)    Borrowing Base. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, (i) the Revolving Credit Outstandings shall not exceed the Maximum Revolving Credit at such time and (ii) the sum of Revolving Credit Outstandings and the Term Outstandings shall not exceed the Maximum Credit at such time.

(d)    Solvency. In the case of any Borrowing the proceeds of which will be used to fund a Restricted Payment, the Borrower shall represent and warrant in the relevant Notice of Borrowing that it and its Restricted Subsidiaries are Solvent both immediately before and immediately after giving effect thereto and giving effect to the application of the proceeds thereof.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in clause (b) above have been satisfied on and as of the date of the making of such Loan or the Issuance of such Letter of Credit.

SECTION 4.3 Determinations of Restatement Effective Date Borrowing Conditions.

For purposes of determining compliance with the conditions specified in Section 4.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Restatement Effective Date, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and, in the case of a Lender, such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of Holdings and the Borrower represents and warrants each of the following to the Lenders, the Issuers, and the Administrative Agent, on and as of the Restatement Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Restatement Effective Date and on and as of each date as required by Section 4.2(b)(i):

SECTION 5.1 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.2 Authorization; No Contravention.

(a)    The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party has been duly authorized by all necessary corporate or other organizational action.

(b)    Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Loan Party’s Constituent Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 9.1) under (A) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.3 Governmental Authorization.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.4 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party that is party hereto or thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.5 Financial Statements; No Material Adverse Effect.

(a)    The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, on a Consolidated basis, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly

Financial Statements, to changes resulting from normal year end adjustments and the absence of footnotes.

(b)    Since the Restatement Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c)    The forecasts of consolidated balance sheets, income statements, cash flow statements and Excess Availability of the Borrower and its Subsidiaries for each Fiscal Year ending after the Restatement Effective Date until the fifth anniversary of the Restatement Effective Date, copies of which have been furnished to the Administrative Agent prior to the Restatement Effective Date, and all Projections delivered pursuant to Section 7.1(d) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Sponsors, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

SECTION 5.6 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.7 Labor Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since January 31, 2015, hours worked by and payments made based on hours worked to employees of each of the Borrower or its Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.8 Ownership of Property; Liens.

Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 9.1 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.9 Environmental Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Borrower, each Subsidiary Guarantor and each of their respective Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which the Borrower, each Subsidiary Guarantor and each of their respective Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) neither the Borrower, any Subsidiary Guarantor nor any of their respective Restricted Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b)    Neither the Borrower, any Subsidiary Guarantor nor any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11 ERISA Compliance.

(a)    Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)    (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) neither the Borrower nor any Subsidiary Guarantor nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither the Borrower nor any Subsidiary Guarantor nor any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither the Borrower, any Subsidiary Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)    Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither the Borrower nor any Restricted Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

As of the Restatement Effective Date, neither Holdings, the Borrower nor any other Subsidiary Guarantor has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings in the Borrower and by the Borrower or any other Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (i) those Liens created under the Collateral Documents, under the First Lien Term Facility Documentation, under the Second Lien Term Facility Documentation and a secured Permitted Refinancing in respect of the Indebtedness under the First Lien Term Facility Documentation or under the Second Lien Term Facility Documentation (in each case, which Liens shall be subject to the Intercreditor Agreement) and (ii) any nonconsensual Lien that is permitted under Section 9.1. As of the Restatement Effective Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Restatement Effective Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a)    As of the Restatement Effective Date, none of the Collateral is comprised of any Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulation U and X.

(b)    Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure.

None of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections (including the Projections) and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, Etc.

The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary Guarantor or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency.

On the Restatement Effective Date after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 Subordination of Junior Financing.

The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing. Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.18 USA PATRIOT Act.

(a)    To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)    None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 5.19 Collateral Documents.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 9.1 and subject to the Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

SECTION 5.20 Use of Proceeds.

The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance with (and not in contravention of) applicable Laws and each Loan Document.

SECTION 5.21. EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

ARTICLE VI

FINANCIAL COVENANT

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), the Borrower agrees with the Lenders, the Issuers and the Administrative Agent to the following:

SECTION 6.1 Minimum Fixed Charge Coverage Ratio.

At any time that a Covenant Trigger Event shall be in effect, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries (on a Consolidated basis) for the Test Period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Borrower and its Restricted Subsidiaries were required to have been delivered pursuant to Section 7.1(a) or (b), as applicable, and each subsequent Test Period during the continuance of such Covenant Trigger Event, shall be not less than 1.00 to 1.00 and the Borrower shall immediately deliver to the Administrative Agent a certificate of the chief financial officer setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio.

ARTICLE VII

REPORTING COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.1, 7.2 and 7.3) cause each of the Restricted Subsidiaries to:

SECTION 7.1 Financial Statements, Etc.

Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)    as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended April 29, 2017), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) condensed consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

(c)    beginning on the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Maximum Credit and (y) $60,000,000, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 12.5% of the Maximum Credit and (y) $60,000,000, in each case, for thirty (30) consecutive calendar days, as soon as available, but in any event within thirty (30) days after the end of each of the first two (2) months of each Fiscal Quarter of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations and cash flows, for such month, in the form prepared by management of the Borrower;

(d)    promptly after they are available, and in any event within ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending January 28, 2017, of the Borrower), a reasonably detailed consolidated budget for the following Fiscal Year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto), in each case, on a fiscal quarter basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(e)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.1(a) and 7.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(f)    quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each Fiscal Quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered, which requirement may be satisfied by including the Lenders and the Administrative Agent on quarterly conference calls with the First Lien Term Facility Lenders or the Second Lien Term Facility Lenders.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s or

such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 7.1(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 7.2 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), a duly completed Compliance Certificate; provided that if such Compliance Certificate demonstrates an Event of Default of any financial covenant pursuant to Section 6.1, any of the Permitted Holders may deliver, prior to or together with such Compliance Certificate, a notice of their intent to cure (a “Notice of Intent to Cure”) pursuant to Section 10.4 to the extent permitted thereunder;

(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 7.2;

(c)    promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than $35,000,000 or pursuant to the terms of the First Lien Term Facility Credit Agreement or the Second Lien Term Facility Credit Agreement, in each case, so long as the aggregate outstanding principal amount thereunder is greater than $35,000,000 and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 7.2;

(d)    together with the delivery of the financial statements pursuant to Sections 7.1(a) and 7.1(b) and each Compliance Certificate delivered pursuant to Section 7.2(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Restatement Effective Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.9 and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Restatement Effective Date and the date of the last such list;

(e)    on the date on which the delivery of financial statements is required to be made pursuant to Section 7.1(a), the Borrower shall furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of all material insurance coverage maintained by the Loan Parties, together with evidence thereof;

(f)    prior to or concurrent with the making of any Specified Payment, a detailed calculation of the Fixed Charge Coverage Ratio and projected Excess Availability as required pursuant to clauses (b) and (c) of the definition of “Payment Conditions” or “RP Conditions”, as applicable, together with a certification that no Event of Default exists or would arise as a result of the making of such subject Specified Payment and, in the case of any Permitted Acquisition, that the requirements of the definition of “Permitted Acquisitions” shall have been satisfied; and

(g)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.8; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The

Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 7.3 Notices.

Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Default;

(b)    of (i) any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, (iii) the occurrence of any ERISA Event or (iv) the occurrence of any other event or circumstance that, in any such case referred to in clauses (i), (ii), (iii) or (iv), has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)    of any casualty or condemnation event with respect to Current Asset Collateral having an aggregate fair market value in excess of $2,000,000, together with an update to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 7.04(a) or (b) (as applicable) reflecting the result of such casualty or condemnation event on the calculations of the Borrowing Base and the Term Borrowing Base; or

(d)    of any notice of cancellation or termination of any insurance policy received by any Loan Party.

Each notice pursuant to this Section 7.3 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this Section 7.3 and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 7.4 Borrowing Base Certificate.

(a)    Borrower shall provide the Administrative Agent with the following documents in a form and detail reasonably satisfactory to Administrative Agent: as soon as possible after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base, the Term Borrowing Base, the Aggregate Borrowing Base and of Excess Availability as of the last Business Day of the immediately preceding fiscal month, duly completed and executed by a Responsible Officer of the Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (such certification, a “Monthly Borrowing Base Certificate”); provided that the Borrower may elect, at its option, to deliver more frequent Borrowing Base Certificates, in which case such Borrowing Base Certificates shall be computed in accordance with the requirements of Section 7.4(b) in respect of Borrowing Base Certificates required to be delivered during the continuance of a Weekly Monitoring Event and the Borrower shall continue to deliver Borrowing Base Certificates on a weekly basis until January 15th of the next succeeding calendar year.

(b)    At any time during the occurrence and continuation of a Weekly Monitoring Event, the Borrower shall furnish a Borrowing Base Certificate calculated as of the close of business on the last day of the immediately preceding calendar week, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day).

(c)    The Borrower shall also cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent, in connection with updates to the most recent inventory appraisal delivered under Section 7.4 of the Existing Credit Agreement that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (the “Updated Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Updated Inventory Appraisal in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations (x)(i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $60,000,000 and (B) 15% of the Maximum Credit, in each case, for five (5) consecutive Business Days, the Administrative Agent shall, solely to the extent an Updated Inventory Appraisal has not occurred within three (3) months of the relevant date of determination, or may, at any other time, carry out, at the Borrower’s expense, two (2) Updated Inventory Appraisals during the following 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Updated Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion and (y) in addition to the foregoing clause (x), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Updated Inventory Appraisal in any period of 12 consecutive months.    The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(d)    The Administrative Agent may carry out investigations and reviews of each Loan Party’s property at the reasonable expense of the Borrower (including field audits conducted by the Administrative Agent) (“Field Examination”) and the Administrative Agent may carry out, at the Borrower’s expense, one (1) Field Examination in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations, (x)(i) at any time on or after the date on which Excess Availability has been less than the greater of (A) $60,000,000 and (B) 15% of the Maximum Credit, in each case, for five (5) consecutive Business Days, the Administrative Agent shall, solely to the extent a Field Examination has not occurred within three (3) months of the relevant date of determination, or may, at any other time, carry out, at the Borrower’s expense, two (2) Field Examinations during the following 12 consecutive months, and (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent shall carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion and (y) in addition to the foregoing clause (x), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Field Examination in any period of 12 consecutive months. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

ARTICLE VIII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

SECTION 8.1 Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)    take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights (including IP Rights), licenses, permits, privileges, and franchises which are material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article IX.

SECTION 8.2 Compliance with Laws, Etc.

Comply in all material respects with its Constituent Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 8.3 Designation of Subsidiaries.

The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Leverage Ratio for the Test Period immediately preceding such designation for which financial statements have been, or were required to have been, delivered pursuant to Section 7.1 is less than or equal to 6.00 to 1.00 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the First Lien Term Facility, the Second Lien Term Facility, or any other Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 8.4 Payment of Taxes, Etc.

Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Insurance.

(a)    Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary that is financially sound, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall, as appropriate, (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each applicable property and casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the loss payee thereunder. If any portion of any real property that is subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area, then the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, as soon as reasonably possible release the Mortgage with respect to such real property.

(b)    Any increase, extension or renewal of any Facility shall be subject to due diligence with respect to flood insurance requirements for any Mortgaged Properties and evidence of compliance with the flood insurance requirements set forth in the Loan Document that is reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 8.6 Inspection Rights.

In addition to the requirements pursuant to Section 7.4, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.6 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.6, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information (other than inspections, examinations or making copies or abstracts of, or discussions of, any document, information or other matter in connection with any evaluation of the Collateral, including in connection with any field examinations, appraisals or collateral audits, or the exercise of any rights or remedies), (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any bona fide arm’s length third party contract or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 8.7 Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 8.8 Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 8.9 Use of Proceeds.

The proceeds of the Loans made hereunder, and the issuance of Letters of Credit issued hereunder, will be used on and after the Restatement Effective Date, for working capital needs and other general corporate purposes of the Borrower (including, (i) on (or within twenty (20) days of) the Restatement Effective Date, to fund a portion of the Restatement Effective Date Dividend, (ii) to finance Permitted Acquisitions and (iii) other transactions not prohibited by the Loan Documents).

SECTION 8.10 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 8.11 Covenant to Guarantee Obligations and Give Security.

At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)    (x) upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary that is a Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 8.3, of any existing direct or indirect Wholly-Owned Subsidiary that is a Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Wholly-Owned Subsidiary that is a Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i)    within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)    cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B)    within forty-five (45) days (or within one hundred and eighty (180) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) in in the case of Mortgages and related documents specified in Section 8.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, the documents listed in Section 8.13(b) with respect to Mortgages of any Material Real Property), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Restatement Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)    cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(D)    within forty-five (45) days (or within one hundred and eighty (180) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) in the case of Mortgages and related documents specified in Section 8.13(b)) after such formation, acquisition or designation, (1) take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of the applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid first priority (subject to the Intercreditor Agreement) perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and (2) comply with the requirements of Section 8.12 with respect to all Deposit Accounts; and

(ii)    within forty-five (45) days (or within one hundred and eighty (180) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) in the case of Mortgages and related documents specified in Section 8.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11(a) as the Administrative Agent may reasonably request; and

(iii)    as promptly as practicable after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, title reports, surveys and environmental assessment reports and appraisals (if required under FIRREA), flood certifications under Regulation H of the Federal Reserve Board, provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b)    (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.1A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.1A; and (ii) after the Restatement Effective Date, promptly after the acquisition of any Material Real Property by the Borrower or any Loan Party, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and will take, or cause the relevant Loan Party, to take, the actions referred to in Section 8.13(b).

(c)    Notwithstanding anything to the contrary contained herein, no assets (x) of any entity that becomes a Loan Party as a result of a Permitted Acquisition or (y) acquired from a third party by a Loan Party outside the ordinary course of business, in each case, which were not included in the analysis under the most recent Updated Inventory Appraisal or Field Examination and which is otherwise eligible for inclusion in the calculation of the Borrowing Base or the Term Borrowing Base, may be included in the calculation of the Borrowing Base or the Term Borrowing Base unless and until the Administrative Agent has completed or received, in any case at the expense of the Borrower (without regard to, or counting against, any limitations on expense reimbursement or the number of Field Examinations or Inventory appraisals that may be conducted during any period, as contained in Section 7.4) (A) Inventory appraisals and Field Examinations, as may be reasonably required by the Administrative Agent, from appraisers and examiners reasonably satisfactory to the Administrative Agent and (B) such other due diligence with respect to such assets as the Administrative Agent may require in its Permitted Discretion, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion.

SECTION 8.12 Cash Receipts.

(a)    Maintain an effective account control agreement (a “Deposit Account Control Agreement”) with each Approved Account Bank, in each case, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account in which funds of any of the Loan Parties are deposited (including those existing as of the Restatement Effective Date and listed on Schedule 8.12 attached hereto, and excluding, for the avoidance of doubt, the Asset Sale Proceeds Pledged Account, lottery, petty cash, payroll, trust and tax withholding accounts) (collectively, the “Material Bank Accounts”); provided that each Loan Party may maintain credit balances in Store Accounts or other accounts, in each case that are not Approved Deposit Accounts, so long as the aggregate balance in all such Store Accounts and other accounts does not exceed $7,500,000 (such amount, the “Excluded Amount”). Notwithstanding anything in this section to the contrary, the provisions of this Section 8.12(a) shall not apply to any Deposit Account acquired by a Loan Party in connection with a Permitted Acquisition prior to the date that is ninety (90) days (or such later date as the Administrative Agent may agree) following the consummation of such Permitted Acquisition.

(b)    Each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or Credit Card Receivable to make payment, or to continue to make payment, to an Approved Deposit Account, (ii) deposit in an Approved Deposit Account promptly upon receipt all Cash Receipts (as defined below) received by any Loan Party from any other Person, (iii) deliver to the Administrative Agent Credit Card Notifications and (iv) instruct each depository institution for a Deposit Account to cause all amounts on deposit and available at the close of each Business Day in such Deposit Account (other than balances constituting the Excluded Amount) to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(c)    Each Credit Card Notification, Deposit Account Control Agreement (and, in the case of clause (iii) below, Securities Account Control Agreement) shall require (in each case, without further consent of the Loan Parties), and the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period and subject to the Intercreditor Agreement, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by, in the name of and under the sole dominion and control of the Administrative Agent at the Administrative Agent (the “Concentration Account”), of all cash receipts and collections, including the following (collectively, the “Cash Receipts”):

(i)    all available cash receipts from the sale of Inventory and other Current Asset Collateral (and, after the repayment of the First Lien Term Facility, all other Collateral) or casualty insurance proceeds arising from any of the foregoing;

(ii)    all proceeds of collections of Accounts and Credit Card Receivables;

(iii)    the then contents of each Approved Deposit Account and each Approved Securities Account (in each case, net of any minimum balance as may be required to be kept in the subject Deposit Account or Securities Account, as the case may be, by the institution at which such Deposit Account or Securities Account, as applicable, is maintained); and

(iv)    the cash proceeds of all credit card charges.

(d)    The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section, during the continuation of any Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e)    So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Securities Accounts (other than with respect to any Qualified Cash Securities Account) and Approved Deposit Accounts.

(f)    Any amounts received in the Concentration Account at any time when no Cash Dominion Period is continuing or all of the Obligations have been paid in full shall be remitted to the operating account of the Loan Parties maintained with the Administrative Agent or to an operating account otherwise designated by the Borrower.

(g)    Upon the written request of the Borrower, the Administrative Agent shall promptly (but in any event within two (2) Business Day after such request) furnish written notice to each Approved Account Bank of any termination of a Cash Dominion Period.

(h)    The Borrower may from time to time provide a written request to the Administrative Agent requesting that the Administrative Agent permit the withdrawal of a requested amount of Qualified Cash from any Qualified Cash Securities Account and, within two (2) Business Days of such written request, the Administrative Agent shall permit (or, if the relevant Qualified Cash Securities Account is not held with the Administrative Agent, shall instruct the relevant depositary bank or securities intermediary to so permit) the withdrawal of the requested amount of Qualified Cash in accordance with the written instructions of the Borrower so long as (i) no Default has occurred and is continuing or would result from such withdrawal of the requested amount of Qualified Cash in accordance with such written instructions of the Borrower, (ii) after giving effect to such withdrawal, the Revolving Credit Outstandings shall not exceed the Borrowing Base (it being agreed that, immediately upon such withdrawal, without any further act of any Person, the Borrowing Base shall be calculated excluding the amount of Qualified Cash so withdrawn), and (iii) the Borrower shall have provided an update to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 7.4(a) or (b) (as applicable) reflecting the result of such withdrawal on the calculation of the Borrowing Base.

SECTION 8.13 Further Assurances.

Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a)    Promptly upon reasonable request by the Administrative Agent or as may be required by applicable Laws (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)    In the case of any Material Real Property, provide the Administrative Agent with Mortgages with respect to such Material Real Property owned by any Loan Party within one hundred and eighty (180) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of such Material Real Property in each case together with:

(i)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the

Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 9.1, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request and is available in the applicable jurisdiction;

(iii)    opinions of local counsel for the Loan Parties in states in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)    title reports, surveys and environmental assessment reports and appraisals (if required under FIRREA), flood certifications under Regulation H of the Federal Reserve Board, provided that the Administrative Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(v)    such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken, provided that the Borrower will provide at least forty-five (45) days prior written notice to the Administrative Agent and the Lenders prior to delivering a Mortgage with respect to any Material Real Property and shall not execute and deliver any Mortgage with respect to any Material Real Property prior to written confirmation from the Administrative Agent and the Lenders of the completion of due diligence with respect to flood insurance requirements for such Material Real Property and receipt of evidence of compliance with flood insurance requirements set forth in the Loan Documents that is reasonably satisfactory thereto.

Notwithstanding the foregoing and anything to the contrary in this Agreement, the Borrower agrees that it shall not, nor permit any Restricted Subsidiary to, grant any deed of trust, trust deed, hypothec or mortgage in any real property owned by any Restricted Subsidiary (other than a Loan Party) with a fair market value in excess of $5,000,000, in each case, other than a Mortgage in favor of the Administrative Agent, the First Lien Term Facility Administrative Agent and the Second Lien Term Facility Administrative Agent.

SECTION 8.14 Physical Inventories.

Cause not less than one (1) cycle count of Inventory to be undertaken, at the expense of the Loan Parties on a monthly basis in accordance with the Borrower’s usual business practices, conducted using methodology routinely used by such Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable and, following the completion of such Inventory count, deliver a summary, in a form routinely used by such Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, of the results of such cycle count to the Administrative Agent.

SECTION 8.15 Post-Closing Matters.

(a)    Not later than the 60 days after the Restatement Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver Deposit Account Control Agreement or amendments thereto to, in each case, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any Deposit Account required to be subject to a Deposit Account Control Agreement under Section 8.12 hereof.

(b)    Not later than the 60 days after the Restatement Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver endorsements with respect to the identity of the Administrative Agent for each Mortgage Policy with respect to the Material Real Property listed on Schedule 1.1D, in form and substance reasonably acceptable to the Administrative Agent.

(c)    Not later than the 60 days after the Restatement Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver evidence that all endorsements to the insurance policies required by Section 8.5, evidencing the addition of the Administrative Agent, on behalf of the Lenders, as additional insured and/or lender loss payee under insurance policy (as applicable), in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), the Borrower shall not (and, with respect to Section 9.15, only Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to:

SECTION 9.1 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens created pursuant to any Loan Document;

(b)    Liens existing on the Restatement Effective Date and set forth on Schedule 9.1(b);

(c)    Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Administrative Agent in accordance with this Agreement;

(h)    Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(g);

(i)    (i) Liens securing obligations in respect of Indebtedness permitted under Section 9.3(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 9.3(l);

(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)     Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.2(i) or Section 9.2(m) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)    Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Sections 9.3(b), (l), (r) or (v);

(o)    Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 9.3(d);

(p)    Liens existing on property (other than Current Asset Collateral unless the Liens thereon are subordinated to the Lien of the Administrative Agent in a manner consistent with the terms of the Intercreditor Agreement) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.3), in each case after the Restatement Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), and (ii) the Indebtedness secured thereby is permitted under Section 9.3(e) or (v);

(q)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized

Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 9.2 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(v)    purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings;

(w)    Liens securing obligations in respect of Indebtedness permitted under Section 9.3(p)(i) and Specified Hedge Obligations and any Cash Management Obligations (in each case, as defined in the First Lien Term Facility Credit Agreement) permitted under Section 9.3(p)(ii) (or, in each case, any Permitted Refinancing in respect thereof, and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(x)    Liens securing obligations in respect of Indebtedness permitted under Section 9.3(q) (or, in each case, any Permitted Refinancing in respect thereof, and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(y)    Liens (i) of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(z)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(aa)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 9.1; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.3(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 9.3;

(bb)    rights of set-off against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not rights of set-off against any other property or assets of the Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements (as in effect on the Effective Date) to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(cc)    without duplication of, or aggregation with, any other Lien permitted under any other clause of this Section 9.1, other Liens (not covering Current Asset Collateral unless the Liens thereon are subordinated to the Lien of the Administrative Agent in a manner consistent with the terms of the Intercreditor Agreement) securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 1.50% of Total Assets at any time outstanding, in each case determined as of the date of incurrence;

(dd)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(ee)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries.

SECTION 9.2 Investments.

Make or hold any Investments, except:

(a)    Investments by the Borrower or any of the Restricted Subsidiaries in assets that are Cash Equivalents;

(b)    loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash) and (iii) for any other purpose, in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $20,000,000 at any time; provided, further, that the aggregate principal amount outstanding under clause (iii) shall not exceed $10,000,000 at any time;

(c)    Investments (i) by the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) without duplication of any other clauses of this Section 9.2, by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders in accordance with the requirements of the Security Agreement and (B) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed $37,500,000 at any time outstanding;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 9.1, 9.3 (other than 9.3(c)(ii) or (d)), 9.4 (other than 9.4(c)(ii), (d) or (f)), 9.5 (other than 9.5(d)(ii) or (e)) and 9.6 (other than 9.6(d) or (g)(iv)), respectively;

(f)    Investments existing on the Restatement Effective Date or made pursuant to legally binding written contracts in existence on the Restatement Effective Date, in each case, set forth on Schedule 9.2(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 9.2(f) is not increased from the amount of such Investment on the Restatement Effective Date except pursuant to the terms of such Investment as of the Restatement Effective Date or as otherwise permitted by another clause of this Section 9.2;

(g)    Investments in Swap Contracts permitted under Section 9.3;

(h)    promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 9.5;

(i)    Permitted Acquisitions;

(j)    [Reserved];

(k)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(l)    loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 9.6(f) or (g);

(m)    without duplication of any other clauses of this Section 9.2, other Investments that do not exceed $50,000,000 in the aggregate at any time outstanding, determined as of the date of such Investment;

(n)    advances of payroll payments to employees in the ordinary course of business;

(o)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(p)    Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 9.4 after the Effective Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 9.2(i) or (m)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(r)    without duplication of, or aggregation with, any Investment made under any other clause of this Section 9.2, the Borrower and its Restricted Subsidiaries may make other Investments as long as the Payment Conditions are satisfied after giving effect thereto;

(s)    Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (c)(iv), (i) or (m) of this Section 9.2; and

(t)    Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

SECTION 9.3 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a)    Indebtedness under the Loan Documents;

(b)    (i) Indebtedness existing on the Restatement Effective Date set forth on Schedule 9.3(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Restatement Effective Date; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c)    (i) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 9.3(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 9.3); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (ii) any Guarantee by the Borrower or any Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by the Borrower or such Subsidiary Guarantor in such Restricted Subsidiary under Section 9.2(c);

(d)    Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 9.2; provided that (i) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement and (ii) in the event of any such Indebtedness in respect of the sale, transfer or assignment of Current Asset Collateral, such Indebtedness shall be duly noted on the books and records of the Loan Parties as being owing in respect of Current Asset Collateral;

(e)    (i) Attributable Indebtedness relating to any transaction and other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness (including Attributable Indebtedness) at any one time outstanding incurred pursuant to this clause (e) shall not exceed the greater of $200,000,000 and 3.00% of Total Assets, in each case determined at the time of incurrence; provided, further, that for the purposes of determining compliance with this Section 9.3(e), Attributable Indebtedness shall not be deemed to arise from a sale leaseback transaction with respect to real property comprising a Store or distribution center that is originally treated under GAAP as an operating lease at the time such sale leaseback transaction is consummated but is subsequently treated under GAAP as a Capitalized Lease as the result of a change in GAAP (or interpretations thereof) after the Restatement Effective Date;

(f)    Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)    Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(h)    Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 9.6;

(i)    Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(j)    Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(k)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(l)    Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $100,000,000 and 2.75% of Total Assets, in each case determined at the time of incurrence; provided that a maximum of the greater of $25,000,000 and 1.00% of Total Assets in aggregate principal amount of such Indebtedness may be incurred by Non-Loan Parties, in each case determined at the time of incurrence;

(m)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)    Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p)    (i) Indebtedness in an aggregate principal amount not to exceed the sum of (A) $1,925,000,000 plus (B) an amount equal to result of (x) $475,000,000 less (y) the aggregate principal amount of any incremental indebtedness incurred in reliance of Section 2.18(3) of the Second Lien Term Facility Credit Agreement (as in effect on the Restatement Effective Date), at any time outstanding under the First Lien Term Facility or under any document governing Incremental Equivalent Term Debt (as such term is defined in the First Lien Term Facility Credit Agreement (as in effect on the Restatement Effective Date)) and (ii) the amount of obligations in respect of (A) Specified Hedge Obligations and (B) Cash Management Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the First Lien Term Facility Credit Agreement (as in effect on the Restatement Effective Date)) at any time outstanding and not incurred in violation of Section 9.3(f), in each case and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof, provided that, for the avoidance of doubt, the aggregate principal amount of incremental Indebtedness incurred pursuant to Section 9.3(p)(i)(b) and 9.3(q)(B) shall not exceed $475,000,000;

(q)    Indebtedness in an aggregate principal amount not to exceed the sum of (A) $625,000,000 plus (B) an amount equal to the result of (x) $475,000,000 less (y) the aggregate principal amount of any incremental indebtedness incurred in reliance of Section 2.18(3) of the First Lien Term Facility Credit Agreement (as in effect on the Restatement Effective Date), at any time outstanding under the Second Lien Term Facility or under any document governing Incremental Equivalent Term Debt (as such term is defined in the Second Lien Term Facility Credit Agreement (as in effect on the Restatement Effective Date)), and any Permitted Refinancing thereof, provided that, for the avoidance of doubt, the aggregate principal amount of incremental Indebtedness incurred pursuant to Sections 9.3(p)(i)(b) and 9.3(q)(B) shall not exceed $475,000,000;

(r)    Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, does not exceed $25,000,000;

(s)    (i) other unsecured Indebtedness of the Borrower or any Restricted Subsidiary, so long as (A) the Payment Conditions shall have been satisfied after giving effect thereto and (B) the maturity date and Weighted Average Life to Maturity of such Indebtedness is at least six (6) months after the Latest Maturity Date at the time of incurrence of such Indebtedness and (ii) other Indebtedness that is secured and subordinated, provided that such Indebtedness (A) is not secured by any Current Asset Collateral, (B) is subject to an intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement and (C) has a maturity date and Weighted Average Life to Maturity that is at least six (6) months after the Latest Maturity Date at the time of incurrence of such Indebtedness (and any Permitted Refinancing thereof);

(t)    [reserved];

(u)    Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of Inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate face amount of such letters of credit does not exceed $100,000,000 at any time;

(v)    Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Restatement Effective Date, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted

Subsidiary that is non-recourse to the Borrower, Holdings or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Restatement Effective Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 9.1(p) and, in each case, any Permitted Refinancing thereof, and (ii) of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 9.1(p) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to clause (v)(ii) does not exceed $50,000,000; provided that Indebtedness incurred under clause (i)(B) or clause (ii) of this paragraph (v) that is secured by assets of a type that would otherwise constitute Current Asset Collateral shall not exceed an aggregate amount outstanding of $25,000,000 and any such assets shall have been and at all times be segregated from, and not commingled with, Current Asset Collateral, with reasonably satisfactory evidence of compliance with the foregoing to be provided to the Administrative Agent promptly upon request; and

(w)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 9.3. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

SECTION 9.4 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided, that (x) in the case of clauses (ii) through (iv) of this paragraph (b), (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party and (y) in the case of clause (iii) of this paragraph (b), the Borrower shall provide not less than ten (10) days’ prior written notice to the Administrative Agent of such proposed change;

(c)     any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 9.2 (other than clause (e) thereof) and must be a permitted Disposition in accordance with Section 9.5;

(d)    so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) the Administrative Agent shall have made such filings and received such documents and agreements as may be reasonably required by the Administrative Agent to continue the perfection of its Liens on the Collateral in accordance with the Loan Documents and (G) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and providing for other customary opinions reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e)    so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f)    so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.2 (other than Section 9.2(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Sections 8.11, 8.12 and 8.13;

(g)    [reserved]; and

(h)     so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.5 (other than Section 9.5(e)).

SECTION 9.5 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Current Asset Collateral, such replacement property shall constitute Current Asset Collateral;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e)) or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e)); provided that no Disposition of Current Asset Collateral (other than Cash and Cash Equivalents) shall be permitted pursuant to this clause (d) unless (A) upon the occurrence and continuation of an Event of Default, such Disposition is made for cash and (B) the Borrower shall have (1) in respect of any Disposition pursuant to this clause (d) of property with an aggregate fair market value in excess of $2,000,000, delivered to the Administrative Agent written notice of such disposition in reasonable detail and (2) if requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate; provided further that Dispositions of Intellectual Property pursuant to this Section 9.5(d) shall comply with the terms of Section 9.5(j)(iv);

(e) Dispositions permitted by Sections 9.2 (other than Section 9.2(e)), 9.4 (other than Section 9.4(h)) and 9.6 (other than Section 9.6(d)) and Liens permitted by Section 9.1 (other than Section 9.1(m)(ii));

(f) so long as no Event of Default exists or would result therefrom, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), Dispositions of other real property pursuant to sale-leaseback transactions, provided that the applicable net proceeds thereof are applied in accordance with the terms of the First Lien Term Facility Credit Agreement, the Second Lien Term Facility Credit Agreement or the documentation relating to any Permitted Refinancing of the First Lien Term Facility Credit Agreement or the Second Lien Term Facility Credit Agreement (as applicable);

(g) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) [Reserved];

(j) Dispositions of property (other than Current Asset Collateral) not otherwise permitted under this Section 9.5; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 9.1 and Liens permitted by Sections 9.1(a), (m), (s), (t), (w), (x), (y) and (ee)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $25,000,000 and 1.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; (iii) proceeds of such Dispositions are applied in accordance with the First Lien Term Facility Credit Agreement and the Second Lien Term Facility Credit Agreement; and (iv) in the event of a Disposition of Intellectual Property used or useful in connection with the Current Asset Collateral, the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to the Administrative Agent, and provided further that in the case of a Disposition of Intellectual Property licensed by the Borrower or one of its Restricted Subsidiaries from a third party, the transferee thereof shall be required to provide such a license only to the extent to which the applicable license gives it a right to do so;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) bulk sales or other Dispositions of the Inventory of a Loan Party in connection with Store closings, at arm’s length, provided that (i) all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.9 hereof and (ii) such store closures and related Inventory dispositions shall not exceed in any transaction or series of related transactions, ten percent (10%) of the number of the Loan Parties’ stores as of the date of such bulk sale or other Disposition, unless the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate; provided further that in connection with any store closures which exceed fifteen percent (15%) in the aggregate during any twelve-month period of the number of the Loan Parties’ stores in existence at the beginning of such period (net of new store openings), (x) the Borrower shall have delivered immediately prior to such event written notice of such Disposition in reasonable detail, (y) if requested by the Administrative Agent, the Borrower shall permit an updated Inventory appraisal in form and detail and from an appraiser reasonably satisfactory to the Administrative Agent and (z) such store closures shall be made by a liquidator or under the supervision of a consultant (such liquidator or consultant shall be reasonably acceptable to the Administrative Agent) and pursuant to liquidation or consulting arrangements reasonably acceptable to the Administrative Agent;

(m) [reserved];

(n) the unwinding of any Swap Contract;

(o) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(p) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property not constituting Current Asset Collateral (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 9.7;

(q) Dispositions of accounts receivable in connection with the collection or compromise thereof, provided that no disposition of Eligible Accounts shall be permitted pursuant to this clause (q) unless the Borrower shall have (i) delivered to the Administrative Agent written notice of such disposition in reasonable detail and (ii) if requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate;

(r) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store permitted under clause (l) of this Section 9.5 which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(s) so long as no Event of Default exists or would arise as a result of the transaction, sales of a Subsidiary or any business segment which is a Non-Core Business Segment, or any portion thereof, (i) to any Person other than a Loan Party or a Subsidiary or a Sponsor, for fair market value and so long as the consideration received for such sale or transfer is at least 85% cash or Cash Equivalents, or (ii) to a Subsidiary or Sponsor, if the Payment Conditions are satisfied, such sale or transfer is for fair market value and the entire consideration received for such sale or transfer is paid in cash or Cash Equivalents, provided that, in each case, such sale shall be in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Borrowing Base, and further provided that all Net Cash Proceeds, if any, received in connection with any such sales are applied to prepay the Loans pursuant to, and to the extent required by, Section 2.9(b); and

(t) Dispositions of Cash Equivalents;

provided that any Disposition of any property pursuant to this Section 9.5 (except pursuant to Sections 9.5(e), (i), (k), (n), and (o) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 9.5 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 9.6 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 9.3) of such Person;

(c) [Reserved];

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.2 (other than Section 9.2(e)), 9.4 (other than a merger or consolidation of Holdings and the Borrower) or 9.8 (other than Section 9.8(a), (j) or (k));

(e) repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f) the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of service or employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in an aggregate amount after the Restatement Effective Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 9.2(l) in lieu of Restricted Payments permitted by this clause (f) not to exceed $15,000,000 in any calendar year with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Restatement Effective Date;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect corporate parent (or entity treated as a corporation for tax purposes) thereof to pay) the tax liability (including estimated tax payments) to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect corporate parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes (including estimated tax payments) that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone consolidated, combined, unitary or affiliated group and (B) the actual tax liability (including estimated tax payments) of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Subsidiaries as a stand-alone group), reduced in the case of clauses (A) and (B) by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses of Holdings or its direct or indirect parents thereof which do not own other Subsidiaries besides Holdings, its Subsidiaries and any other direct or indirect parents of Holdings incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and any direct or indirect corporate parent (or entity treated as a corporation for tax purposes) of Holdings to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parent’s) corporate or legal existence;

(iv) to finance any Investment permitted to be made pursuant to Section 9.2; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 9.4) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Sections 8.11, 8.12 and 9.2;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 9.8(e), (h), (k) and (p) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(h) the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Restatement Effective Date, of up to 6.00% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;

(k) each of Holdings and the Borrower may make the Restatement Effective Date Dividend;

(l) without duplication of any other clauses of this Section 9.6, other Restricted Payments that do not exceed $25,000,000 in the aggregate at any time outstanding, so long as the Payment Conditions shall have been satisfied after giving effect thereto; and

(m) Restricted Payments so long as the RP Conditions shall have been satisfied.

SECTION 9.7 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Restatement Effective Date or any business reasonably related or ancillary thereto.

SECTION 9.8 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction;

(d) [Reserved];

(e) the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement;

(f) employment, severance and other similar arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(g) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of the Borrower;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) any agreement, instrument or arrangement as in effect as of the Restatement Effective Date and set forth on Schedule 9.8, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Restatement Effective Date);

(j) Restricted Payments permitted under Section 9.6;

(k) customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith;

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 9.8;

(m) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(n) investments by the Sponsor or the Co-Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.00% of the proposed or outstanding issue amount of such class of securities;

(o) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiary in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 9.2;

(p) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Effective Date in connection therewith; and

(q) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing.

SECTION 9.9 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Restatement Effective Date and (to the extent not otherwise permitted by this Section 9.9) are listed on Schedule 9.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 9.3;

(iv) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 9.1(a), (m), (s), (t), (w), (x), (y), (dd) and (ee) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 9.5 applicable pending such Disposition solely to the assets subject to such Disposition;

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.2 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.3 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the First Lien Term Facility, the Second Lien Term Facility and any Permitted Refinancing thereof, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreement);

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 9.3(e), (m)(i), (r) or (v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii) are customary restrictions contained in the First Lien Term Facility Credit Agreement, the First Lien Term Facility Documentation, the Second Lien Term Facility Credit Agreement, the Second Lien Term Facility Documentation and any Permitted Refinancing of any of the foregoing;

(xiii) arise in connection with cash or other deposits permitted under Section 9.1;

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Restatement Effective Date and permitted under Section 9.3 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder; or

(xv) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over any Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

SECTION 9.10 [Reserved].

SECTION 9.11 Fiscal Year.

Make any change in Fiscal Year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 9.12 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of principal and interest shall be permitted) any Indebtedness, except (i) so long as the RP Conditions are satisfied after giving effect thereto, any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness; (ii) the refinancing of any Indebtedness with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to be applied to prepayments pursuant to the First Lien Term Facility or the Second Lien Term Facility; (iii) the conversion (or exchange) of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) or Indebtedness of Holdings or any of its direct or indirect parents; (iv) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any Indebtedness with the proceeds of any other Indebtedness otherwise permitted by Section 9.3; (v) any Permitted Refinancing of any Indebtedness; (vi) any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Equity Issuance; and (vii) the prepayment of Indebtedness incurred pursuant to clauses (e), (f), (h), (k) and (v) of Section 9.3;

SECTION 9.13 [Reserved].

SECTION 9.14 Modification of Debt Agreements.

Amend, modify or change in any manner materially adverse to the interest of the Lenders any term or condition of (i) any Material Indebtedness (other than as a result of a Permitted Refinancing thereof and in any event excluding the First Lien Term Facility, the Second Lien Term Facility and any Permitted Refinancing thereof and any Indebtedness hereunder) without the consent of the Administrative Agent (not to be unreasonably withheld or delayed) or (ii) the First Lien Term Facility, the Second Lien Term Facility or any refinancing Indebtedness in respect thereof that would (A) shorten the maturity date of the First Lien Term Facility, the Second Lien Term Facility or such refinancing Indebtedness (as the case may be) to a date which is prior to ninety-one (91) days after the Latest Maturity Date or (B) shorten the date scheduled for any principal payment or increase the amount of any required principal payment, the result of which would be to require principal payments on account thereof in excess of the amounts previously required over the twenty-four (24) months following such amendment, modification or waiver.

SECTION 9.15 Holdings.

In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the First Lien Term Facility, the Second Lien Term Facility, any Qualified Holding Company Debt, (iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests), (v) any transaction permitted under Section 9.4, (vi) the making of payments or restricted payments (x)

to the extent otherwise permitted under this Section 9.15 and (y) with any amounts received in any transaction permitted under Section 9.6, (vii) the incurrence of Qualified Holding Company Debt, (viii) making contributions to the capital of its Subsidiaries, (ix) guaranteeing the obligations of the Borrower and its Subsidiaries solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder, (x) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (xi) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 9.6 pending application thereof by Holdings, (xii) providing indemnification to officers and directors, (xiii) the making of Investments in assets that are Cash Equivalents and (xiv) activities incidental to the businesses or activities described in clauses (i) to (xiii) of this Section 9.15.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.1 Events of Default.

Each of the events referred to in clauses (a) through (l) of this Section 10.1 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any Reimbursement Obligation or deliver any cash collateral or letter of credit required to be delivered pursuant to Section 2.4(b), or (ii) pay within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants.

(i) The Borrower, any Restricted Subsidiary or, in the case of Section 9.15, Holdings, fails to perform or observe any term, covenant or agreement contained in (A) Article VI; provided, that, any failure to comply with Article VI shall be subject to cure to the extent provided in Section 10.4, (B) Section 7.2(a), (C) Section 7.3(a), (D) Section 8.1(a) (solely with respect to the Borrower), (E) Section 8.9 or (F) Article IX; or

(ii) during the continuation of any Cash Dominion Period the Borrower or any Subsidiary Guarantor fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.12; or

(iii) the Borrower or any Subsidiary Guarantor fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in (x) Section 7.4(a) and such failure continues for five (5) Business Days or (y) Section 7.4(b) and such failure continues for three (3) Business Days; or

(iv) the Borrower or any Subsidiary Guarantor fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.5 in respect of any insurance covering Current Asset Collateral and such failure continues for ten (10) Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 10.1(a) or (b) above and, for the purpose of clarity, including any failure to perform or observe any covenant or agreement contained in (x) Section 8.12 other than during the continuation of any Cash Dominion Period or (y) Section 8.5 other than with respect to insurance covering Current Asset Collateral) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) the date that the Borrower becomes aware of any such failure and (y) receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than $35,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by the Borrower or any Subsidiary Guarantor) the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Aggregate Commitments or acceleration of the Loans pursuant to Section 10.2; provided that (I) no such event under the First Lien Term Facility (other than a payment default or any default relating to insolvency or any proceeding under any Debtor Relief Law) shall constitute an Event of Default under this Section 8.1(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the First Lien Term Facility and (z) the exercise of any remedies by the First Lien Term Facility Administrative Agent or collateral agent or any lenders under the First Lien Term Facility in respect of any Collateral and (II) no such event under the Second Lien Term Facility (other than a payment default or any default relating to insolvency or any proceeding under any Debtor Relief Law) shall constitute an Event of Default under this Section 8.1(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the Second Lien Term Facility and (z) the exercise of any remedies by the Second Lien Term Facility Administrative Agent or collateral agent or any lenders under the Second Lien Term Facility in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against Holdings, the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary Guarantor or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.4 or 9.5) or the satisfaction in full of all the Obligations (or, to the extent not satisfied, arrangements satisfactory to the applicable Secured Party have been made in accordance with Section 11.11(a)), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.1 or 8.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 9.4 or 9.5) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 9.1, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than $35,000,000 or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than $35,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 10.2 Remedies upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of, the Requisite Lenders take any or all of the following actions:

(i) declare the Commitments of each Lender and any obligation of the Issuers to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the Letter of Credit Obligations (in an amount equal to 101% of the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender and any obligation of the Issuers to Issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Without limitation of the rights of the Agents or Secured Parties under Section 8.12 and the definitions of Qualified Cash and Qualified Cash Securities Account, the Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of an Event of Default, and notwithstanding Section 2.13(f) above, the Administrative Agent may in its sole discretion, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 10.2(a), deliver a notice to each Approved Account Bank instructing them to cease complying with any instructions from the Borrower or any Subsidiary Guarantor and to transfer all funds therein to the Administrative Agent and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in the Concentration Account and all other proceeds of Collateral in the order specified in Section 10.3 hereof.

(c) Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are the failure to comply with Section 6.1 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of Section 10.2(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 10.4.

SECTION 10.3 Application of Funds.

After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuer from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, ratably, to pay any fees then due to the Revolving Credit Lenders and expense reimbursements then due to the Lenders from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Third, to pay interest due and payable in respect of any Revolving Loans (including any Swing Loans) and any Protective Advances, ratably;

Fourth, to pay the principal of the Swing Loans and the Protective Advances, ratably;

Fifth, to pay principal on the Revolving Loans (other than the Protective Advances and Swing Loans) and unreimbursed Letter of Credit Borrowings and to pay any amounts owing with respect to Obligations in respect of Secured Hedge Agreements (exclusive of Specified Secured Hedge Obligations and the Obligations in respect of any other Secured Hedge Agreements to the extent that an Availability Reserve has not been taken by the Administrative Agent in respect thereof), ratably;

Sixth, to pay an amount to the Administrative Agent equal to 101% of the Letter of Credit Obligations on such date, to be held in the Concentration Account as cash collateral for such Obligations;

Seventh, to pay any fees then due to the Term Lenders (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Eighth, to pay interest due and payable in respect of any Term Loans;

Ninth, to pay principal on the Term Loans;

Tenth, to pay any amounts owing with respect to Cash Management Obligations;

Eleventh, to pay any amounts owing with respect to any Specified Secured Hedge Obligations and any Obligations in respect of any other Secured Hedge Obligations not paid pursuant to clause Fifth above, ratably;

Twelfth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower;

Thirteenth, as provided for under the Intercreditor Agreement; and

Fourteenth, after all of the Obligations have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by Law.

Subject to Sections 2.4, 2.16, 8.12 and 10.5, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses First through Thirteenth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Loans. The order of priority set forth in clauses First through Eleventh above may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses First through Twelfth above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party or a Limited Guarantor, in each case, which is not an eligible contract participant as defined in the Commodity Exchange Act be applied towards the payment of any Obligations under Secured Hedge Agreements if, and to the extent that, such application is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

SECTION 10.4 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under any covenant set forth in Article VI and until the expiration of the tenth (10th) Business Day after the date on which the Fixed Charge Coverage Ratio calculation would be required to be delivered pursuant to Section 6.1 or Section 7.2(a) (such date, the “Cure Expiration Date”), following delivery of a Notice of Intent to Cure in accordance herewith, the Borrower may designate any portion of the Net Cash Proceeds of any issuance of common (or, if reasonably acceptable to the Administrative Agent, preferred) Equity Interests of the Borrower or any cash capital contribution to the common or preferred equity of the Borrower as an increase to Consolidated EBITDA with respect to such applicable quarter; provided that all such Net Cash Proceeds to be so designated (i) are actually received by the Borrower as cash common or preferred equity (including through capital contribution of such Net Cash Proceeds to the Borrower) after the date of such notice and before the Cure Expiration Date and (ii) the aggregate amount of such Net Cash Proceeds or cash capital contribution that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Article VI for any applicable period.

(b) Upon receipt by the Borrower of any such designated Net Cash Proceeds or cash capital contribution (the “Cure Amount”) in accordance with this Section 10.4, Consolidated EBITDA for any period of calculation which includes the last Fiscal Quarter of the Test Period ending immediately prior to the date on which such Cure Amount was received shall be increased, solely for the purpose of calculating any financial ratio set forth in Article VI, by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the financial ratio set forth in Article VI and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Fixed Charge

Coverage Ratio (other than for purposes of actual compliance with Article VI as of the end of any applicable Test Period), and any reduction in Indebtedness, if applicable, from the Cure Amount shall not reduce Fixed Charges for purpose of calculating the Fixed Charge Coverage Ratio and shall not result in any adjustment to any other financial definition for any purpose under this Agreement.

(c) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Article VI, the Borrower shall be deemed to have satisfied the requirements of Article VI as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Article VI shall be deemed cured for this purpose of the Agreement.

(d) In each period of four Fiscal Quarters, there shall be at least two (2) Fiscal Quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to Section 10.4(a).

(e) Consolidated EBITDA shall not be increased by exercise of a cure pursuant to Section 10.4(a) more than four (4) times during the term of this Agreement.

SECTION 10.5 Actions in Respect of Letters of Credit; Cash Collateral.

(a) At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in the Concentration Account to Cash Collateralize Letter of Credit Obligations shall be less than 101% of the Letter of Credit Obligations and (iii) as may be required by Section 2.9 or Section 2.16, the Borrower shall pay to the Administrative Agent in Same Day Funds at the Administrative Agent’s office referred to in Section 12.8, for deposit in the Concentration Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Concentration Account counts equals or exceeds 101% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9. The Administrative Agent may, from time to time after funds are deposited in the Concentration Account, apply funds then held in the Concentration Account to the payment of any amounts, in accordance with Section 2.9 and Section 10.2(b), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 10.5 or Sections 2.4, 2.9, 2.12, 2.16 or 10.2 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 12.2(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 10.5 may be otherwise applied in accordance with Section 10.3), and (y) the Person providing Cash Collateral and the applicable Issuer or Swing Loan Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authorization.

(a) Each of the Lenders and the Issuers hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Sections 11.6 and 11.11) are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Sections 11.3, 11.14, 12.3, 12.4 and 12.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders.

SECTION 11.2 Rights as a Lender.

Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 11.3 Exculpatory Provisions.

Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuer.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 11.4 Reliance by the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuer, each Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Agents shall not be required to take any action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 11.5 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent- Related Persons of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.3, 12.4 and 12.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent.

(b) Any resignation by Wells Fargo (or any other entity appointed as the Administrative Agent under this Section 11.6) as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer (to the extent Wells Fargo (or such other entity) is an Issuer at such time) and as Swing Loan Lender, as applicable. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

Each Lender and each Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent- Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuer also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 11.8 No Other Duties; Other Agents, Arrangers, Managers, Etc.

Each of the Co-Syndication Agents is hereby appointed a Co-Syndication Agent hereunder, and each Lender hereby authorizes each of the Co-Syndication Agents to act as a Co-Syndication Agent in accordance with the terms hereof and the other Loan Documents. Each of the Co-Documentation Agents is hereby appointed as a Co-Documentation Agent hereunder, and each Lender hereby authorizes each of the Co-Documentation Agents to act as a Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers, Co-Documentation Agents or Co-Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, and such Persons shall have the benefit of this Article XI. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Each Co-Syndication Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each of the Co-Syndication Agents and Co-Documentation Agents and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 11.9 Intercreditor Agreement.

The Administrative Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Collateral other than the Current Asset Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 11.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.12, 12.3 and 12.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 12.3 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer in any such proceeding.

SECTION 11.11 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuers irrevocably authorizes the Administrative Agent , and the Administrative Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank (or, with respect to any Secured Hedge Agreement provided or arranged by Wells Fargo or an Affiliate of Wells Fargo, Wells Fargo) shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all

Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuer shall have been made, provided that the provision by the Borrower of (i) Cash Collateral (which, with the consent of the Administrative Agent, may be pledged directly to the applicable Issuer) or (ii) a backstop letter of credit from a financial institution acceptable to the applicable Issuer, in each case, in an aggregate amount equal to 101% of the maximum face amount of any such Letters of Credit shall be deemed to be an arrangement reasonably satisfactory to the Administrative Agent and the applicable Issuer), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 12.1, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or by each Lender, if required by Section 12.1(e)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) in accordance with the last sentence of Section 8.5(a);

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.1(i);

(c) release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the First Lien Term Facility, Second Lien Term Facility or any Junior Financing; and

(d) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the First Lien Term Facility, the Second Lien Term Facility or any other Junior Financing.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.11. In each case as specified in this Section 11.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents and take all other actions as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.11.

SECTION 11.12 [Reserved].

SECTION 11.13 Secured Cash Management Agreements and Secured Hedge Agreements.

(a) Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(b) Each Lender (for itself and on behalf of its Affiliates that are Secured Parties) hereby agrees (i) that, after the occurrence and during the continuance of a Cash Dominion Period (and thereafter at such frequency as the Administrative Agent may reasonably request in writing), it will provide to the Administrative Agent, promptly upon the written request of the Administrative Agent, a summary of all Obligations owing to it under this Agreement and (ii) that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Administrative Agent, a Lender or an Issuing Bank party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to Agent) this Article XI and Sections 3.1, Sections 12.4, 12.6, 12.19, 12.23 and 12.26 and the Intercreditor Agreement, and the decisions and actions of the Administrative Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing clause (ii), (x) such Secured Party shall be bound by Sections 12.3, 12.4 and 12.5 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Administrative Agent, the Lenders and the Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 11.14 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agents and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata in accordance with their Applicable Percentage of the aggregate of the Term Facility and the Revolving Credit Facility, and hold harmless the Agents and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.14. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.14 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share (determined by reference to its Applicable Percentage of the aggregate of the Term Facility and the Revolving Credit Facility) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse such Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 11.14 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, the Swing Loan Lender or any Issuer.

SECTION 11.15 Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 12.02.

SECTION 11.16 Reports and Financial Statements.

By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all obligations arising out of Secured Hedge Agreements and Cash Management Obligations due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of such obligations unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 12.19 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender as a consequence of such Lender’s breach of Section 11.16(e) above.

SECTION 11.17 Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the

Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase any Commitment of any Lender without the written consent of such Lender directly adversely affected thereby (it being understood that (i) a waiver of any condition precedent set forth in Section 4.2 and (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.6 or 2.10 without the written consent of each Lender directly adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any change to any component of “Excess Availability” shall not constitute a reduction in the rate of interest); provided that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 12.1, the definition of “Requisite Lenders”, “Requisite Class Lenders”, “Supermajority Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 9.4 or 9.5, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 9.4 or 9.5, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender;

(g) change the definition of the term “Borrowing Base”, “Term Borrowing Base” or any component definition thereof, but excluding the definitions of “Revolving Eligible Accounts Advance Rate”, “Revolving Credit Card Advance Rate”, or “Revolving Inventory Advance Rate”, “Term Eligible Accounts Advance Rate”, “Term Credit Card Advance Rate”, or “Term Inventory Advance Rate” or the numerical percentage of Qualified Cash in the definition of “Borrowing Base”, in each case the amendment or modifications of which shall be subject to clause (h) below, if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders and the Requisite Class Lenders under the Term Facility, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Reserves or Shrink Reserves without the consent of any Lenders;

(h) increase the numerical percentage contained in “Revolving Eligible Accounts Advance Rate”, “Revolving Credit Card Advance Rate”, or “Revolving Inventory Advance Rate”, “Term Eligible Accounts Advance Rate”, “Term Credit Card Advance Rate”, or “Term Inventory Advance Rate” or the numerical percentage of Qualified Cash in the definition of “Borrowing Base” without the written consent of each Lender; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves, Inventory Reserves or Shrink Reserves without the consent of any Lenders;

(i) without the prior written consent of all Lenders directly affected thereby, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as provided by operation of applicable Law or in the Intercreditor Agreement, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien; or

(j) change the order of the application of funds specified in Section 10.3 without the written consent of each Lender directly affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above, affect the rights or duties of an Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) [reserved]; (v) Section 12.2(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (vi) the consent of Requisite Class Lenders shall be required with respect to any amendment that by its terms directly adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes; and (vii)

no Lender or Issuer consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is for the purpose of adding the holders of Indebtedness incurred or issued pursuant to a Permitted Refinancing of the First Lien Term Facility or the Second Lien Term Facility (or any agent or trustee of such holders) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement and permitted under Section 9.3(p) and Section 9.3(q) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by Sections 5.2(d) or 7.4 of the Intercreditor Agreement with respect to a Permitted Refinancing of the First Lien Term Facility or the Second Lien Term Facility, as applicable, under Section 9.3(p) or Section 9.3(q) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to a Permitted Refinancing of the First Lien Term Facility or the Second Lien Term Facility permitted, as applicable, under Section 9.3(p) or Section 9.3(q)); provided further that no such agreement shall, pursuant to this clause (vii), amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Requisite Lenders, the Requisite Class Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Section 12.1 and for so long as an Availability Reserve is maintained with respect to Obligations arising under Secured Hedge Agreements, no amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedge Agreements resulting in such Obligations being junior in right of payment to principal on the Revolving Loans or resulting in Obligations owing to any Hedge Bank becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner materially adverse to any Hedge Bank, shall be effective without the written consent of such Hedge Bank.

Notwithstanding anything to the contrary contained in Section 12.1, the Guaranty, Collateral Documents and related documents executed by Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender (including any of the matters expressly set forth in this Section 12.1) and that has been approved by the Requisite Lenders or Requisite Class Lenders (as applicable), the Borrower may replace such non-consenting Lender in accordance with Section 3.7; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 12.2 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 9.4, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment of any Class and the Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate unused amount of the Commitment of any Class (plus the principal outstanding balance of the Loans of any Class) or, if the Commitment of such Class is not then in effect, the principal outstanding balance of the Loans of such Class the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a) or (f), solely with respect to the Borrower, has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Loan Lender’s rights and obligations in respect of Swing Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Section 10.1(a) or, solely with respect to the Borrower or any Guarantor, Section 10.1(f), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment;

provided that the consent of an Issuer or Swing Loan Lender shall not be required in any circumstances with respect to the assignment by a Term Lender of any or all of its rights or obligations under the Term Facility;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, 12.3, 12.4 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.2(c) and Section 2.7 shall be construed so that all Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.1 (other than clause (d) thereof) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 (subject to the requirements of Sections 3.1(b), (c) or (d), as applicable), Section 3.4 and Section 3.5 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.6 as though it were a Lender, provided such Participant agrees to be subject to Section 12.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 3.1 as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(e). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Loan Parties under any Loan Document (including the Borrower’s obligations under Sections 3.1, 3.4 and 3.5), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Loan to the

Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation as Issuer or Swing Loan Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo or any other Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, Wells Fargo or the applicable Issuer may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuer and/or (ii) if applicable, upon thirty (30) days’ notice to the Borrower, resign as Swing Loan Lender. In the event of any such resignation as Issuer or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo or the applicable Issuer as Issuer or (as applicable) Swing Loan Lender, as the case may be. If Wells Fargo or the applicable Issuer resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 2.4). If Wells Fargo resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3. Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo or the applicable Issuer to effectively assume the obligations of Wells Fargo or the applicable Issuer with respect to such Letters of Credit.

SECTION 12.3 Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby and thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of (i) Morgan, Lewis & Bockius LLP (as counsel to the Administrative Agent and the Arrangers, taken as a whole), (ii) [reserved] and (iii) if reasonably necessary, one local counsel for the Administrative Agent and the Arrangers taken as a whole in each relevant jurisdiction material to the interests of the Agents, the Issuers and the Lenders (which, where reasonably practicable, may be a single law firm acting as local counsel in multiple relevant jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Issuers and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, the Issuers and the Lenders taken as a whole (and, if reasonably necessary, one local counsel to the Administrative Agent, the Issuers and the Lenders in any relevant jurisdiction material to the interests of the Agents, the Issuers and the Lenders (which, where reasonably practicable, may be a single law firm acting as local counsel in multiple relevant jurisdictions) and, in the event of any conflict of interest between any of the Administrative Agent, the Issuers and the Lenders (where the Person affected by such conflict of interest has informed the Borrower of such conflict), one additional counsel in each relevant jurisdiction to each group of affected Lenders and/or Issuers similarly situated taken as a whole)). The agreements in this Section 12.3 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 12.3 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent, any Issuer and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent, such Issuer, and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

SECTION 12.4 Indemnities.

The Borrower shall indemnify and hold harmless the Administrative Agent, each Lender, each Issuer, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees, and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict has informed the Borrower of such conflict), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including, without limitation, the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower), (ii) the Transaction, (iii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liabilities arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction or (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person of such Indemnitee, in each case as determined by a final, non appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent, co-collateral agent, arranger, bookrunner or any similar role under the Facilities and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates or (B) have been settled pursuant to any settlement arrangement entered into by the applicable Indemnitee or any Related Indemnified Persons of such Indemnitee, in each case, without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 12.4 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.4 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 12.4), shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 12.4 shall survive the resignation of the Administrative Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 12.4 shall not apply to Taxes, Other Taxes, taxes covered by Section 3.4 or amounts excluded from the definition of Taxes pursuant to clauses (i) through (vii) of the first sentence of Section 3.1(a), which shall be governed by Section 3.1 or Section 3.4, except it shall apply to any taxes (other than taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes) that represent losses, claims, damages, etc. arising from a non-tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

SECTION 12.5 Limitation of Liability.

The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 12.6 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.7 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it, or the participations in Letter of Credit Obligations and Swing Loans held by it (in each case, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Letter of Credit Obligations or Swing Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.15 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this Section shall not be construed to apply to the application of Cash Collateral provided for in Sections 10.3 and 10.5. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.6) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 12.7 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 12.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 12.8 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, an Issuer or the Swing Loan Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.8; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative

Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by Administrative Agent, Issuers and Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Swing Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.9 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 12.10 [Reserved].

SECTION 12.11 [Reserved].

SECTION 12.12 [Reserved].

SECTION 12.13 Governing Law; Submission to Jurisdiction; Service of Process.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 12.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.15 Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender, or any Issuer shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 12.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 12.17 Execution in Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including .pdf) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.18 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.19 Confidentiality.

Each of the Administrative Agent, the Arrangers, the Lenders and the Issuers agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any direct competitor of the Borrower pursuant to this clause (a)), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Arranger or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 12.19 (it being understood that in no event shall such disclosure be made to any direct competitor of the Borrower pursuant to this clause (f)), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Revolving Credit Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Arranger, any Issuer, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, it being understood that all information received from Holdings, the Borrower or any Subsidiary after the Restatement Effective Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, Arrangers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 12.20 Use of Name, Logo, etc.

Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 12.21 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 12.22 Outstanding Obligations.

Upon the satisfaction of the conditions precedent set forth in Section 4.1 hereof, all Existing Revolving Loans and Existing Term Loans outstanding under the Existing Credit Agreement shall remain outstanding as part of the initial Borrowing of Loans under this Agreement. On the Restatement Effective Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit between themselves so that each Lender is then holding its Applicable Percentage of outstanding Loans and Letter of Credit Obligations. Such purchases and sales shall be arranged by and through the Administrative Agent, and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

SECTION 12.23 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.24 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.24, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable Issuer or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.25 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 12.26 Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 11.4). The provision of this Section 12.26 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 12.27 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 12.28 Amendment and Restatement of Existing Credit Agreement.

On the Restatement Effective Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 12.28. On the Restatement Effective Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interest in the Collateral by the Loan Parties under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under, but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents. This Agreement represents a modification, and not a novation, of the credit facility under the Existing Credit Agreement and nothing contained herein shall be construed as a novation of the “Obligations” outstanding under, and as defined in, the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby. In the event that any payment made by any Loan Party under the Existing Credit Agreement must be disgorged or otherwise returned by any Secured Party, such Secured Party shall be entitled to the benefits of the Existing Credit Agreement and the Loan Parties shall unconditionally be obligated to repay the same along with any applicable interest and fees. The Loan Parties acknowledge, represent and warrant that they have no claims, defenses or offsets with respect to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) related thereto and that immediately prior to the effectiveness of this Agreement, the Existing Credit Agreement and such other loan and collateral documents are valid, binding and enforceable in accordance with the terms thereof. Except as provided herein, this Agreement shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Existing Credit Agreement or any other Loan Document, or (ii) operate as a waiver or otherwise prejudice any right, power or remedy that any Secured Party may now have or may have in the future under or in connection with the Existing Credit Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, each reference in the Loan Documents to “the Credit Agreement” shall mean this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BEACON HOLDING INC., as Holdings

By:	/s/ Christopher J. Baldwin
Name:	Christopher J. Baldwin
Title:	President

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Christopher J. Baldwin

Name:	Christopher J. Baldwin
Title:	President, Chief Executive Officer

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender and an Issuer

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Director

BANK OF AMERICA, N.A., as a Lender and an Issuer

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Director

Deutsche Bank AG New York Branch

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION as a Co-Documentation Agent and a Lender

By:	/s/ Nicole Manies
Name:	Nicole Manies
Title:	Vice President

TD BANK, N.A.

By:	/s/ Jang Kim
Name:	Jang Kim
Title:	Vice President

BMO Harris Bank N.A.

By:	/s/ Craig Thistlethwaite
Name:	Craig Thistlethwaite
Title:	Managing Director

NYCB SPECIALTY FINANCE COMPANY, LLC, a wholly owned subsidiary of New York Community Bank, as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

Capital One, National Association

By:	/s/ Jon Oldham
Name:	Jon Oldham
Title:	VP, Managing Underwriter

ING CAPITAL LLC, as a Lender

By:	/s/ Doug S. Clarida
Name:	Doug S. Clarida
Title:	Director

By:	/s/ Jerry L. McDonald
Name:	Jerry L. McDonald
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eugene A. Leary
Name:	Eugene A. Leary
Title:	Senior Vice President

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION

By:	/s/ Catherine Chiavetta
Name:	Catherine Chiavetta
Title:	Senior Vice President

The Huntington National Bank

By:	/s/ Roger F. Reeder
Name:	Roger F. Reeder
Title:	Vice President

SANTANDER BANK, N.A.

By:	/s/ John P. Nuzzo
Name:	John P. Nuzzo
Title:	Vice President

SCHEDULE I

COMMITMENTS OF LENDERS

Lender	Revolving Credit Commitment	Applicable Percentage (Revolving Credit Commitment)	Term Commitment	Applicable Percentage (Term Commitment)
Wells Fargo Bank, National Association	$299,250,000.00	31.500000000%	$15,750,000.00	31.500000000%
Bank of America, N.A.	$137,750,000.00	14.500000000%	$7,250,000.00	14.500000000%
Deutsche Bank AG New York Branch	$61,750,000.00	6.500000000%	$3,250,000.00	6.500000000%
U.S. Bank National Association	$57,000,000.00	6.000000000%	$3,000,000.00	6.000000000%
TD Bank, N.A.	$57,000,000.00	6.000000000%	$3,000,000.00	6.000000000%
BMO Harris Bank N.A.	$52,250,000.00	5.500000000%	$2,750,000.00	5.500000000%
NYCB Specialty Finance Company, LLC	$52,250,000.00	5.500000000%	$2,750,000.00	5.500000000%
Capital One, National Association	$47,500,000.00	5.000000000%	$2,500,000.00	5.000000000%
ING Capital LLC	$47,500,000.00	5.000000000%	$2,500,000.00	5.000000000%
PNC Bank, National Association	$47,500,000.00	5.000000000%	$2,500,000.00	5.000000000%
City National Bank	$33,250,000.00	3.500000000%	$1,750,000.00	3.500000000%
The Huntington National Bank	$28,500,000.00	3.000000000%	$1,500,000.00	3.000000000%
Santander Bank, N.A.	$28,500,000.00	3.000000000%	$1,500,000.00	3.000000000%

Total	$950,000,000.00	100.000000000%	$50,000,000.00	100.000000000%

SCHEDULE II

SUBSIDIARY GUARANTORS

Name of Borrower/Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation

BJME Operating Corp.	Corporation	Massachusetts

BJNH Operating Co., LLC	Limited liability company	Delaware

Natick Realty, Inc.	Corporation	Maryland

Schedule II

SCHEDULE 1.1A

COLLATERAL DOCUMENTS

1.	Amended and Restated Security Agreement dated February 3, 2017 by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto from time to time and Wells Fargo Bank, National Association as Administrative Agent (the “Agent”).

2.	Amended and Restated Guaranty Agreement dated February 3, 2017 by and among Holdings, the other Subsidiary Guarantors party thereto from time to time, and the Agent.

3.	Trademark Security Agreement dated February 3, 2017 by and among the Borrower and the Agent.

4.	Acknowledgment to Intercreditor Agreement dated February 3, 2017.

5.	Intercompany Subordination Agreement dated February 3, 2017.

Schedule 1.1A

SCHEDULE 1.1D

MATERIAL REAL PROPERTY

Club #	Borrower/Loan Party	Address/City/State/Zip Code	County
52	Natick Realty, Inc.	Court at Oxford Valley 350 Commerce Blvd. Fairless Hills, PA 19030	Bucks

57	Natick Realty, Inc.	550 Madison Avenue Reading, PA 19605	Berks

67	Natick NJ 1993 Realty Corp.	1001 East Edgar Road Linden, NJ 07036	Union

149	Natick NH Hooksett Realty Corp.	400 Quality Drive Hooksett, NH 03106	Merrimack

308	Natick NJ Flemington Realty Corp.	186 Highway 31 Flemington, NJ 08822	Hunterdon

Schedule 1.1D

SCHEDULE 1.1E

CREDIT CARD AGREEMENTS

1.	Bank Card Merchant Agreement for Credit Cards, dated as of August 28, 2001, by and among Vantiv, LLC (f/k/a Fifth Third Processing Solutions, LLC and Fifth Third Bank) and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

2.	American Express Card Acceptance Agreement, dated as of November 17, 2003, by and among American Express Travel Related Services Company, Inc. and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

3.	Merchant Services Agreement, dated as of August 15, 2013, by and among DFS Services, LLC and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

4.	Visa Incentive Network Merchant Participation Master Agreement, dated as of January 1, 2013, by and among Visa USA Inc. and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

5.	Co-Brand Agreement, dated as of July 11, 2014, by and among MasterCard International Incorporated and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

6.	Co-Brand Credit Card Program Agreement, dated as of June 5, 2014, by and among Comenity Capital Bank and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

7.	MasterCard Acceptance Agreement, dated as of March 22, 2013, by and among MasterCard International Incorporated and BJ’s Wholesale Club, Inc., as amended, restated, supplemented or otherwise modified from time to time.

Schedule 1.1E

Schedule 1.1F

EXISTING LETTERS OF CREDIT

Issue Date	Beneficiary	Issuing Bank	Amount	Expiration Date	Purpose
2/1/2012	Canarsie Plaza LLC	Wells Fargo Bank	$2,500,000.00	2/1/2017	Lease requirement
3/25/2013	Liberty Mutual Insurance	Wells Fargo Bank	$500,000.00	3/25/2017	Insurance requirement
6/11/2013	TransMontaigne Product Services LLC	Wells Fargo Bank	$2,600,000.00	6/6/2017	Vendor requirement
6/25/2013	HUH Hempstead BJ 2012 LLC	Wells Fargo Bank	$1,452,000.00	6/13/2017	Lease requirement
11/22/2013	Valero	Wells Fargo Bank	$2,000,000.00	11/19/2017	Vendor requirement
12/2/2013	Sunoco	Wells Fargo Bank	$400,000.00	11/19/2017	Vendor requirement
12/5/2013	Phillips 66	Wells Fargo Bank	$2,000,000.00	11/26/2017	Vendor requirement
1/13/2014	Marathon Petroleum	Wells Fargo Bank	$3,000,000.00	1/13/2018	Vendor requirement
1/16/2014	Atlantic Specialty Insurance	Wells Fargo Bank	$7,500,000.00	1/10/2018	Insurance requirement
3/12/2014	Apex Oil Company	Wells Fargo Bank	$1,000,000.00	3/12/2017	Vendor requirement
5/23/2014	BP Products North America Inc	Wells Fargo Bank	$7,000,000.00	5/23/2017	Vendor requirement
11/17/2014	PBF Holding Company LLC	Wells Fargo Bank	$8,000,000.00	11/17/2017	Vendor requirement
1/20/2015	Arch Insurance Company	Wells Fargo Bank	$1,875,000.00	1/13/2017	Insurance requirement
3/15/2015	Arch Insurance Company	Wells Fargo Bank	$100,000.00	3/2/2017	Insurance requirement

			$39,927,000.00

Grand Total					7,833,817.58

HK LACP - BJ’S WHOLESALE CLUB, INC. Total					956,666.76
2/02/2017	1912723	12/05/2016	3/02/2017	WUXI HOUSETEX INDUSTRIES CO.,	58,424.00
2/02/2017	1914516	12/30/2016	2/27/2017	CANGNAN COLOR BAG CO., LTD	130,636.80
2/02/2017	1915054	1/09/2017	2/03/2017	SWIMWAYS FAR EAST COMPANY LIMITED	20,820.92
2/02/2017	1915056	1/09/2017	2/03/2017	MOOSE TOYS PTY LTD	158,906.40
2/02/2017	1915131	1/10/2017	2/09/2017	SWIMWAYS FAR EAST COMPANY LIMITED	56,409.12
2/02/2017	1915198	1/11/2017	2/10/2017	SWIMWAYS FAR EAST COMPANY LIMITED	96,294.60
2/02/2017	1915199	1/11/2017	2/10/2017	SWIMWAYS FAR EAST COMPANY LIMITED	105,392.00
2/02/2017	1915519	1/17/2017	2/13/2017	MG MACAO COMMERCIAL OFFSHORE LTD.	90,072.00
2/02/2017	1916036	1/20/2017	2/13/2017	MG MACAO COMMERCIAL OFFSHORE LTD.	197,640.00
2/02/2017	1916545	1/26/2017	2/22/2017	SWIMWAYS FAR EAST COMPANY LIMITED	42,070.92

HK LCs - BJ’S WHOLESALE CLUB, INC. Total					3,078,357.24
2/02/2017	TP605500060005-6	11/03/2016	1/19/2017	CANGNAN COLOR BAG CO., LTD	102,876.48
2/02/2017	TP605500060006-6	11/03/2016	3/10/2017	INTEX TRADING LTD	281,661.12
2/02/2017	TP605500060009-6	11/10/2016	1/27/2017	SWIMWAYS FAR EAST COMPANY LIMITED	2,103.55
2/02/2017	TP605500060010-6	11/15/2016	2/21/2017	MG MACAO COMMERCIAL OFFSHORE LTD.	191,208.60
2/02/2017	TP605500060011-6	11/16/2016	2/12/2017	SWIMWAYS FAR EAST COMPANY LIMITED	81,210.26
2/02/2017	TP605500060012-6	11/21/2016	5/08/2017	CIXI GSTAR ELECTRIAL APPLIANCE	57,904.88
2/02/2017	TP605500060014-6	11/24/2016	3/08/2017	INTEX TRADING LTD	67,227.54
2/02/2017	TP605500060015-6	11/24/2016	2/17/2017	MG MACAO COMMERCIAL OFFSHORE LTD.	68,040.00
2/02/2017	TP605500060016-6	12/09/2016	3/10/2017	QUANZHOU SHUNTONG CRAFTS CO., LTD	129,600.00
2/02/2017	TP605500060019-6	12/20/2016	3/12/2017	SWIMWAYS FAR EAST COMPANY LIMITED	24,793.78
2/02/2017	TP605500060020-6	12/20/2016	3/11/2017	SWIMWAYS FAR EAST COMPANY LIMITED	220,872.33
2/02/2017	TP605500060021-6	12/20/2016	5/07/2017	CANGNAN COLOR BAG CO., LTD	308,629.44
2/02/2017	TP605500060022-6	12/30/2016	2/18/2017	INTEX TRADING LTD	74,513.25
2/02/2017	TP605500060023-6	12/30/2016	2/06/2017	VENTUS INDUSTRIAL LIMITED	30,641.75
2/02/2017	TP605500060024-6	12/30/2016	2/06/2017	VENTUS INDUSTRIAL LIMITED	28,106.40
2/02/2017	TP605500060025-6	12/30/2016	2/06/2017	VENTUS INDUSTRIAL LIMITED	3,764.29
2/02/2017	TP605500060026-6	12/30/2016	2/08/2017	VENTUS INDUSTRIAL LIMITED	48,732.15
2/02/2017	TP605500060027-6	12/30/2016	2/06/2017	VENTUS INDUSTRIAL LIMITED	57,727.69
2/02/2017	TP605500060028-7	1/06/2017	2/08/2017	NINGBO SINGFUN ELECTRIC APPLIANCE	4,301.24
2/02/2017	TP605500060029-7	1/18/2017	4/26/2017	INTEX TRADING LTD	364,650.20
2/02/2017	TP605500060030-7	1/17/2017	4/10/2017	SWIMWAYS FAR EAST COMPANY LIMITED	470,169.13
2/02/2017	TP605500060031-7	1/17/2017	4/21/2017	SWIMWAYS FAR EAST COMPANY LIMITED	187,803.36
2/02/2017	TP605500060032-7	1/19/2017	4/25/2017	MG MACAO COMMERCIAL OFFSHORE LTD.	271,819.80

US —BJ’S WHOLESALE CLUB, INC. Total					3,798,793.58
2/02/2017	00000011306993	1/30/2017	2/27/2017		30,257.70
2/02/2017	00000011319992	12/28/2016	2/21/2017		37,196.00
2/02/2017	00000011321191	1/06/2017	2/03/2017		71,124.48
2/02/2017	00000011321241	1/06/2017	2/03/2017		35,778.24
2/02/2017	00000011322199	1/06/2017	2/06/2017		17,889.12
2/02/2017	00000011325448	1/19/2017	2/17/2017		160,354.08
2/02/2017	00000011327641	1/27/2017	3/27/2017		260,372.00
2/02/2017	00000011329104	2/02/2017	4/03/2017		74,392.00
2/02/2017	00000064802421	11/04/2016	2/17/2017	ALPAN LIGHTING PRODUCTS, INC	211,680.00
2/02/2017	00000064802422	11/04/2016	3/14/2017	SKYWALKER HOLDINGS LLC	210,157.40
2/02/2017	00000064802424	11/04/2016	2/04/2017	TRAVELPRO INTERNATIONAL	270,307.37
2/02/2017	00000064802426	11/25/2016	3/29/2017	ALPAN LIGHTING PRODUCTS, INC	271,109.16
2/02/2017	00000064802427	11/25/2016	4/07/2017	ALPAN LIGHTING PRODUCTS, INC	385,654.50
2/02/2017	00000064802428	11/25/2016	3/29/2017	ALPAN LIGHTING PRODUCTS, INC	192,827.25
2/02/2017	00000064802430	12/21/2016	1/13/2017	ROSENTHAL AND ROSENTHAL	156,331.88
2/02/2017	00000064802432	12/15/2016	2/07/2017	JIA HOME	20,296.92
2/02/2017	00000064802433	12/20/2016	1/27/2017	CURTIS INTERNATIONAL LIMITED	86,234.40
2/02/2017	00000064802434	12/20/2016	3/15/2017	ALPAN LIGHTING PRODUCTS, INC	144,925.20
2/02/2017	00000064802435	12/20/2016	2/08/2017	ALPAN LIGHTING PRODUCTS, INC	103,061.70
2/02/2017	00000064802436	12/20/2016	3/14/2017	SKYWALKER HOLDINGS LLC,	159,942.80
2/02/2017	00000064802437	12/20/2016	2/08/2017	ALPAN LIGHTING PRODUCTS, INC	149,499.00
2/02/2017	00000064802438	12/20/2016	3/15/2017	ALPAN LIGHTING PRODUCTS, INC	120,153.60
2/02/2017	00000064802439	12/20/2016	3/15/2017	ALPAN LIGHTING PRODUCTS, INC	127,008.00
2/02/2017	00000064802440	12/22/2016	2/12/2017	INTERNATIONAL LEISURE PRODUCTS, INC	72,670.72
2/02/2017	00000064802441	1/05/2017	2/03/2017	TRAVELPRO INTERNATIONAL	1,512.89
2/02/2017	00000064802442	1/17/2017	3/15/2017	ALPAN LIGHTING PRODUCTS, INC	138,643.34
2/02/2017	00000064802443	1/17/2017	3/24/2017	ALPAN LIGHTING PRODUCTS, INC	84,672.00
2/02/2017	00000064802444	1/17/2017	3/19/2017	INTERNATIONAL LEISURE PRODUCTS,	48,050.69
2/02/2017	00000064802445	1/27/2017	3/21/2017	ALPAN LIGHTING PRODUCTS, INC	126,433.44
2/02/2017	48024419199551	1/19/2017	2/17/2017	TRAVELPRO INTERNATIONAL	30,257.70

SCHEDULE 5.11(A)

ERISA COMPLIANCE

None.

Schedule 5.11(a)

SCHEDULE 5.12

SUBSIDIARIES

Holder	Issuer	Type of Organization	Jurisdiction of Organization / Formation	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged pursuant to Collateral and Guaranty Requirement	Certificate No.	Par Value
Beacon Holding Inc.	BJ’s Wholesale Club, Inc.	Corporation	Delaware	10	10	100%	1	$0.01
BJ’s Wholesale Club, Inc.	CWC Beverages Corp.	Corporation	Connecticut	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	JWC Beverages Corp.	Corporation	New Jersey	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	Mormax Beverages Corp.	Corporation	Delaware	100	100	100%	2	$0.01
BJ’s Wholesale Club, Inc.	Mormax Corporation	Corporation	Massachusetts	5,000	5,000	100%	4	$1.00
BJ’s Wholesale Club, Inc.	Natick GA Beverage Corp.	Corporation	Georgia	100	100	100%	1	$1.00
BJ’s Wholesale Club, Inc.	YWC Beverages Corp.	Corporation	New York	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	BJME Operating Corp.	Corporation	Massachusetts	1,000	1,000	100%	4	$1.00

Schedule 5.12

Holder	Issuer	Type of Organization	Jurisdiction of Organization / Formation	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged pursuant to Collateral and Guaranty Requirement	Certificate No.	Par Value
BJME Operating Corp.	Natick Realty, Inc.	Corporation	Maryland	105,000	105,0001	100%	5	$0.01 per share
BJME Operating Corp.	BJNH Operating Co., LLC	Limited Liability Company	Delaware	n/a	n/a	100%	Uncertificated	n/a
Natick Realty, Inc.	Natick Fifth Realty Corp.	Corporation	Maryland	1,000	1,000	100%	2	$1.00 per share
Natick Realty, Inc.	Natick NH Hooksett Realty Corp.	Corporation	New Hampshire	100	100	100%	1	$1.00 per share
Natick Realty, Inc.	Natick NJ 1993 Realty Corp.	Corporation	New Jersey	1,000	1,000	100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Flemington Realty Corp.	Corporation	New Jersey	1,000	1,000	100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Manahawkin Realty Corp.	Corporation	New Jersey	100	100	100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Realty Corp.	Corporation	New Jersey	1,000	1,000	100%	2	$1.00 per share

[1]	Approximately 120 shares of Series A Non-Voting Preferred Stock of Natick Realty, Inc. are held by various current and former employees of BJ’s Wholesale Club, Inc. or their estates. BJME Operating Corp. holds all of the outstanding Common Stock of Natick Realty, Inc.

Schedule 5.12

SCHEDULE 8.12

DEPOSIT ACCOUNTS

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJ’s Wholesale Club, Inc.	Master / Concentration	Bank of America NC1-002-27-05 101 S. Tryon St. Charlotte, NC 28255	511-57328	Y

BJ’s Wholesale Club, Inc.	Master / Letter of Credit	Wells Fargo Bank NK 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000035271886	Y

BJ’s Wholesale Club, Inc.	Master / Concentration	Santander Bank 75 State St. Boston, MA 02109	64904963200	Y

BJ’s Wholesale Club, Inc.	Concentration	Santander Bank 75 State St. Boston, MA 02109	64904963309	Y

BJ’s Wholesale Club, Inc.	Receipts	Santander Bank 75 State St. Boston, MA 02109	64904963317	N

BJ’s Wholesale Club, Inc.	Home Office Check Deposits	Santander Bank 75 State St. Boston, MA 02109	64904964083	N

BJ’s Wholesale Club, Inc.	Concentration (ACH Receipts/Disb.)	Bank of America NC1-002-27-05 101 S. Tryon St. Charlotte, NC 28255	00541-45326	Y

BJME Operating Corp.	Subsidiary	Santander Bank 75 State St. Boston, MA 02109	64904963390	N

Schedule 8.12

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJNH Operating Co., LLC	Subsidiary	Santander Bank 75 State St. Boston, MA 02109	64904963408	N

BJ’s Wholesale Club, Inc.	New Club Deposits	Bank of America NC1-002-27-05 101 S. Tryon St. Charlotte, NC 28255	00551-48254	N

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	20000-0109-7298	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	20900-0259-4535	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	20500-0028-2083	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	20400-0008-1003	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	20882-1000-8773	Y

BJ’s Wholesale Club, Inc.	Lottery	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000001101469	N

Schedule 8.12

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJ’s Wholesale Club, Inc.	Lottery	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000001101223	N

BJ’s Wholesale Club, Inc.	Lottery	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000001101346	N

BJ’s Wholesale Club, Inc.	Lottery	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000001101427	N

BJ’s Wholesale Club, Inc.	Lottery	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	2000011055233	N

BJ’s Wholesale Club, Inc.	Lottery	Santander Bank 75 State St. Boston, MA 02109	758-600-357-59	N

BJ’s Wholesale Club, Inc.	Lottery	Santander Bank 75 State St. Boston, MA 02109	758-600-470-69	N

BJ’s Wholesale Club, Inc.	Money Market	Bank of America Merrill Lynch 200 N College St., 3rd Floor Charlotte, NC 28255-0001	5S107A07	N

BJ’s Wholesale Club, Inc.	ACH Rebate Receipts	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-24327	N

Schedule 8.12

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJ’s Wholesale Club, Inc.	Funding Beacon Holdings Inc.	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-25148	N

BJ’s Wholesale Club, Inc.	Disbursement	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	22200-77087	N

BJ’s Wholesale Club, Inc.	Disbursements - Cigna	JP Morgan 1 Chase Manhattan Plaza New York, NY 10005	47575-8072	N

BJ’s Wholesale Club, Inc.	Employee Donations	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-29982	N

BJ’s Wholesale Club, Inc.	ACH Disbursements	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-31213	N

BJ’s Wholesale Club, Inc.	Miscellaneous Payroll	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-46978	N

BJ’s Wholesale Club, Inc.	Bank Master	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7724	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7617	Y

Schedule 8.12

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7625	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7666	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7567	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7526	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7427	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7575	Y

BJ’s Wholesale Club, Inc.	Club Depository	US Bank SL-MO T11C One US Bank Plaza St. Louis, MO 63101	1539-1089-7476	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	41-2709-5248	Y

Schedule 8.12

Borrower/Loan Party	Type of Account	Name & Address of Financial Institutions	Account Number	Material Bank Account (Y/N)
BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	41-2709-5255	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	41-2709-5263	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	41-2709-5271	Y

BJ’s Wholesale Club, Inc.	Club Depository	Wells Fargo Bank 90 S 7th St., 7th Floor Minneapolis, MN 55402	41-2709-5289	Y

BJ’s Wholesale Club, Inc.	Consumer Funds (Trust Account)	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	0046404-48251	N

BJ’s Wholesale Club, Inc.	Funding	Bank of America NC1-002-2705 101 S. Tryon Street Charlotte, NC 28255	00046468-91967	N

BJ’s Wholesale Club, Inc.	Depository	TD Bank ME2-009-000 77 Exchange St. Bangor, ME 04401	24278-11028	N

Natick Realty, Inc.	REIT accounts	Santander Bank 75 State St. Boston, MA 02109	64904963416	N

Schedule 8.12

SCHEDULE 9.1(B)

EXISTING LIENS

None.

Schedule 9.1(b)

SCHEDULE 9.2(F)

EXISTING INVESTMENTS

All Equity Interests as set forth on Schedule 5.12.

Schedule 9.2(f)

SCHEDULE 9.3(B)

EXISTING INDEBTEDNESS

1.	Indebtedness related to a capital lease, dated May 24, 2010, by and among BJ’s Wholesale Club, Inc., as Tenant, and Equity One JV Sub Northborough LLC, as Landlord, for certain land and buildings located in Northborough, Massachusetts, in the principal amount of $8,077,688 and with an expiration date of September 17, 2031.

Schedule 9.3(b)

SCHEDULE 9.8

EXISTING AFFILIATE TRANSACTIONS

None.

Schedule 9.8

SCHEDULE 9.9

EXISTING BURDENSOME AGREEMENTS

None.

Schedule 9.9

SCHEDULE 12.8

CERTAIN ADDRESSES FOR NOTICES

HOLDINGS, THE BORROWER OR ANY LOAN PARTY:

[c/o] BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581

Attention: Robert W. Eddy / Chief Financial Officer

Telephone: 774-512-5950

Telecopier: 774-512-6056

Email: rweddy@bjs.com

Website: www.bjs.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attention: John Jameson

Telephone: (213) 891-7516

Telecopier: (213) 891-8493

Email: john.jameson@lw.com

WELLS FARGO BANK, NATIONAL ASSOCIATION:

Wells Fargo Bank, National Association

Wells Fargo Capital Finance

Retail Finance Division

One Boston Place, 19th Floor

Boston, MA 02108

Attention: Joseph Burt, Director

Telephone: (617) 854-7279

Facsimile: (866) 617-3988

Email: Joseph.Burt@wellsfargo.com

Address for borrowing requests:

Wells Fargo Bank, National Association

One Boston Place, 19th Floor

Boston, MA 02108

Attention: BJ’s Wholesale Club, Inc. - Loan Servicer

Facsimile: 866-358-0023

WFRFwires@wellsfargo.com

Schedule 12.8

Address for payments:

ABA No. 121-000-248

Account Number 37235547964502815

Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA

Account Name: Wells Fargo Bank, N.A.

Reference: BJ’S WHOLESALE CLUB, INC. Lucas ID BWU00

Schedule 12.8

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee identify Lender]

3.	Borrower: BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”)

4.	Administrative Agent: Wells Fargo Bank, National Association, including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Amended and Restated Credit Agreement, dated as of February 3, 2017, by and among others, the Borrower, Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of applicable Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][11]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Term Commitments,” “Revolving Credit Commitments,” “Extended Revolving Credit Commitments,” etc.).
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.

Assignment Effective Date:                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][1] Accepted:

WELL FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

[Consented to: [ ]

By:
Name:
Title:][2]

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Loan Lender or the Issuers) is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of February 3, 2017, among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.2(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1(a), (b) and, if applicable, (c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.1 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to the conflicts of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”, together with all successors and assigns), promises to pay                      (hereinafter, together with its successors in title and assigns, the “Lender”) the aggregate unpaid principal balance of Revolving Loans made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement (as hereafter defined) and amounts advanced by the Lender in respect of any Letter of Credit and Swing Loans, with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement. As used herein, the “Credit Agreement” means and refers to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as such may be amended, restated, extended, supplemented or otherwise modified from time to time) by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and the Lender and each other Person from time to time party thereto as a lender thereunder. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

This is a “Revolving Credit Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. The principal of, and interest on, this Revolving Credit Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. The Administrative Agent’s books and records concerning the Revolving Loans and amounts owing in respect of Letters of Credit and Swing Loans, the accrual of interest and fees thereon, and the repayment of such Revolving Loans and advances in respect of Letters of Credit and Swing Loans, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent or the Lender in exercising or enforcing any of the Administrative Agent’s or Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Lender with respect to this Revolving Credit Note and/or any Collateral Document or any extension or other indulgence with respect to any other liability or

B-1-1

any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Revolving Credit Note.

This Revolving Credit Note shall be binding upon the Borrower and upon its successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The Borrower agrees that any action or proceeding arising out of or relating to this Revolving Credit Note or for recognition or enforcement of any judgment, may be brought in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States for the Southern District of New York, and any appellate court from any thereof, and by execution and delivery of this Revolving Credit Note, the Borrower and the Lender each consent, for itself and in respect of its property, to the exclusive jurisdiction of those courts. To the fullest extent permitted by applicable law, the Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States for the Southern District of New York, and any appellate court from any thereof.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Revolving Credit Note, are each relying thereon. THE BORROWER, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

[Remainder of page intentionally left blank]

B-1-2

IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

B-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

B-1-4

EXHIBIT B-2

FORM OF TERM NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”, together with all successors and assigns), promises to pay                  (hereinafter, together with its successors in title and assigns, the “Lender”) the aggregate unpaid principal balance of Term Loan made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement (as hereafter defined), with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement. As used herein, the “Credit Agreement” means and refers to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as such may be amended, restated, extended, supplemented or otherwise modified from time to time) by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and the Lender and each other Person from time to time party thereto as a lender thereunder. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

This is a “Term Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. The principal of, and interest on, this Term Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. The Administrative Agent’s books and records concerning the Term Loan, the accrual of interest and fees thereon, and the repayment of such Term Loan, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent or the Lender in exercising or enforcing any of the Administrative Agent’s or Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Lender with respect to this Term Note and/or any Collateral Document or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Term Note.

B-2-1

This Term Note shall be binding upon the Borrower and upon its successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The Borrower agrees that any action or proceeding arising out of or relating to this Term Note or for recognition or enforcement of any judgment, may be brought in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States for the Southern District of New York, and any appellate court from any thereof, and by execution and delivery of this Term Note, the Borrower and the Lender each consent, for itself and in respect of its property, to the exclusive jurisdiction of those courts. To the fullest extent permitted by applicable law, the Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States for the Southern District of New York, and any appellate court from any thereof.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Term Note, are each relying thereon. THE BORROWER, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

[Remainder of page intentionally left blank]

B-2-2

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

B-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

B-2-4

EXHIBIT C

FORM OF NOTICE OF BORROWING

                     , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent under the Credit Agreement referred to below

One Boston Place, 19th Floor

Boston, MA 02108

Attention: BJ’s Wholesale Club, Inc. – Loan Servicer

Facsimile: (866) 358-0023

Re: BJ’s Wholesale Club, Inc.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement and, in connection therewith, sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(a) The date of the Proposed Borrowing is                      ,         (the “Funding Date”) (which shall be a Business Day).

(b) The aggregate amount of the Proposed Borrowing is $            .

(c) $                of the Proposed Borrowing shall be composed of Base Rate Loans and $                of the Proposed Borrowing shall be composed of Eurocurrency Rate Loans with an Interest Period of              months (such Interest Period to comply with the provisions of the definition of “Interest Period”).1

(d) The Class of the Proposed Borrowing shall be [Term Loans]/[Revolving Loans].2

[1]	Edit, as applicable, to the extent that the Proposed Borrowing will be comprised entirely of Base Rate Loans or Eurocurrency Loans.
[2]	Delete as applicable.

(e) [Borrower represents and warrants that the Borrower and its Subsidiaries (taken as a whole) are Solvent after giving effect to such Proposed Borrowing and the use of proceeds thereof.]3

The undersigned hereby represents and warrants that the conditions set forth in Section 4.2(b) of the Credit Agreement shall be satisfied on the Funding Date both immediately before and immediately after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom.

[Remainder of page intentionally left blank]

[3]	For any Borrowing the proceeds of which shall be used to fund a Restricted Payment.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF SWING LOAN REQUEST

                 ,

Wells Fargo Bank, National Association

as Administrative Agent under the Credit Agreement referred to below

One Boston Place, 19th Floor

Boston, MA 02108

Attention: BJ’s Wholesale Club, Inc. – Loan Servicer

Facsimile: (866) 358-0023

Re: BJ’s Wholesale Club, Inc.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.3(b) of the Credit Agreement that the undersigned hereby requests that the Swing Loan Lender make Swing Loans available to the Borrower under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Swing Loans (the “Proposed Advance”) as required by Section 2.3(b) of the Credit Agreement:

(a) The date of the Proposed Advance is                      , 20     (the “Funding Date”) (which shall be a Business Day).

(b) The aggregate amount of the Proposed Advance is $                     .

[Borrower represents and warrants that the Borrower and its Subsidiaries (taken as a whole) are Solvent after giving effect to such Proposed Borrowing and the use of proceeds thereof.]1

The undersigned hereby represents and warrants that the conditions set forth in Section 4.2(b) of the Credit Agreement shall be satisfied on the Funding Date both immediately before and immediately after giving effect to the Proposed Advance and to the application of the proceeds therefrom.

[Remainder of page intentionally left blank]

[1]	For any Borrowing the proceeds of which shall be used to fund a Restricted Payment.

D-1

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

                         , 20

[Name of Issuer], as an Issuer

under the Credit Agreement referred to below

Wells Fargo Bank, National Association

as Administrative Agent under the Credit Agreement referred to below

One Boston Place, 19th Floor

Boston, MA 02108

(617) 854-7279

Attention: BJ’s Wholesale Club, Inc.

Re: BJ’s Wholesale Club, Inc.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.4(c) of the Credit Agreement, that the undersigned requests the issuance of a Letter of Credit by [Name of Issuer] in the form of a [standby] [documentary] letter of credit [for its own account] [for the account of a Restricted Subsidiary of the Borrower] for the benefit of [Name of Beneficiary], in the amount of $                 to be issued on                      , 20     (the “Issue Date”) and having an expiration date of                          , 20     (which day shall be a Business Day).

The undersigned hereby represents and warrants that the conditions set forth in Section 4.2(b) of the Credit Agreement shall be satisfied on the Issue Date both immediately before and immediately after the proposed issuance.

[Remainder of page intentionally left blank]

E-1

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF CONVERSION OR CONTINUATION

                         , 20

Wells Fargo Bank, National Association

as Administrative Agent under the Credit Agreement referred to below

One Boston Place, 19th Floor

Boston, MA 02108

Attention: BJ’s Wholesale Club, Inc. – Loan Servicer

Facsimile: (866) 358-0023

Re: BJ’s Wholesale Club, Inc.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.11(a) of the Credit Agreement that the undersigned hereby requests a [conversion on                          , 20    ] [continuation] of $[            ] in principal amount of presently outstanding [Revolving] [Term] Loans that are [Base Rate Loans] [Eurocurrency Rate Loans having an Interest Period ending on                          , 20    ][to] [as] [Base Rate] [Eurocurrency Rate] Loans. [The Interest Period for such amount requested to be converted to or continued as Eurocurrency Rate Loans is          month[s]).

[Remainder of page intentionally left blank]

F-1

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

F-2

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

FORM OF GUARANTY

Please see attached.

G-1

On File with the Administrative Agent.

EXHIBIT I

FORM OF SECURITY AGREEMENT

Please see attached.

I-1

On File with the Administrative Agent.

EXHIBIT J

FORM OF BORROWING BASE CERTIFICATE

Please see attached.

J-1

On File with the Administrative Agent.

EXHIBIT K

FORM OF INTERCREDITOR AGREEMENT

Please see attached.

K-1

On File with the Administrative Agent.

L-2

EXHIBIT L

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [                    ,         ] (as from time to time amended, amended and restated, modified, replaced or supplemented in accordance with the terms hereof, this “Intercompany Subordination Agreement”), is made and entered into by and among each of the undersigned Loan Parties, to the extent a borrower from time to time (in such capacity for the purposes of this Agreement, an “Obligor”) from any other entity listed on the signature page which is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”).

RECITALS

Reference is made to (i) that Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent thereunder (in such capacity, including any successor thereto, the “Agent”), and each lender from time to time party thereto (together with each other secured party thereunder, collectively, the “Secured Parties”), and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

B. All Indebtedness of each Obligor that is a Loan Party to each Subordinated Creditor that is not a Loan Party now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”. Indebtedness owed to a Subordinated Creditor by any Obligor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Obligor.

C. This Intercompany Subordination Agreement is entered into pursuant to Sections 9.3(b)(ii) and 9.3(d) of the Credit Agreement and delivered in connection therewith.

SECTION 1. Subordination.

(a) Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents, including, without limitation, where applicable, such Obligor’s guarantee thereof (the “Senior Indebtedness”).

(b) For the purposes of this Intercompany Subordination Agreement, (A) the Obligations shall not be deemed to have been paid in full until the later of: (i) the payment in full in cash of the Obligations and all other amounts (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Hedge Agreements and Cash Management Services as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made and (z) Letter of Credit Obligations which have been Cash Collateralized or back-stopped by a letter of credit as provided for in the Credit Agreement) payable under the Credit Agreement and the other Loan Documents and (ii) the Scheduled Termination Date.

(c) A Subordinated Creditor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subordinated Creditor ceases to be a Subsidiary of the Borrower.

SECTION 2. Events of Subordination.

(a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Senior Indebtedness before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities, but other than (A) equity securities or (B) debt securities of such Obligor that are subordinated, to at least the same extent as the Subordinated Debt hereunder, to the payment of all Senior Indebtedness then outstanding) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full in cash.

(b) If any Event of Default has occurred and is continuing under the Credit Agreement and after notice from the Agent to each Subordinated Creditor (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 10.1(f) of the Credit Agreement), then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, until (x) the Senior Indebtedness shall have been paid in full in cash or (y) such Event of Default shall have been cured or waived, unless (i) with respect to an Event of Default arising under Section 10.1(f) of the Credit Agreement, as otherwise agreed in writing by the Agent, or (ii) with respect to any other Event of Default, as otherwise agreed, in the Agent’s reasonable discretion, in writing by the Agent providing the applicable notice for the Credit Agreement.

(c) [Reserved].

(d) Except as otherwise set forth in Sections 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt.

SECTION 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i) the Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent and of the other Secured Parties hereunder; and

(ii) each Subordinated Creditor shall duly and promptly take such action as the Agent may reasonably request (A) to collect the Subordinated Debt for the account of the Agent and of the other Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Agent such powers of attorney, assignments, or other instruments as the Agent may request in order to enable the Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Agent and of the other Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Agent for the account of the Agent and of the other Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness, as applicable in accordance with the terms of the Credit Agreement.

(c) The Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not such Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Agent or the other Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full in cash (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Hedge Agreements and Cash Management Services agreements as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made and (z) Letter of Credit Obligations which have been Cash Collateralized or back stopped by a letter of credit as provided for in the Credit Agreement).

SECTION 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agent or any other Secured Parties to exercise and enforce its rights and remedies hereunder.

SECTION 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will except as permitted under the Credit Agreement:

(a) sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Intercompany Subordination Agreement; or

(b) permit the terms of any of the Subordinated Debt to be changed in such a manner as to have a material adverse effect upon the rights or interests of the Agent or any Lender hereunder.

SECTION 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8. Obligations Hereunder Not Affected. All rights and interests of the Agent and the other Secured Parties hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a) any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Indebtedness or any part thereof;

(b) any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Senior Indebtedness;

(c) the application of security and directing the order or manner of sale thereof as the Agent and other Secured Parties in their sole discretion may determine;

(d) the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Indebtedness;

(e) the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Obligor or which, but for this Section 8, might operate as a discharge of such Obligor;

(f) any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor or a Subordinated Creditor;

(g) any defense based on any claim that such Obligor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any other Obligor or any other subordinated creditor, as applicable;

(h) the benefit of any statute of limitations affecting such Obligor’s or Subordinated Creditor’s liability hereunder;

(i) any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j) any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(k) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that the Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11. Expenses. The Agent is entitled to the benefits of Section 12.3 of the Credit Agreement with respect to reasonable out-of-pocket cost and expenses incurred in connection with the preparation, negotiation and execution of this Intercompany Subordination Agreement.

SECTION 12. Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.8 of the Credit Agreement. All communications and notice hereunder to an Obligor other than the Borrower shall be given in care of the Borrower.

SECTION 13. No Waiver; Remedies. No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 15. Governing Law; Jurisdiction; Etc. (a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 16. Counterparts; Effectiveness. This Intercompany Subordination Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Intercompany Subordination Agreement shall become effective when it shall have been executed by the Borrower, the Obligors, the Subordinated Creditors and the Agent and thereafter shall be binding upon and inure to the benefit of each Obligor, each Subordinated Creditor, the Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 6 hereof. Delivery of an executed counterpart of a signature page of this Intercompany Subordination Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Intercompany Subordination Agreement.

SECTION 17. Intercreditor Agreement. The terms and provisions of this Intercompany Subordination Agreement are subject to the Intercreditor Agreement, to the extent applicable.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Borrower each has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

OBLIGORS:

BEACON HOLDING INC.

By:
Name:
Title:

BJME OPERATING CORP.

By:
Name:
Title:

BJNH OPERATING CO., LLC

By:
Name:
Title:

NATICK REALTY, INC.

By:
Name:
Title:

SUBORDINATED CREDITORS:

CWC BEVERAGES CORP.

By:
Name:
Title:

JWC BEVERAGES CORP.

By:
Name:
Title:

MORMAX BEVERAGES CORP.

By:
Name:
Title:

MORMAX CORPORATION

By:
Name:
Title:

NATICK GA BEVERAGE CORP.

By:
Name:
Title:

YWC BEVERAGE CORP.

By:
Name:
Title:

NATICK FIFTH REALTY CORP.

By:
Name:
Title:

NATICK NH HOOKSETT REALTY CORP.

By:
Name:
Title:

NATICK NJ 1993 REALTY CORP.

By:
Name:
Title:

NATICK NJ FLEMINGTON REALTY CORP.

By:
Name:
Title:

NATICK NJ MANAHAWKIN REALTY CORP.

By:
Name:
Title:

NATICK NJ REALTY CORP.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [                         , 201    ] (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of February 3, 2017 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), the Subordinated Creditors and Obligors from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent under the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT M

FORM OF SOLVENCY CERTIFICATE

of

BJ’S WHOLESALE CLUB, INC.

AND ITS SUBSIDIARIES

[                         ], 2017

Pursuant to Section 4.1(a)(viii) of that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto, the undersigned, solely in the undersigned’s capacity as [chief financial officer] of the Borrower, hereby certifies, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his knowledge, as of the Restatement Effective Date, after giving effect to the Transactions (including the making of the Loans and other extensions of credit under the Credit Agreement on the Restatement Effective Date and the application of the proceeds thereof):

(a) the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

EXHIBIT N

[RESERVED]

N-1

EXHIBIT O-1

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal

Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

                                              (the “Foreign Lender”) is providing this certificate pursuant to Section 3.1(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1.	The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

2.	The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code.

3.	The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4.	The Foreign Lender is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

O-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of                     , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

O-1-2

EXHIBIT O-2

FORM OF NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal

Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

                                          (the “Foreign Lender”) is providing this certificate pursuant to Section 3.1(b) of the Credit Agreement.

The Foreign Lender hereby represents and warrants that:

1.	The Foreign Lender is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate.

2.	The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code.

3.	The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4.	The Foreign Lender is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

O-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the         day of                     , 20    .

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

O-2-2

EXHIBIT O-3

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S.

Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

                                          (the “Foreign Participant”) is providing this certificate pursuant to Sections 3.1(b) and 12.2(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1.	The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate.

2.	The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Code.

3.	The Foreign Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

4.	The Foreign Participant is not a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

O-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the          day of                     , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

O-3-2

EXHIBIT O-4

FORM OF NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal

Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation, Wells Fargo Bank, National Association, as Administrative Agent under the Loan Documents, and each Lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

                                          (the “Foreign Participant”) is providing this certificate pursuant to Sections 3.1(b) and 12.2(d) of the Credit Agreement.

The Foreign Participant hereby represents and warrants that:

1.	The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate.

2.	The Foreign Participant’s partners/members are the sole beneficial owners of the participation.

3.	Neither the Foreign Participant nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Code.

4.	None of the Foreign Participant’s partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.	None of the Foreign Participant’s partners/members is a controlled foreign corporation within the meaning of Section 881(c)(3)(C) of the Code related to the Borrower within the meaning of Section 864(d) of the Code.

[Signature Page Follows]

O-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the      day of             , 20    .

[NAME OF FOREIGN PARTICIPANT]

By:

Name:
Title:

O-4-2

EXHIBIT P

FORM OF COMPLIANCE CERTIFICATE

[            , 20    ]

Reference is made to the Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 7.2(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Fiscal Year ended [                 , 20    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP, which report and opinion have been prepared in accordance with generally accepted auditing standards and are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]1

2. [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended [                 , 20    ], and the related (i) condensed consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail (collectively, the “Financial Statements”), together with management’s discussion and analysis describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the

[1]	To be included if accompanying annual financial statements only.

adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]2

3. [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 7.1(d) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]3

4. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5. [Attached hereto as Schedule 1 is a reasonably detailed calculation of the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]

6. [Attached hereto as Schedule 2 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the applicable period ended [                 , 20    ] by or on behalf of, Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement.]

7. [Attached hereto is the information required to be delivered pursuant to Section 7.2(d) of the Credit Agreement.]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[2]	To be included if accompanying quarterly financial statements only.
[3]	To be included only in annual compliance certificate (beginning with the fiscal year ending January 28, 2017).

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of BJ’s Wholesale Club, Inc., and not in his or her personal or individual capacity and without personal or individual liability, has executed this certificate for and on behalf of BJ’s Wholesale Club, Inc. and has caused this certificate to be delivered as of the date first set forth above.

BJ’S WHOLESALE CLUB, INC.

By:

Name:
Title:

FINANCIAL COVENANTS SUMMARY

A.	FIXED CHARGE COVERAGE RATIO

Test Period covered by the calculations below: [                 , 20    ] to [                 , 20    ].

Consolidated EBITDA: See item A(1)(d) of Schedule I attached hereto:	$

Capital Expenditures: See item A(2)(a)(iii) of Schedule I attached hereto:	$

Cash Taxes: See item A(2)(b) of Schedule I attached hereto:	$

Fixed Charges See item A(3)(c) of Schedule I attached hereto	$

Fixed Charge Coverage Ratio: (Consolidated EBITDA minus Capital Expenditures minus Cash Taxes) divided by (Fixed Charges) for the test period (See Fixed Coverage Ratio on Schedule I attached hereto):	:1:00

B.	NET CASH PROCEEDS

With respect to any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement during the applicable period ended [                 , 20    ]:

Net Cash Proceeds: See item B(III) on Schedule 2 attached hereto:	$

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Test Period covered by the calculations below: [                 , 20    ] to [                 , 20    ].

Fixed Charge Coverage Ratio for the Test Period is :         : 1:00.

A.	Fixed Charge Coverage Ratio

1)	Consolidated EBITDA

Consolidated Net Income:

(i).	the net income (loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, excluding, without duplication:	$

a.	any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges; provided that the aggregate amount of cash losses excluded pursuant to this item (A)(1)(a)(i)(a) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(a)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this item (A)(1)(a)(i)(a) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this item (A)(1)(a)(i)(a) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(a))	$

b.	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP	$

c.	effects of adjustments (including the effect of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and

	equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes	$

d.	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations; provided that the aggregate amount of cash losses excluded pursuant to this item (A)(1)(a)(i)(d) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(d)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this item (A)(1)(a)(i)(d) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this item (A)(1)(a)(i)(d) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(d))	$

e.	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of the Borrower and its Restricted Subsidiaries other than in the ordinary course of business, as determined in good faith by the Borrower	$

f.	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Borrower or a Restricted Subsidiary thereof in respect of such period	$

g.	(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts

	for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments	$

h.	any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$

i.	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$

j.	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

k.	any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded	$

Consolidated Net Income (item (A)(1)(a)(i) minus the sum of items (A)(1)(a)(i)(a) through (k))	$

b) increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i).	provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of the Borrower and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income	$

(ii).	(A) total interest expense of the Borrower and its Restricted Subsidiaries for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income	$

(iii).	Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income	$

(iv).	any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Credit Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing Consolidated Net Income	$

(v).	the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Effective Date or (B) the closing of any Stores or distribution centers after the Effective Date; provided that the aggregate amount of cash charges added pursuant to this item (A)(1)(b)(vi) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(vi))	$

(vi).	the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development after the Effective Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that the aggregate amount of all foregoing cash items added pursuant to this item (A)(1)(b)(vi) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(vi))	$

(vii).	any other non-cash charges including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(viii).	the amount of any minority interest expense deducted in calculating Consolidated Net Income	$

(ix).	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 9.8 of the Credit Agreement and deducted in such period in computing Consolidated Net Income	$

(x).	the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or reasonably expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this item (A)(1)(b)(x) for any Test Period shall not exceed, after the Effective Date, the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(x))	$

(xi).	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(1)(c) below for any previous period and not added back	$

(xii).	any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with

	cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests)	$

(xiii).	any fees, premiums, expenses or charges incurred or paid in connection with the Credit Agreement and the Transactions (including the Restatement Effective Date Dividend), in each case, deducted in computing Consolidated Net Income	$

c)	decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i).	any non-cash gains increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)	$

(ii).	any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

(iii).	the amount of cash payments made during such Test Period on account of any non-cash charge which was added back to the calculation of Consolidated EBITDA in any prior period pursuant to item (A)(1)(b)(v) above solely to the extent that (A) the aggregate amount of such cash payments during such Test Period plus (B) the aggregate amount of cash charges added back pursuant to item (A)(1)(b)(v) above during such Test Period exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(c)(iii))	$

d)	Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(1)(b)(i) through (xii) minus the sum of items (A)(1)(c)(i) through (iii)) $

2)	Capital Expenditures

a)	(i). all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP	$

(ii).	the value of all assets under Capitalized Leases incurred by the Borrower and its Restricted Subsidiaries during such period	$

provided that Capital Expenditures shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Loans pursuant to Section 2.9(b) of the Credit Agreement or the loans under the First Lien Term Facility or the Second Lien Term Facility, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (v) expenditures to the extent constituting any portion of a Permitted Acquisition, (vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to such sale-leaseback transaction or (viii) expenditures financed with the proceeds of an issuance of Equity Interests of the Borrower or a capital contribution to the Borrower or Indebtedness permitted to be incurred under the Credit Agreement

Capital Expenditures

(iii).	the sum of items (A)(2)(a)(i) and (ii)

$

	Cash Taxes	$

c)	item (A)(1)(d) minus item (A)(2)(a)(iii) minus item (A)(2)(b)	$

3)	Fixed Charges

with respect to the Borrower and Restricted Subsidiaries for any Test Period, the sum, determined on a Consolidated basis, of:

a)	Consolidated Net Cash Interest Expense

(i).	with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, determined in accordance with GAAP, total interest expense paid or payable in cash in such period (including that attributable to obligations with respect to Capitalized Leases in accordance with GAAP in effect on the Effective Date but excluding any imputed interest as a result of purchase accounting) of the Borrower and its Restricted Subsidiaries on a Consolidated basis and all commissions, discounts and other fees and charges owed with respect to Indebtedness of the Borrower and its Restricted Subsidiaries	$
provided that Consolidated Net Cash Interest Expense shall not include (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) penalties and interest related to taxes
(ii).	interest income of the Borrower and its Restricted Subsidiaries actually received in cash during such period after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to interest rate Swap Contracts.	$

Consolidated Net Cash Interest Expense

(iii).	item (A)(3)(a)(i) minus item (A)(3)(a)(ii)	$

b)	Scheduled payments of principal on Indebtedness for borrowed money of the Borrower and Restricted Subsidiaries due and payable during such period	$

Fixed Charges

c)	the sum of item (A)(3)(a)(iii) and item (A)(3)(b)	$

Fixed Charge Coverage Ratio

item (2)(c) divided by item (3)(c)
1.00

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

B.	Net Cash Proceeds

With respect to any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement during the applicable period ended [                  , 20    ]:

I.	The sum of cash and Cash Equivalents received in connection with such Dispositions (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received)	$
II.	The sum of:

a.	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Dispositions and that is required to be repaid in connection with such Dispositions (other than Indebtedness under the Loan Documents, the First Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the First Lien Term Facility Documentation or the Second Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the Second Lien Term Facility Documentation)	$

b.	the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Dispositions	$

c.	taxes or distributions made pursuant to Section 9.6(g)(i) and (g)(iii) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)	$

d.	in the case of any Disposition by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (d)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof	$

R-13

e.	any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (e)	$

III.	Net Cash item (B)(I) minus the sum of items (B)(II)(a) Proceeds: through (e)	$